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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
LOEHMANN'S HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Preliminary Copy—Subject to Completion

                    , 2004

Dear Stockholder:

        You are cordially invited to attend a special meeting of stockholders of Loehmann's Holdings Inc. to be held at Loehmann's Holdings Inc., 2500 Halsey Street, Bronx, New York on                         , 2004, at    a.m., local time.

        At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 22, 2004, by and among Loehmann's Holdings Inc., Designer Apparel Holding Company and DAH Merger Corporation, as amended by Amendment No. 1 thereto, dated July 12, 2004, and the related merger. Pursuant to the merger, you will be entitled to receive $23.00 in cash, without interest, for each of your shares of Loehmann's common stock. At the special meeting, you will also be asked to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement proposal.

        The Loehmann's board of directors formed a special committee of independent directors to avoid any potential conflict of interest in evaluating the fairness to Loehmann's stockholders of the proposed merger, to consider and negotiate the terms and conditions of the proposed merger and to make a recommendation to the board of directors on the proposed merger. The members of the special committee are William J. Fox and Joseph Nusim, and each is a director and Co-Chairman of the board of directors of Loehmann's. Messrs. Fox and Nusim are not employees of Loehmann's.

        The board of directors and the special committee received an oral opinion (which was subsequently confirmed in writing) from Peter J. Solomon Company, financial advisor to the special committee, that as of April 22, 2004, the price of $23.00 per share in cash was fair to Loehmann's stockholders from a financial point of view. The Peter J. Solomon Company fairness opinion is subject to various considerations, assumptions and limitations described in such opinion, a copy of which is attached as Appendix B to the accompanying proxy statement.

        The board of directors of Loehmann's, acting on the unanimous recommendation of the special committee, has unanimously approved and authorized the merger agreement and the related merger. The special committee and the full board of directors believe that the terms and provisions of the merger agreement and the related merger are substantively and procedurally fair to and in the best interests of Loehmann's and its unaffiliated stockholders, and that the merger is advisable. Therefore, the board of directors recommends that you vote FOR approval and adoption of the merger agreement and the related merger. The board of directors also recommends that you vote FOR the approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the related merger if there are not sufficient votes for approval and adoption of the merger agreement and the related merger at the special meeting.

        The enclosed proxy statement describes the merger agreement, the proposed merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about Loehmann's from documents filed with the Securities and Exchange Commission.

        The merger cannot occur unless the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the shares of Loehmann's outstanding common stock entitled to vote at the special meeting. Loehmann's stockholders owning approximately 32.7% of Loehmann's outstanding common stock as of the record date have already agreed in writing to vote in favor of the merger agreement proposal.

        Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by delivering your proxy via telephone or via the Internet as described in the instructions to the enclosed proxy card. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the merger agreement and the related merger and any adjournment or postponement of the special meeting. You may revoke your proxy at any time before it is voted by submitting a written revocation of your proxy or a later-dated proxy to the Secretary of Loehmann's, by attending the special meeting and voting in person or by submitting a proxy on a later date via telephone or via the Internet. However, if you do not return the proxy, vote in person at the special meeting or deliver your proxy via telephone or via the Internet, the effect will be the same as a vote against the merger agreement proposal and will have no effect on any proposal to adjourn or postpone the special meeting. If you have any questions or require assistance voting your shares, please call D. F. King & Co., Inc., who is assisting us, toll-free at (888) 605-1957.

        On behalf of the board of directors, I thank you for your continued support.

                      Sincerely,

                      Robert N. Friedman
                      President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is first being mailed to stockholders on or about                        , 2004.

Preliminary Copy—Subject to Completion

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                , 2004

        NOTICE IS HEREBY GIVEN THAT a special meeting of the stockholders of Loehmann's Holdings Inc., a Delaware corporation, will be held at Loehmann's Holdings Inc., 2500 Halsey Street, Bronx, New York on                        , 2004, at    a.m., local time, to consider and vote on the following matters described in this notice and the accompanying proxy statement:

  •
  To approve and adopt the Agreement and Plan of Merger, dated as of April 22, 2004, by and among Loehmann's Holdings Inc., Designer Apparel Holding Company and DAH Merger Corporation, as amended by Amendment No. 1 thereto, dated July 12, 2004, and the related merger;

  •
  To adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement proposal; and

  •
  To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Only stockholders of record on the close of business on            , 2004 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of stockholders will be available for inspection by stockholders of record during business hours at Loehmann's Holdings Inc., 2500 Halsey Street, Bronx, New York 10461, for ten days prior to the date of the special meeting and will also be available at the special meeting.

        The board of directors of Loehmann's, acting upon the unanimous recommendation of a special committee of the board of directors, has unanimously approved and authorized the merger agreement and the related merger and recommends that you vote FOR approval and adoption of the merger agreement and the related merger. The special committee and the full board of directors believe that the terms and provisions of the merger agreement and the related merger are substantively and procedurally fair to and in the best interests of Loehmann's and its unaffiliated stockholders, and that the merger is advisable. The board of directors also recommends that you vote FOR the approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the related merger if there are not sufficient votes for approval and adoption of the merger agreement and the related merger at the special meeting.

        Loehmann's stockholders who do not vote in favor of approval and adoption of the merger agreement and the related merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See "Special Factors—Dissenters' Rights of Appraisal" beginning on page 68 of the enclosed proxy statement and Appendix C to the enclosed Proxy Statement.

        We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided or by delivering your proxy via telephone or via the Internet as described in the instructions to the enclosed proxy card so that your shares may be represented at the special meeting. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement.

                      By Order of the Board of Directors

                      Robert Glass
                      Chief Operating Officer,
                      Chief Financial Officer and Secretary

            , 2004
Bronx, New York

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE MERGER TRANSACTION	13
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	18
THE SPECIAL MEETING	19
GENERAL	19
MATTERS TO BE CONSIDERED	19
RECORD DATE; VOTING RIGHTS	19
QUORUM	19
REQUIRED VOTE	19
PROXIES; REVOCATION	20
SOLICITATION OF PROXIES	21
THE COMPANIES	22
LOEHMANN'S	22
DAHC	22
DAH MERGER CORPORATION	22
FIIB	23
CRESCENT	24
SPECIAL FACTORS	25
GENERAL DESCRIPTION OF THE MERGER	25
BACKGROUND OF THE MERGER	25
POSITION OF LOEHMANN'S AS TO THE FAIRNESS OF THE MERGER; RECOMMENDATION BY THE LOEHMANN'S BOARD OF DIRECTORS	32
POSITION OF MESSRS. FRIEDMAN AND GLASS AS TO THE FAIRNESS OF THE MERGER	39
POSITION OF THE INVESTOR GROUP AS TO THE FAIRNESS OF THE MERGER	39
PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE MERGER	42
OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR	46
PLANS FOR LOEHMANN'S AFTER THE MERGER	53
FINANCIAL PROJECTIONS	53
FINANCING OF THE MERGER	55
RISKS THAT THE MERGER WILL NOT BE COMPLETED	59
CONDUCT OF THE BUSINESS OF LOEHMANN'S IF THE MERGER IS NOT COMPLETED	60
INTERESTS OF LOEHMANN'S DIRECTORS AND OFFICERS IN THE MERGER	60
REGULATORY REQUIREMENTS	65
ESTIMATED FEES AND EXPENSES	65
PRIOR PUBLIC OFFERINGS AND PRIOR STOCK PURCHASES	66
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	66
DISSENTERS' RIGHTS OF APPRAISAL	68
THE MERGER AGREEMENT	71
THE MERGER; MERGER CONSIDERATION	71
DISSENTING SHARES	71
CHARTER, BYLAWS, DIRECTORS AND OFFICERS	72
PAYMENT PROCEDURES	72
TREATMENT OF OPTIONS	72
REPRESENTATIONS AND WARRANTIES	73
COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER	73
COMMERCIALLY REASONABLE EFFORTS	74
PUBLIC ANNOUNCEMENTS	74

BANKRUPTCY	75
RECOMMENDATION OF THE BOARD OF DIRECTORS	75
NO SOLICITATION OF ACQUISITION PROPOSALS	75
EMPLOYEE BENEFITS	76
STOCKHOLDER LITIGATION	76
INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE	76
CONDITIONS TO THE MERGER	77
MATERIAL ADVERSE EFFECT	78
TERMINATION OF THE MERGER AGREEMENT	78
EFFECT OF TERMINATION	79
TERMINATION FEE; EXPENSES	79
AMENDMENT; WAIVER	80
WAIVER OF CLAIMS	80
GOVERNING LAW	80
THE VOTING AGREEMENTS	81
MARKET PRICE AND DIVIDEND INFORMATION	82
SELECTED HISTORICAL FINANCIAL INFORMATION	83
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	84
DIRECTORS AND EXECUTIVE OFFICERS	86
LOEHMANN'S	86
DAHC AND DAH MERGER CORPORATION	87
FIIB	88
CRESCENT	92
CERTAIN LITIGATION	94
OTHER MATTERS	94
STOCKHOLDER PROPOSALS	94
WHERE YOU CAN FIND MORE INFORMATION	95
Appendix A—Agreement and Plan of Merger, dated as of April 22, 2004, by and among
Loehmann's Holdings Inc., Designer Apparel Holding Company and DAH Merger Corporation and Amendment No. 1 thereto	A-1
Appendix B—Opinion of Peter J. Solomon Company	B-1
Appendix C—Section 262 of the Delaware General Corporation Law	C-1
Appendix D—Voting Agreement, dated as of April 22, 2004, by and between Designer Apparel
Holding Company and each of Alpine Associates, A Limited Partnership, Alpine Partners, L.P., Alpine Associates Offshore Fund Ltd. and Palisades Partners, L.P.	D-1

ii

SUMMARY TERM SHEET

        This summary highlights the material information contained elsewhere in this proxy statement and the appendices. We urge you to read the entire proxy statement carefully, including the information incorporated by reference and the appendices.

The Companies (p. 22)

Loehmann's Holdings Inc.
2500 Halsey Street
Bronx, New York 10461
(718) 409-2000

        Loehmann's Holdings Inc., a Delaware corporation, which we refer to as Loehmann's, is the parent company of Loehmann's, Inc., which was founded in 1921 as the "Original Designer Outlet." Loehmann's is a leading national specialty retailer of well known designer and brand name women's fashion apparel, men's furnishings, accessories, and shoes offered at prices that are typically 30% to 65% below department store prices. Loehmann's has a strong brand name, loyal customer base and long-standing relationships with leading designers and vendors of quality merchandise. Loehmann's target customers are relatively affluent women between the ages of 30 and 55 with household incomes greater than $100,000, who are attracted to designer and other name brand merchandise offered at substantial values. Loehmann's currently operates 48 stores in major metropolitan markets located in 17 states and the District of Columbia.

Designer Apparel Holding Company
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, GA 30309
(404) 920-9000

        Designer Apparel Holding Company, a Delaware corporation, which we refer to as DAHC, was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. DAHC has not conducted any activities to date other than (1) those incidental to its formation; (2) entering into the merger agreement; and (3) entering into certain other agreements contemplated thereby. Upon its formation, DAHC was a wholly owned, indirect subsidiary of First Islamic Investment Bank E.C., which we refer to as FIIB. DAHC is currently owned by (1) DAH Holdings Limited, which we refer to as DAH Holdings, an indirect wholly owned subsidiary of FIIB; (2) FIIP Limited, an entity owned by the management of FIIB and Crescent Capital Investments, Inc., which we refer to as Crescent; and (3) certain Cayman Islands entities that are not affiliated with FIIB or Crescent. None of the equity owners of DAHC own a controlling interest in DAHC.

DAH Merger Corporation
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, GA 30309
(404) 920-9000

        DAH Merger Corporation, a Delaware corporation, was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. DAH Merger Corporation has not conducted any activities to date other than (1) those incidental to its formation and (2) entering into the merger agreement. DAH Merger Corporation is currently a wholly owned subsidiary of DAHC. Prior to the merger, however, DAH Merger Corporation may issue additional shares to CBW/Designer Apparel Investors, LLC, which we refer to as the CBW Entity, so that the CBW Entity may hold up to 6.6% of the common stock of DAH Merger Corporation. The

CBW entity will be managed by CBW Capital Management, LLC, an entity under common control with Casas, Benjamin & White LLC, which we refer to as CBW. CBW has served as Crescent's financial advisor in connection with this transaction. Because CBW Capital Management, LLC is under common control with CBW, we consider CBW Capital Management, LLC and the CBW entity, which CBW Capital Management, LLC manages, to be affiliates of CBW.

        The ownership structure of DAH Merger Corporation immediately prior to the completion of the merger will be as follows:

OWNERSHIP STRUCTURE OF DAH MERGER CORPORATION AT CLOSING

        Pursuant to the merger agreement, DAH Merger Corporation will merge with and into Loehmann's with Loehmann's being the surviving corporation upon completion of the merger. Currently, it is expected that the ownership of the surviving corporation upon completion of the merger will be as follows (references to ownership percentages in the surviving corporation on a fully diluted basis in this proxy statement assume (1) all eligible senior managers (as defined below) roll over the maximum permissible number of options into the surviving corporation and (2) all outstanding options (including the additional options that are expected to be granted following the merger), which are expected to represent approximately 15% of the outstanding common stock of the surviving corporation on a fully diluted basis, have been exercised and the warrant to purchase 2% of the common stock of the surviving corporation on a fully diluted basis has been exercised):

  •
  DAHC will own at least approximately 93.4% of the outstanding common stock of the surviving corporation;

  •
  The CBW entity is expected to own up to approximately 6.6% of the outstanding common stock of the surviving corporation.

  •
  Robert N. Friedman, President and Chief Executive Officer of Loehmann's, and Robert Glass, Chief Operating Officer, Chief Financial Officer and Secretary of Loehmann's, will each be rolling over 81,967 of their Loehmann's options into options in the surviving corporation (it is expected that such options will represent approximately 2% of the common stock of the surviving corporation individually, and approximately 4% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis) and will each be granted additional stock options in the surviving corporation that would represent approximately 3.16% of the common stock of the surviving corporation individually, and approximately 6.32% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis;

  •
  At the election of DAHC, the following officers, who we refer to collectively as the senior managers, may, if they qualify as accredited investors, be permitted to roll over a portion of their existing Loehmann's options into options in the surviving corporation: Anthony D'Annibale, Senior Vice President, Merchandise; John Mains, Senior Vice President, Merchandise; Beth Wonski, Senior Vice President, Stores/Database; Frank Lamolino, Senior Vice President, Information Technology; Fred Forcellati, Vice President, Creative Director; Peter Levy, Vice President, Loss Prevention; Richard Morretta, Vice President, Finance; Nancy Straface, Vice President, Human Resources; William Thayer, Vice President, Distribution Center; and Thomas Zambrotta, Vice President, Planning & Allocation. DAHC may permit each such eligible senior manager to elect to roll over up to that number of options representing an aggregate "option value" equal to 10% of the consideration which such senior manager would be entitled to receive in the merger for all of such senior managers' options, with the option value being equal to the difference between $23.00 and the exercise price of the options to be rolled over. The options held by the eligible senior managers which may be rolled over have exercise prices ranging from $2.90 per share to $15.47 per share. If all of the senior managers are permitted to roll over their Loehmann's options, the maximum number of options that they could roll over into options in the surviving corporation would be 71,875 (it is expected that such options would represent approximately 1.8% of the common stock of the surviving corporation in the aggregate on a fully diluted basis);

  •
  It is expected that the senior managers of Loehmann's will be granted additional stock options in the surviving corporation following the merger representing in the aggregate approximately 3% of the common stock of the surviving corporation on a fully diluted basis; and

  •
  An affiliate of CBW will own a warrant to purchase approximately 2% of the common stock of the surviving corporation on a fully diluted basis.

        The following chart sets forth the ownership structure of the surviving corporation on a fully diluted basis following the merger:

OWNERSHIP STRUCTURE OF THE SURVIVING CORPORATION
AFTER THE COMPLETION OF THE MERGER

First Islamic Investment Bank E.C.
P.O. Box 1406, Manama, Bahrain
+ 973.17.218.333

        FIIB, a Bahrain joint stock company, is an investment bank whose primary business consists of arranging and investing in corporate investments, real estate investments and asset-based investments.

Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th floor
Atlanta, GA 30309
(404) 920-9000

        Crescent, a Delaware corporation, is an indirect wholly owned subsidiary of FIIB that (1) identifies opportunities for FIIB and its co-investors to acquire interests in operating companies; (2) structures and advises FIIB and its co-investors with respect to investments in real estate and asset based investments; and (3) provides management and strategic advice to such operating companies and joint venture vehicles.

        We refer to DAHC, DAH Merger Corporation, FIIB and Crescent as the investor group.

Transaction Structure

        The principal steps that will accomplish the proposed merger are as follows:

  •
  The Financing.    FIIB has made to Loehmann's a written commitment, subject to certain conditions described on page 56, to provide up to $85 million in equity financing for the merger (indirectly through DAHC). FIIB expects that this financing will be provided in part through funds raised in an offering to non-U.S. persons unaffiliated with FIIB, in part from FIIP Limited, a Cayman Islands entity owned by management of FIIB and Crescent, and in part from the CBW entity, as described below. FIIB's obligations to satisfy its equity commitment, however, are not contingent on the provision by these other sources of the expected amounts of financing and the merger agreement is not subject to a financing condition. At closing, a number of Cayman Islands entities, which we refer to as the Non-Voting Cayman Entities, will be formed and interests in these entities will be sold through an offering to non-U.S. persons unaffiliated with FIIB to raise funds for the transaction. In connection with the offering, DAHC will issue non-voting common stock to the Non-Voting Cayman Entities. Approximately 4% of the committed financing will be provided by FIIP Limited, and FIIB, through DAH Holdings, expects to provide approximately $8.1 million of the financing. Together with DAH Holdings, FIIP Limited and the Non-Voting Cayman Entities will own all of the non-voting common stock of DAHC which at closing will represent a 98% equity interest in DAHC. Certain other Cayman Islands entities, which we refer to as the Voting Cayman Entities, own 100% of the voting common stock of DAHC which at closing will represent a 2% equity interest in DAHC. FIIP Limited will hold approximately a 4% interest in DAHC, and it is currently expected that FIIB will maintain a 10% indirect interest in DAHC. However, depending on the amount of funds raised through the sale of interests in the Non-Voting Cayman Entities, FIIB may reduce its indirect interest in DAHC or provide additional funds resulting in FIIB's ownership of an increased indirect interest in DAHC. In addition, DAH Merger Corporation is expected to issue equity interests of up to $5 million to the CBW entity.

            DAHC has received, subject to certain conditions, a written commitment from The CIT Group/Business Credit, Inc. and The CIT Group/Commercial Services, Inc., which we collectively refer to as CIT, and Silver Point Finance, LLC, which we refer to as Silver Point, pursuant to which debt financing of approximately $125 million will be available and of which it is expected that $100 million will be used to consummate the merger. DAHC may also pursue mezzanine financing of up to $10 million, which would reduce the amount of DAHC's equity investment in the transaction. As a potential alternative to the debt financing to be provided by

    CIT and Silver Point and the mezzanine financing, DAHC may finance the transaction through the issuance of senior secured notes in an offering exempt from the registration requirements of the Securities Act of 1933, which we refer to as the Securities Act. We refer to this alternative financing as the high yield financing. There are currently no commitments, agreements, arrangements or understandings with respect to the terms of the high yield financing. If the transaction is financed through the high yield financing, it is expected that CIT will provide Loehmann's Operating Company, a subsidiary of Loehmann's, which we refer to as Loehmann's Operating Co., with a secured revolving credit facility in the amount of up to $50 million. This revolving credit facility would be used to provide working capital only and would not be used to finance the transaction.

  •
  The Merger.    DAH Merger Corporation will merge with and into Loehmann's, with Loehmann's being the surviving corporation and becoming a subsidiary of DAHC. After the merger, Loehmann's will be a privately-held company directly owned by DAHC and the CBW entity, and Loehmann's stockholders will no longer have any interest in, and will not participate in, any future earnings or growth of Loehmann's. Upon completion of the merger, none of Messrs. Friedman and Glass and the senior managers will own any of the surviving corporation's common stock; however, Messrs. Friedman and Glass will roll over a portion of their Loehmann's options into options to acquire the common stock of the surviving corporation and will be granted additional stock options to acquire common stock of the surviving corporation. In addition, DAHC may elect to permit eligible senior managers to roll over a portion of their Loehmann's options into options to acquire common stock of the surviving corporation and it is expected that the senior managers will be granted additional stock options to acquire common stock in the surviving corporation.

        The proposed merger, assuming such merger is completed, will result in:

  •
  The right to receive $23.00 per share in cash for each share of Loehmann's common stock that you own, unless you seek and perfect your appraisal rights, and the cancellation and retirement of each such share;

  •
  Cancellation of Loehmann's common stock owned by Loehmann's as treasury stock;

  •
  Conversion of each share of common stock of DAH Merger Corporation into one share of common stock of the surviving corporation;

  •
  Cancellation of each outstanding option to acquire common stock, other than certain options held by Messrs. Friedman and Glass and possibly the eligible senior managers, in exchange for the right to receive the excess of $23.00 over the exercise price of such option; and

  •
  DAHC and the CBW entity owning all of the outstanding common stock of the surviving corporation.

Determination with Respect to Fairness; Recommendation of Loehmann's Board of Directors; Factors Considered by the Special Committee and the Board of Directors (p. 32)

        The board of directors and the special committee believe that the terms of the proposed merger and the terms and provisions of the merger agreement are substantively and procedurally fair to and in the best interests of Loehmann's and its unaffiliated stockholders, and that the merger is advisable. The board of directors unanimously recommends that the stockholders vote FOR approval and adoption of the merger agreement and the related merger. The special committee and the board of directors made their determination as to the fairness of the proposed merger on April 22, 2004 in connection with the approval of the merger agreement and did not update their fairness determination in connection with the amendment to the merger agreement or other events subsequent to the execution of the merger agreement. See "Special Factors—Background of the Merger" beginning on page 25.

        The board of directors, in making its determination to approve and recommend the merger agreement and the related merger, has considered, among other factors, the following:

  •
  The special committee's unanimous determination that the merger agreement and the related merger are substantively and procedurally fair to and in the best interests of Loehmann's stockholders; and

  •
  The special committee's unanimous recommendation to the board of directors that the merger agreement and the related merger be approved.

        In making such determinations, the board of directors and the special committee considered:

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  The financial presentation of Peter J. Solomon Company, which we refer to as PJSC, and PJSC's oral opinion (which was subsequently confirmed in writing) that the $23.00 per share price was fair to Loehmann's stockholders from a financial point of view; and

  •
  The additional factors described in detail under "Special Factors—Position of Loehmann's as to the Fairness of the Merger; Recommendation by the Loehmann's Board of Directors" beginning on page 32.

Position of Messrs. Friedman and Glass as to the Fairness of the Merger (p. 32)

        Messrs. Friedman and Glass have adopted the board of directors' and the special committee's analyses with respect to the procedural and substantive fairness of the transaction and have concluded based on such analyses that the terms and conditions of the merger are substantively and procedurally fair to Loehmann's unaffiliated stockholders even though the transaction was not structured to require the approval of a majority of Loehmann's unaffiliated stockholders and a majority of directors who are not employees of Loehmann's did not retain an unaffiliated representative to act on behalf of Loehmann's unaffiliated stockholders.

Position of the Investor Group with Respect to Fairness (p. 39)

        The investor group believes that, although the transaction was not structured to require approval of a majority of Loehmann's unaffiliated stockholders and a majority of directors who are not employees of Loehmann's did not retain an unaffiliated representative to act on behalf of Loehmann's unaffiliated stockholders, the terms and conditions of the merger are substantively and procedurally fair to Loehmann's unaffiliated stockholders. The factors considered by the investor group are described in detail under "Special Factors—Position of the Investor Group as to the Fairness of the Merger" beginning on page 39.

Fairness Opinion of Peter J. Solomon Company (p. 46)

        The special committee and the board of directors received an oral opinion (which was subsequently confirmed in writing) from PJSC, dated April 22, 2004, that as of such date, the merger consideration to be received by Loehmann's stockholders pursuant to the proposed merger is fair from a financial point of view. The full text of the written opinion, dated April 22, 2004, which we refer to as the PJSC Opinion, is attached to this proxy statement as Appendix B. You should read the opinion carefully in its entirety.

        Loehmann's has agreed to pay PJSC a customary transaction fee of 1.5% of the transaction value (or approximately $2.66 million based on the proposed merger consideration of approximately $177 million). When Loehmann's engaged PJSC, Loehmann's paid PJSC $100,000, which amount represents approximately 4% of the transaction fee and will be credited against the total transaction fee payable by Loehmann's. After PJSC delivered the PJSC opinion, Loehmann's paid PJSC approximately $664,000, which amount represents approximately 25% of the total transaction fee and will be credited against the transaction fee payable by Loehmann's. Upon completion of the proposed merger and contingent upon such completion, Loehmann's will pay PJSC approximately $1.89 million constituting the remainder of the transaction fee, which amount represents approximately 71% of the total transaction fee.

Purposes, Alternatives, Reasons and Effects of the Merger (p. 42)

        Loehmann's intends to effect the merger and the transactions contemplated by the merger agreement to (1) allow Loehmann's stockholders to realize the value of their investment in Loehmann's in cash at a price that represents a premium over the market price of Loehmann's common stock before the public announcement of the proposed merger; (2) eliminate the risks and uncertainties associated with Loehmann's future performance and the illiquidity of Loehmann's common stock; and (3) address the risk, assuming the proposed merger is not consummated, that the exercise of Loehmann's options and possible subsequent sale of the shares underlying the relatively large number of Loehmann's options held by senior management and other employees that are vested or would be vesting in the summer of 2004 could depress the price of Loehmann's shares given the low trading volume and illiquidity of Loehmann's common stock and that, accordingly, it could be difficult for such optionholders to realize the full value of their options.

        The investor group intends to effect the merger and the transactions contemplated by the merger agreement to enable DAHC and the CBW entity to acquire all of the Loehmann's common stock. The investor group believes that the acquisition of Loehmann's is appropriate at this time because:

  •
  The payment of the cash purchase price would eliminate the risks and uncertainties to the Loehmann's stockholders associated with the limited liquidity of the Loehmann's common stock and the risk of a decrease in the value of the Loehmann's common stock if Loehmann's is unable to successfully implement its growth strategy;

  •
  Loehmann's ability to incentivize management may be limited due to the large number of stock options that are scheduled to vest in 2004; and

  •
  Loehmann's will have more flexibility to pursue a long term growth strategy without the constraints of the public market's emphasis on quarterly earnings and short term price.

        For a more detailed description of these factors, See "Special Factors—Purposes, Alternatives, Reasons and Effects of the Merger—Purposes and Reasons" beginning on page 42.

        As a result of the proposed merger, all shares of Loehmann's common stock held by our current stockholders who do not seek and perfect appraisal rights will be converted into the right to receive $23.00 per share, will be automatically canceled and retired and will cease to exist, and the owners of Loehmann's equity following the merger will be the only beneficiaries of any earnings and growth of Loehmann's following the proposed merger.

        Upon completion of the proposed merger, Loehmann's will remove its common stock from quotation on The NASDAQ National Market, and Loehmann's common stock will no longer be publicly traded.

Interests of Certain Persons in the Merger (p. 60)

        In considering the recommendations of the special committee and the board of directors, you should be aware that certain Loehmann's officers and directors have interests in the proposed merger that are different from or in addition to your interests as a Loehmann's stockholder generally, including the following:

  •
  Pursuant to Loehmann's stock option plans, certain Loehmann's options, including options held by our directors and officers, will vest in full immediately prior to the completion of the merger, and pursuant to the merger agreement, our directors and officers, including Messrs. Friedman and Glass, will receive a cash payment in respect of the cancellation of their respective options (excluding any options that are rolled over);

  •
  Messrs. Friedman and Glass will each be rolling over 81,967 of their existing Loehmann's options, which have a $7.75 per share exercise price and which are not fully vested, into options in the surviving corporation (it is expected that such options would represent approximately 2% of the common stock of the surviving corporation individually, and approximately 4% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis), which will be fully vested following the merger. At the election of DAHC, the senior managers may, if they qualify as accredited investors, be permitted to roll over a portion of their existing Loehmann's options into options in the surviving corporation. DAHC may permit each such eligible senior manager to elect to roll over up to that number of options with an aggregate "option value" equal to 10% of the consideration which such senior manager would be entitled to receive in the merger for such senior manager's options, with the option value being equal to the difference between $23.00 and the exercise price of the options to be rolled over. The options held by the eligible senior managers which may be rolled over have exercise prices ranging from $2.90 per share to $15.47 per share. If all of the senior managers are permitted to roll over their Loehmann's options, the maximum number of Loehmann's options that the senior managers could roll over into options in the surviving corporation would be 71,875 (it is expected that such options would represent approximately 1.8% of the common stock of the surviving corporation in the aggregate on a fully diluted basis). The roll over of options would not be a taxable transaction for U.S. federal income tax purposes as the option roll over would defer taxation of the profit realized upon exercise of the options. Accordingly, Messrs. Friedman and Glass and any senior managers who roll over a portion of their options would not incur any tax liability until they exercise their options in the surviving corporation, in which case, the profit realized upon such exercise would be taxed at ordinary income rates;

  •
  Messrs. Friedman and Glass have entered into new employment agreements, effective upon completion of the merger, that provide for their continued employment, in their existing positions, with Loehmann's after the merger on substantially the same terms as under their existing employment agreements, except for a $50,000 salary increase for Mr. Glass;

  •
  It is expected that the current officers of Loehmann's will hold the same positions in the surviving corporation after completion of the merger; however, DAHC does not have any plans to enter into employment agreements with any of the officers of Loehmann's other than Messrs. Friedman and Glass;

  •
  Messrs. Friedman and Glass will each be granted additional stock options in the surviving corporation following the merger that would represent approximately 3.16% of the common stock of the surviving corporation individually, and approximately 6.32% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis; and

  •
  It is expected that the senior managers will be granted additional stock options in the surviving corporation following the merger representing in the aggregate approximately 3% of the common stock of the surviving corporation on a fully diluted basis.

        Other than the possible roll over of certain existing options of the senior managers, and the expected grant of new stock options to the senior managers, the special committee and the board of directors were aware of the different or additional interests set forth above and considered such interests along with other matters in approving the proposed merger agreement and the related merger. The special committee and the board of directors were aware of the interests of the senior managers when they recommended and approved the amendment to the merger agreement to permit DAHC to allow the eligible senior managers to elect to roll over a portion of their Loehmann's options.

        Under the merger agreement, Loehmann's has agreed for a period of six years following the date of the merger to maintain the current directors' and officers' liability insurance policies, subject to certain limitations, and to indemnify current and former directors and officers for certain specified losses and liabilities.

Regulatory Approvals and Requirements (p. 65)

        It is currently expected that no regulatory approvals will be required to complete the merger. DAHC has advised Loehmann's that, based on the structure of DAHC, the merger is not subject to a premerger notification obligation under the Hart-Scott-Rodino Antitrust Improvments Act of 1976.

Material U.S. Federal Income Tax Consequences (p. 66)

        The exchange of your Loehmann's common stock for cash pursuant to the merger will be a taxable event for U.S. federal income tax purposes. You will generally recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in Loehmann's common stock you surrender in the merger. The federal income tax summary set forth above is for general information only. You should consult your tax advisor with respect to the particular tax consequences to you of the receipt of cash in exchange for Loehmann's common stock pursuant to the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Vote Required; Quorum (p. 19)

        Each share of Loehmann's common stock is entitled to one vote. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of the Loehmann's common stock entitled to vote is necessary to approve and adopt the merger agreement and the related merger.

        The directors and executive officers of Loehmann's do not own any shares of Loehmann's common stock and therefore will not vote on the proposed merger.

        Alpine Associates, A Limited Partnership, Alpine Partners, L.P., Alpine Associates Offshore Fund Ltd., and Palisades Partners, L.P., which we collectively refer to as the Alpine stockholders or Alpine, collectively beneficially own approximately 32.7% of the outstanding shares of Loehmann's common stock as of the record date. The Alpine stockholders have agreed with DAHC in writing to grant DAHC a proxy to vote their shares in favor of approval and adoption of the merger agreement and the related merger and, unless DAHC votes such shares directly pursuant to a proxy, to vote their shares in favor of approval and adoption of the merger agreement and the related merger. In addition, each Alpine stockholder has agreed not to transfer or otherwise dispose of any of its shares of Loehmann's common stock or any other shares of Loehmann's common stock acquired by it after the date of the voting agreement and prior to the termination of the voting agreement.

        The Alpine stockholders are affiliates of Loehmann's because of their ownership of 32.7% of the outstanding shares of Loehmann's common stock. The special committee and the board of directors, however, did not determine to structure the merger to require the approval of at least a majority of the unaffiliated stockholders. This determination was made because the special committee and the board of directors did not believe that the Alpine stockholders have any material interests in the merger that are different from the interests of the other Loehmann's stockholders as they (1) do not have a designee on the board of directors of Loehmann's or otherwise participate in the management of Loehmann's; (2) are not participating in the merger in any manner other than entering into the voting agreement; and (3) will not have any interest in the surviving corporation.

        The holders of one-third of the outstanding shares of Loehmann's common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. The holders of shares represented by proxies reflecting abstentions or broker non-votes are considered present at the meeting and count toward a quorum.

Appraisal Rights (p. 68)

        Loehmann's stockholders who do not vote in favor of the merger agreement and the related merger and who perfect their appraisal rights under Delaware law will have the right to a judicial appraisal of the fair value of their shares of Loehmann's common stock.

Financing of the Merger (p. 55)

        Completion of the merger and payment of related fees and expenses will require total funding of approximately $[185.6] million. The parties currently expect that the funds necessary to finance the merger and the related fees and expenses will come from the following sources:

  •
  FIIB has made to Loehmann's a written commitment, subject to certain conditions described on page 56, to provide up to $85 million in equity financing for the merger (indirectly through DAHC). FIIB expects that this financing will be provided in part through funds raised in an offering to non-U.S. persons unaffiliated with FIIB, in part from FIIP Limited, and in part from the CBW entity, as described below. FIIB's obligations to satisfy its equity commitment, however, are not contingent on the provision by these other sources of the expected amounts of financing and the merger agreement is not subject to a financing condition. At closing, the Non-Voting Cayman Entities will be formed and interests in these entities will be sold through an offering to non-U.S. persons unaffiliated with FIIB to raise funds for the transaction. In connection with the offering, DAHC will issue non-voting common stock to the Non-Voting Cayman Entities. Approximately 4% of the committed financing will be provided by FIIP Limited, approximately 2% of such financing will be provided through the Voting Cayman Entities and FIIB, through DAH Holdings, expects to provide approximately $8.1 million of the financing. Depending, however, on the amount of funds raised through the sale of interests in the Non-Voting Cayman Entities, FIIB may reduce its indirect interest in DAHC or provide additional funds resulting in FIIB's ownership of an increased indirect interest in DAHC. In addition, DAH Merger Corporation is expected to issue equity interests of up to $5 million to the CBW entity.

  •
  DAHC has received, subject to certain conditions, a written debt commitment from CIT and Silver Point, pursuant to which debt financing of approximately $125 million will be available and of which it is expected that $100 million will be used to consummate the merger.

  •
  It is expected that the cash and cash equivalents on hand at Loehmann's at the time of the merger will be used to pay certain expenses of Loehmann's in connection with the merger.

        In addition, DAHC may seek up to $10 million in mezzanine financing, which would reduce the amount of DAHC's equity investment in the transaction. DAHC may finance the transaction through the high yield financing as a potential alternative to the debt financing to be provided by CIT and Silver Point and the mezzanine financing. There are currently no commitments, agreements, arrangements or understandings with respect to the terms of the high yield financing. If the transaction is financed through the high yield financing, it is expected that CIT will provide Loehmann's Operating Co. with a secured revolving credit facility in the amount of up to $50 million. This revolving credit facility would be used to provide working capital only and would not be used to finance the transaction.

Conditions to the Merger (p. 77)

        The obligations of Loehmann's, DAHC and DAH Merger Corporation to complete the merger are subject to various conditions, including:

  •
  approval and adoption by Loehmann's stockholders of the merger agreement;

  •
  the absence of any order or injunction prohibiting the merger;

  •
  the total number of shares of common stock for which appraisal rights are exercised under Delaware law not exceeding 10% of the Loehmann's common stock;

  •
  the material accuracy of the representations and warranties of the parties to the merger agreement;

  •
  the material performance by the parties to the merger agreement of their respective covenants contained in the merger agreement; and

  •
  the absence of any event since the date of the merger agreement which has had or could reasonably be expected to have a material adverse effect on Loehmann's.

        If any condition to closing of any party to the merger agreement is not satisfied or, if permissible, waived on or before November 1, 2004, such party may have the right to terminate the merger agreement.

        DAHC understands that Loehmann's stockholders owning approximately 17.6% of Loehmann's common stock have publicly disclosed that they intend to exercise their appraisal rights under Delaware law, but DAHC has not determined whether or not it would exercise its right to not complete the merger or waive its condition to closing with respect to the appraisal rights. See "Special Factors- Risks that the Merger will not be Completed" beginning on page 59 and "The Merger Agreement—Dissenting Shares" on page 71.

Termination of the Merger Agreement (p. 78)

        The merger agreement may be terminated before the merger is completed, before or after approval and adoption by Loehmann's stockholders of the merger agreement and the related merger, in several different circumstances, including if our board of directors accepts a superior proposal before the special meeting and satisfies certain notice requirements.

Termination Fees and Expenses (p. 79)

        Upon termination of the merger agreement under specified circumstances, including if our board of directors terminates the merger agreement in connection with the acceptance of a superior proposal or under certain circumstances if Loehmann's enters into an agreement with respect to an alternative transaction within one year of termination, Loehmann's has agreed to pay DAHC a termination fee of $4.0 million and reimburse DAHC's reasonable, out-of-pocket expenses up to $2.0 million. In other circumstances, including if the merger agreement is terminated, a proposal for an alternative transaction existed as of a certain date and certain other events occur, Loehmann's may be required to reimburse DAHC for its reasonable out-of-pocket expenses up to $2.0 million.

No Solicitation (p. 75)

        The merger agreement restricts Loehmann's ability to solicit or initiate any competing acquisition inquiries, proposals or offers. However, Loehmann's may, if our board of directors determines in good faith that failure to take such action would be inconsistent with the fiduciary duties of directors and certain other conditions are met: (1) provide information in response to a request for information by a person who has made an unsolicited bona fide written acquisition proposal; and/or (2) participate in discussions or negotiations with respect to an unsolicited bona fide written acquisition proposal. The board of directors may also withdraw or modify its recommendation in favor of the merger or recommend a competing acquisition offer to the Loehmann's stockholders if it determines in good faith that failure to take such action would be inconsistent with the fiduciary duties of the directors.

Transaction Fees and Expenses (p. 65)

        The merger agreement provides that all fees and expenses relating to the proposed merger will be paid by the party incurring them, other than with respect to DAHC's expenses of up to $2.0 million, which would be paid by Loehmann's if the merger agreement is terminated under certain circumstances.

Certain Litigation Related to the Merger (p. 94)

        Two lawsuits relating to the merger purported to have been brought on behalf of Loehmann's stockholders have been filed in the Delaware Court of Chancery. The complaints seek preliminary and permanent injunctions with respect to the proposed merger, and in the event the proposed merger is consummated, the complaints seek rescission and damages. On June 10, 2004, plaintiffs in both cases filed a Proposed Order of Consolidation in the Delaware Court of Chancery which was entered on July 29, 2004. The Order of Consolidation provides that (1) both actions shall be consolidated for all purposes; (2) plaintiffs will cause a consolidated amended complaint to be filed as soon as practicable; and (3) defendants need not respond to the complaints or discovery previously filed in the constituent actions.

QUESTIONS AND ANSWERS ABOUT THE MERGER TRANSACTION

        We intend the following questions and answers to provide brief answers to frequently asked questions concerning the proposed merger. These questions and answers do not, and are not intended to, address all the questions that may be important to you as a Loehmann's stockholder. You should read the remainder of this proxy statement carefully, including the information incorporated by reference and all of the appendices.

Q:
What is the date, time and place of the special meeting?

A:
The special meeting of stockholders will be held at Loehmann's Holdings Inc., 2500 Halsey Street, Bronx, New York on                , 2004, at     a.m., local time.

Q:
What am I being asked to vote on?

A:
You are being asked to vote to approve and adopt the merger agreement and related merger pursuant to which DAH Merger Corporation, a subsidiary of DAHC, will merge with and into Loehmann's, with Loehmann's being the surviving corporation and becoming a majority-owned subsidiary of DAHC. You are also being asked to vote to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement proposal.

Q:
What will happen in the merger?

A:
Pursuant to the terms of the merger agreement, DAH Merger Corporation will merge with and into Loehmann's, and Loehmann's will be the surviving corporation and become a subsidiary of DAHC. After the merger, Loehmann's will be a privately-held company owned by DAHC and the CBW entity. Following the merger, Mr. Robert N. Friedman will continue as Chief Executive Officer and President and Mr. Robert Glass will continue as Chief Operating Officer of Loehmann's.

Q:
What will I receive in the merger?

A:
You will be entitled to receive $23.00 per share in cash, without interest, for each share of Loehmann's common stock that you own, unless you seek and perfect appraisal rights.

Q:
With whom is Loehmann's merging?

A:
Loehmann's is merging with DAH Merger Corporation, a Delaware corporation that was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. DAH Merger Corporation is a subsidiary of DAHC, which was also incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby.

Q:
Do any of the directors or officers have interests in the merger that may differ from those of Loehmann's stockholders?

A:
Yes. Messrs. Friedman and Glass have interests that may differ from those of Loehmann's stockholders because, among other things, they each (1) have entered into new employment agreements, effective upon completion of the merger, that provide for their continued employment with Loehmann's, in their existing positions, after the merger on substantially the same terms as under their existing employment agreements, except for a $50,000 salary increase for Mr. Glass; (2) will be rolling over 81,967 of their existing Loehmann's options, which have a $7.75 per share exercise price and which are not fully vested, into options in the surviving corporation, which will be fully vested following the merger (it is expected that such options would represent approximately 2% of the common stock of the surviving corporation individually, and approximately 4% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis); and (3) will be granted additional stock options in the surviving corporation following the merger that would represent approximately 3.16% of the common stock of the surviving corporation individually, and approximately 6.32% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis. Upon completion of the merger, our directors and officers will receive the excess of $23.00 over the exercise price with respect to each option that is being canceled or exchanged in the merger (other than certain options held by Messrs. Friedman and Glass, as described above, and possibly the eligible senior managers, as described below). Each of Messrs. Friedman and Glass has agreed (1) not to exercise his Loehmann's options until the earlier of the effective time of the merger or the termination of the merger agreement and (2) if he purchases or otherwise acquires shares of Loehmann's common stock before the earlier of the effective time of the merger or the termination of the merger agreement, to enter into a voting agreement in which he will agree to vote or consent, or at the request of DAHC, to grant DAHC a proxy to vote, all of his shares of Loehmann's common stock in favor of approval and adoption of the merger agreement. See "The Voting Agreements" beginning on page 81. Under the merger agreement, Loehmann's has agreed for a period of six years following the date of the merger to maintain the current directors' and officers' liability insurance policies, subject to certain limitations, and to indemnify current and former directors and officers for certain specified losses and liabilities. See "The Merger Agreement—Indemnification; Directors' and Officers' Insurance" beginning on page 76.

          DAHC, DAH Merger Corporation and Loehmann's have amended the merger agreement to provide that, at the election of DAHC, the senior managers may, if they qualify as accredited investors, elect to roll over a portion of their existing Loehmann's options into options in the surviving corporation. DAHC may permit each such eligible senior manager to elect to roll over up to that number of options with an aggregate "option value" equal to 10% of the consideration which such senior manager would be entitled to receive in the merger for such senior manager's options, with the option value being equal to the difference between $23.00 and the exercise price of the options to be rolled over. If all of the senior managers are permitted to roll over their Loehmann's options, the maximum number of Loehmann's options that the senior managers could roll over into options in the surviving corporation would be 71,875 (it is expected that such options will represent approximately 1.8% of the common stock of the surviving corporation in the aggregate on a fully diluted basis). It is expected that the senior managers will be granted additional stock options in the surviving corporation following the merger representing in the aggregate approximately 3% of the common stock of the surviving corporation on a fully diluted basis. See "Special Factors—Interests of Loehmann's Directors and Officers in the Merger" beginning on page 60.

          The roll over of the options by Messrs. Friedman and Glass and the eligible senior managers described above would not be a taxable transaction for U.S. federal income tax purposes as the option roll over would defer taxation of the profit realized upon exercise of the options. Accordingly, Messrs. Friedman and Glass and any eligible senior manager that elects to roll over options would not incur any tax liability until they exercise their options in the surviving corporation, at which time the profit realized upon such exercise will be taxed at ordinary income rates. See "Special Factors—Interests of Loehmann's Directors and Officers in the Merger" beginning on page 60.

Q:
Who will manage Loehmann's after the merger?

A:
It is expected that the current officers of Loehmann's will hold the same positions in the surviving corporation after the completion of the merger; however, DAHC does not have any plans to enter into employment agreements with any of the officers of Loehmann's other than Messrs. Friedman and Glass.

Q:
Why did the Loehmann's board of directors form a special committee?

A:
The board of directors formed a special committee consisting of two independent directors because of the participation of Messrs. Friedman and Glass in the transaction. The board of directors formed the special committee to avoid any potential conflict of interest in evaluating the fairness to Loehmann's stockholders of the proposed merger, to consider and negotiate the terms and conditions of the proposed merger and to make a recommendation to the board of directors.

Q:
Why did the board of directors recommend that I vote for the merger agreement and the related merger?

A:
Based upon the unanimous recommendation of the special committee, the board of directors unanimously determined that the terms and provisions of the merger agreement are substantively and procedurally fair to and in the best interests of Loehmann's and its stockholders, and that the merger is advisable. To review the background and reasons for the merger in greater detail, see "Special Factors—Background of the Merger" beginning on page 25 and "Special Factors—Position of Loehmann's as to the Fairness of the Merger; Recommendation by the Loehmann's Board of Directors" beginning on page 32.

Q:
What will happen to stock options in the merger?

A:
All outstanding Loehmann's options (other than certain options held by Messrs. Friedman and Glass and possibly the eligible senior managers that will be rolled over into options in the surviving corporation) will be canceled and each holder of Loehmann's options will receive an amount in cash equal to $23.00 minus the per share exercise price for each option that he or she owns.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the special meeting; however, the closing of the merger may be delayed for up to 45 days (but not beyond November 1, 2004) to allow for the completion of the financing if DAHC and DAH Merger Corporation waive their conditions to closing set forth in the merger agreement, other than Loehmann's compliance with its covenants.

Q:
How will DAHC finance the merger?

A:
DAHC estimates that up to approximately $[185.6] million will be required to complete the merger and pay related fees and expenses. FIIB has made to Loehmann's a written commitment, subject to certain conditions described on page 56, to provide up to $85 million in equity financing for the merger (indirectly through DAHC). FIIB expects that this financing will be provided in part through funds raised in an offering to non-U.S. persons unaffiliated with FIIB, in part from FIIP Limited, and in part from the CBW entity, as described below. FIIB's obligations to satisfy its equity commitment, however, are not contingent on the provision by these other sources of the expected amounts of financing and the merger agreement is not subject to a financing condition. At closing, the Non-Voting Cayman Entities will be formed and interests in these entities will be sold through an offering to non-U.S. persons unaffiliated with FIIB to raise funds for the transaction. In connection with the offering, DAHC will issue non-voting common stock to the Non-Voting Cayman Entities. Approximately 4% of the committed financing will be provided by FIIP Limited, approximately 2% of such financing will be provided through the Voting Cayman Entities, and FIIB, through DAH Holdings, expects to provide approximately $8.1 million of the financing. Depending, however, on the amount of funds raised through the sale of interests in the Non-Voting Cayman Entities, FIIB may reduce its indirect interest in DAHC or provide additional funds resulting in FIIB's ownership of an increased indirect interest in DAHC. In addition, DAH Merger Corporation is expected to issue equity interests of up to $5 million to the CBW entity.

  DAHC has received, subject to certain conditions, a written commitment from CIT and Silver Point Finance pursuant to which debt financing of approximately $125 million will be available and of which it is expected that $100 million will be used to consummate the merger. In addition, DAHC may seek up to $10 million in mezzanine financing which would reduce the amount of DAHC's equity investment in the transaction. DAHC may finance the transaction through the high yield financing as a potential alternative to the debt financing to be provided by CIT and Silver

  Point and the mezzanine financing. There are currently no commitments, agreements, arrangements or understandings with respect to the terms of the high yield financing. If the transaction is financed through the high yield financing, it is expected that CIT will provide Loehmann's Operating Co., with a secured revolving credit facility in the amount of up to $50 million. This revolving credit facility would be used to provide working capital only and would not be used to finance the transaction.

Q:
Who is entitled to vote at the special meeting?

A:
All Loehmann's stockholders as of the close of business on            , 2004, which we refer to as the record date, will be entitled to notice of and to vote at the special meeting to approve and adopt the merger agreement and the related merger.

Q:
What happens if I sell my shares of Loehmann's common stock before the special meeting?

A:
The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of Loehmann's common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will transfer the right to receive $23.00 in cash per share to the person to whom you transfer your shares.

Q:
What do I need to do now?

A:
Please complete, sign, date and mail your proxy card in the enclosed postage-prepaid envelope or deliver your proxy via telephone or via the Internet as soon as possible so that your shares may be represented at the special meeting.

Q:
Should I send in my stock certificate now?

A:
No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your stock certificates.

Q:
How many shares of Loehmann's common stock need to be represented at the special meeting to constitute a quorum?

A:
The holders of one-third of the outstanding shares of Loehmann's common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If you vote by proxy card, in person at the special meeting or by delivering your proxy via telephone or via the Internet, you will be considered present for the purpose of determining whether the quorum requirement has been satisfied.

Q:
How many votes are required to approve and adopt the merger agreement and the related merger?

A:
Each share of Loehmann's common stock is entitled to one vote. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Loehmann's common stock entitled to vote is necessary to approve and adopt the merger agreement and the related merger. The Alpine stockholders, which collectively own approximately 32.7% of the outstanding shares of Loehmann's common stock as of the record date, have agreed with DAHC in writing to grant DAHC a proxy to vote their shares of Loehmann's common stock in favor of the approval and adoption of the merger agreement and the related merger and, unless DAHC votes such shares directly pursuant to a proxy, to vote their shares in favor of approval and adoption of the merger agreement and the related merger.

Q:
How do I vote?

A:
You can vote by completing, signing, dating and mailing your proxy card in the enclosed postage-prepaid envelope or by delivering your proxy via telephone or via the Internet. See the enclosed proxy card for specific instructions. You may also vote in person if you attend the special meeting.

Q:
If my shares are held in "street name," will my bank, broker or other nominee vote my shares for me?

A:
Brokers and, in many cases, nominees will not have discretionary power to vote on the merger. Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares.

Q:
May I change my vote after I have mailed my signed proxy card or delivered my proxy via telephone or via the Internet?

A:
Yes. You may change your vote by submitting to the Secretary of Loehmann's a written revocation or a later-dated, signed proxy card before the special meeting, by attending the special meeting and voting in person or by submitting a proxy on a later date via telephone or via the Internet.

Q:
What happens if I do not send in my proxy or vote in person or if I abstain from voting?

A:
If you do not send in a proxy or vote in person or if you abstain from voting, such action will have the effect of a vote AGAINST the merger agreement and the related merger. If you do not send in a proxy or vote in person, such action will have no effect on any proposal to adjourn or postpone the special meeting. If you abstain from voting, such action will have the effect of a vote AGAINST any proposal to adjourn or postpone the special meeting.

Q:
What rights do I have if I oppose the merger?

A:
Loehmann's stockholders are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the proposed merger and it is completed, you may dissent and seek appraisal of the fair value of your shares under Delaware law. You must, however, comply with all of the required procedures under Delaware law, as explained under "Special Factors—Dissenters' Rights of Appraisal" beginning on page 68 and in Appendix C to this proxy statement.

  For U.S. federal income tax purposes, if you perfect your appraisal rights, you generally should recognize capital gain or loss at the effective time of the merger equal to the difference between the trading price of Loehmann's common stock and your adjusted basis in your shares. In addition, you may recognize additional capital gain or loss, and potentially interest income, at the time the appraised fair value is received. You should read "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 66 for a more complete discussion of the tax consequences to dissenting stockholders.

Q:
Will the merger be taxable to me for U.S. federal income tax purposes?

A:
Yes. The receipt of $23.00 in cash for each share of Loehmann's common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $23.00 per share and your adjusted tax basis in that share. You should read "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 66 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor on the tax consequences of the merger to you.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger, need assistance in voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact D.F. King & Co., Inc., a professional soliciting organization retained by Loehmann's at:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
(212) 269-5550 (Collect)
(888) 605-1957 (Toll-Free)

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to Loehmann's that are based on the beliefs of management as well as assumptions made by and information currently available to Loehmann's. These forward-looking statements include, without limitation, the projections set forth under "Special Factors—Financial Projections" beginning on page 53. When used in this document, the words "anticipate," "believe," "estimate," "project," "expect," "plan" and "intend" and similar expressions, as they relate to Loehmann's or its management, are intended to identify forward-looking statements. Such statements reflect the current view of Loehmann's with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Loehmann's to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic and business conditions; competition in the retail industry; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; availability and terms of trade credit and other financing; changes in the retail environment, availability, locations and terms of sites for store locations; changes in business strategy or development plans; quality of management; availability of qualified personnel; availability, terms and development of capital; business abilities and judgment of personnel; labor and employee benefit costs; changes in, or failure to comply with, government regulations and construction costs; the ability to open new full-line stores or stand-alone shoe stores; the favorable resolution of certain pending and potential future litigation; and various other factors, both referenced and not referenced in this proxy statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, planned or intended. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or in the case of documents incorporated by reference, as of the date of those documents. Loehmann's does not intend, or assume any obligation, to update these forward-looking statements. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Loehmann's will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed in connection with the proposed merger, in each case to the extent necessary.

THE SPECIAL MEETING

GENERAL

        This proxy statement is furnished, and the accompanying proxy is solicited, on behalf of the board of directors of Loehmann's, for use at a special meeting of Loehmann's stockholders to be held at Loehmann's Holdings Inc., 2500 Halsey Street, Bronx, New York on                        , 2004, at    a.m., local time, and at any adjournment or postponement thereof. The proxy statement and the accompanying proxy will be mailed on or about            , 2004 to all Loehmann's stockholders entitled to vote at the special meeting.

MATTERS TO BE CONSIDERED

        At the special meeting, you will be asked to:

  •
  Consider and vote upon a proposal to approve and adopt the merger agreement and the related merger;

  •
  Consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement proposal; and

  •
  Transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE; VOTING RIGHTS

        We have fixed            , 2004 as the record date. Only holders of record of Loehmann's common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. As of the close of business on the record date, there were                shares of Loehmann's common stock issued and outstanding. Each share is entitled to one vote on all matters to be considered at the special meeting.

QUORUM

        The holders of one-third of the outstanding shares of Loehmann's common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. The holders of Loehmann's shares represented by proxies reflecting abstentions or broker non-votes are considered present at the meeting and count toward a quorum.

REQUIRED VOTE

        Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Loehmann's common stock entitled to vote is necessary to approve and adopt the merger agreement and the related merger.

        Under Loehmann's amended and restated bylaws, which we refer to as the bylaws, the affirmative vote of a majority of the shares of Loehmann's common stock present in person or represented by proxy at the special meeting, or any adjournment or postponement thereof, whether or not a quorum is present, is necessary to vote to adjourn or postpone the special meeting, assuming a motion is made to adjourn or postpone.

        All shares represented by each properly executed proxy received by the Secretary of Loehmann's will be voted in accordance with the instructions indicated on the proxy unless the proxy is revoked. If you submit a proxy via telephone or via the Internet or by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote FOR approval and adoption of the merger agreement and the related merger, FOR the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement proposal, and in such manner as the persons named on the proxy card in their discretion determine with respect to any other business that properly comes before the special meeting, including any motion to adjourn or postpone the special meeting.

        A failure to vote, a vote to abstain and a broker non-vote will have the same effect as a vote AGAINST the merger agreement and the related merger. A failure to vote will have no effect on any proposal to adjourn or postpone the special meeting. A vote to abstain and a broker non-vote will have the same effect as a vote AGAINST any proposal to adjourn or postpone the special meeting. Brokers and, in many cases, nominees will not have discretionary power to vote on the merger. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote.

        If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

        The directors and executive officers of Loehmann's do not own any shares of Loehmann's common stock and therefore will not vote on the proposed merger.

        The Alpine stockholders collectively beneficially own as of the record date shares of Loehmann's common stock entitled to cast 2,200,118 votes, or approximately 32.7% of the outstanding common stock. The Alpine stockholders have agreed with DAHC in writing to grant DAHC a proxy to vote their shares in favor of approval and adoption of the merger agreement and the related merger and, unless DAHC votes such shares directly pursuant to the proxy, to vote their shares in favor of approval and adoption of the merger agreement and the related merger. In addition, each Alpine stockholder has agreed not to transfer or otherwise dispose of any of its shares of Loehmann's common stock or any other shares of Loehmann's common stock acquired by it after the date of the voting agreement and prior to the termination of the voting agreement. See "The Voting Agreements" beginning on page 81.

        The Alpine stockholders are affiliates of Loehmann's because of their ownership of 32.7% of the outstanding shares of Loehmann's common stock. The special committee and the board of directors, however, did not determine to structure the merger to require the approval of at least a majority of the unaffiliated stockholders. This determination was made because the special committee and the board of directors did not believe that the Alpine stockholders have any material interests in the merger that are different from the interests of the other Loehmann's stockholders as they: (1) do not have a designee on the board of directors of Loehmann's or otherwise participate in the management of Loehmann's; (2) are not participating in the merger in any manner other than entering into the voting agreement; and (3) will not have any interest in the surviving corporation.

PROXIES; REVOCATION

        You may vote by attending the special meeting and voting in person, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by delivering your proxy via telephone or via the Internet as described in the instructions to the enclosed proxy card.

        Shares represented by a properly executed proxy on the enclosed proxy card or submitted via telephone or via the Internet will be voted at the special meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. You may revoke your proxy at any time before it is voted by:

  •
  Sending written notice of revocation to Loehmann's Holdings Inc., 2500 Halsey Street, Bronx, New York 10461, Attention: Secretary;

  •
  Executing and delivering to the Secretary of Loehmann's a later-dated proxy;

  •
  Attending the special meeting and voting in person; or

  •
  Submitting a proxy on a later date via telephone or via the Internet.

        If you submit a proxy via telephone or via the Internet or by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote FOR approval and adoption of the merger agreement and the related merger, FOR the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement proposal, and in such manner as the persons named on the proxy card in their discretion determine with respect to any other business that properly comes before the special meeting, including any motion to adjourn or postpone the special meeting.

SOLICITATION OF PROXIES

        This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Loehmann's. Loehmann's will bear the costs of soliciting proxies. These costs include those associated with the establishment of the telephone and Internet voting systems and those associated with the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of Loehmann's common stock. Loehmann's directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail, telephone, in person or via the Internet. Loehmann's has retained D.F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $12,500 plus reimbursement of reasonable out-of-pocket expenses. Loehmann's will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of Loehmann's common stock.

THE COMPANIES

LOEHMANN'S

Loehmann's Holdings Inc.
2500 Halsey Street
Bronx, New York 10461
(718) 409-2000

        Loehmann's, a Delaware corporation incorporated in 2000, is the parent company of Loehmann's, Inc., which was founded in 1921 as the "Original Designer Outlet." Loehmann's is a leading national specialty retailer of well known designer and brand name women's fashion apparel, men's furnishings, accessories, and shoes offered at prices that are typically 30% to 65% below department store prices. Loehmann's has a strong brand name, loyal customer base and long-standing relationships with leading designers and vendors of quality merchandise. Loehmann's target customers are relatively affluent women between the ages of 30 and 55 with household incomes greater than $100,000, who are attracted to designer and other name brand merchandise offered at substantial values. Loehmann's currently operates 48 stores in major metropolitan markets located in 17 states and the District of Columbia.

DAHC

Designer Apparel Holding Company
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, GA 30309
(404) 920-9000

        DAHC, a Delaware corporation, was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. DAHC has not conducted any activities to date other than (1) those incidental to its formation; (2) entering into the merger agreement; and (3) entering into certain other agreements contemplated thereby.

DAH MERGER CORPORATION

DAH Merger Corporation
c/o Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th Floor
Atlanta, GA 30309
(404) 920-9000

        DAH Merger Corporation, a Delaware corporation, was incorporated for the sole purpose of entering into the merger agreement and consummating the transactions contemplated thereby. DAH Merger Corporation has not conducted any activities to date other than (1) those incidental to its formation and (2) entering into the merger agreement. DAH Merger Corporation is currently a subsidiary of DAHC.

        A chart setting forth the ownership structure of DAH Merger Corporation immediately prior to the completion of the merger can be found on page 2.

        Currently, it is expected that the ownership of the surviving corporation upon completion of the merger will be as follows:

  •
  DAHC will own at least approximately 93.4% of the outstanding common stock of the surviving corporation;

  •
  The CBW entity is expected to own up to approximately 6.6% of the outstanding common stock of the surviving corporation. The CBW entity will be managed by CBW Capital Management, LLC, an entity under common control with CBW. CBW has served as Crescent's financial advisor in connection with this transaction. Because CBW Capital Management, LLC is under common control with CBW, we consider CBW Capital Management, LLC and the CBW entity, which CBW Capital Management, LLC manages, to be affiliates of CBW;

  •
  Robert N. Friedman, President and Chief Executive Officer of Loehmann's, and Robert Glass, Chief Operating Officer, Chief Financial Officer and Secretary of Loehmann's, will each be rolling over 81,967 of their existing Loehmann's options into options in the surviving corporation (it is expected that such options would represent approximately 2% of the common stock of the surviving corporation individually, and approximately 4% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis) and will each be granted additional stock options in the surviving corporation that would represent approximately 3.16% of the common stock of the surviving corporation individually, and approximately 6.32% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis;

  •
  At the election of DAHC, the senior managers may, if they qualify as accredited investors, be permitted to roll over a portion of their existing Loehmann's options into options in the surviving corporation. DAHC may permit each such eligible senior manager to elect to roll over up to that number of options with an aggregate "option value" equal to 10% of the consideration which such senior manager would be entitled to receive in the merger for such senior manager's options, with the option value being equal to the difference between $23.00 and the exercise price of the options to be rolled over. If all of the senior managers are permitted to roll over their Loehmann's options, the maximum number of Loehmann's options that the senior managers could roll over into options in the surviving corporation would be 71,875 (it is expected that such options will represent approximately 1.8% of the common stock of the surviving corporation in the aggregate on a fully diluted basis).

  •
  It is expected that the senior managers of Loehmann's will be granted stock options in the surviving corporation following the merger representing in the aggregate approximately 3% of the common stock of the surviving corporation on a fully diluted basis; and

  •
  An affiliate of CBW will own a warrant to purchase approximately 2% of the common stock of the surviving corporation on a fully diluted basis.

        A chart setting forth the ownership structure of the surviving corporation on a fully diluted basis following the merger can be found on page 4.

FIIB

First Islamic Investment Bank E.C.
P.O. Box 1406, Manama, Bahrain
+ 973.17.218.333

        FIIB, a Bahrain joint stock company, is an investment bank whose primary business consists of arranging and investing in corporate investments, real estate investments and asset-based investments.

CRESCENT

Crescent Capital Investments, Inc.
75 Fourteenth Street, 24th floor
Atlanta, GA 30309
(404) 920-9000

        Crescent, a Delaware corporation, is an indirect wholly owned subsidiary of FIIB that (1) identifies opportunities for FIIB and its co-investors to acquire interests in operating companies; (2) structures and advises FIIB and its co-investors with respect to investments in real estate and asset based investments; and (3) provides management and strategic advice to such operating companies and joint venture vehicles.

* * *

        Information about the directors and executive officers of Loehmann's, DAHC, DAH Merger Corporation, FIIB and Crescent can be found beginning on page 86.

SPECIAL FACTORS

GENERAL DESCRIPTION OF THE MERGER

        The merger agreement provides that, subject to certain conditions, DAH Merger Corporation will be merged with and into Loehmann's. After completion of the merger, DAH Merger Corporation will cease to exist and Loehmann's will continue as the surviving corporation following the merger. As a result of the merger, Loehmann's stockholders will be entitled to receive $23.00 per share in cash, without interest, for each share of Loehmann's common stock that they own.

BACKGROUND OF THE MERGER

        During the early part of 2003, Mr. Robert N. Friedman, President and Chief Executive Officer of Loehmann's, and Mr. Robert Glass, Chief Operating Officer, Chief Financial Officer and Secretary of Loehmann's, considered a possible sale alternative for Loehmann's. In furtherance thereof, Messrs. Friedman and Glass had preliminary discussions with a potential financial buyer regarding the acquisition of the company. The discussions were preliminary and informal in nature and no structure was discussed, although the financial buyer had indicated it was considering a cash transaction in the $16.00-$18.00 per share range. The potential financial buyer was provided with certain financial forecasts and conducted limited site visits. As a result of anticipated disappointing operating results for the first quarter, the preliminary discussions were terminated by management in March/April of 2003 because management did not believe that they could achieve the best value for Loehmann's at that time based on such operating results. In the fall of 2003, Messrs. Friedman and Glass advised the board of directors that, should the board of directors determine to pursue a sale of Loehmann's as a strategic alternative, such sale would help to address an issue facing Loehmann's, its stockholders and many of its key employees with respect to Loehmann's stock options. In that regard, the board of directors was aware of the fact that a relatively large number of Loehmann's options held by senior management and other employees were either vested or would be vesting in the summer of 2004 and that the exercise of these options and possible subsequent sale of the underlying shares could depress the price of Loehmann's shares given the low trading volume and illiquidity of the Loehmann's common stock. Accordingly, it could be difficult for such optionholders to realize the full value of their options and if a significant number of such optionholders attempted to dispose of the shares underlying such options at the same time, resulting in a decrease in Loehmann's share price, it would be detrimental to all Loehmann's stockholders. In addition, Alpine, Loehmann's largest stockholder and beneficial owner of approximately 32.7% of the outstanding shares of Loehmann's common stock, had indicated to management and various directors of Loehmann's that it would be supportive of an exploration of strategic alternatives. Following informal discussions among members of the board of directors in late 2003, Loehmann's determined to explore various strategic alternatives for the company. Also, members of the board of directors recognized the additional benefits of pursuing strategic alternatives for Loehmann's in light of the fact that there was not a clear successor for either of Messrs. Friedman or Glass.

        In early January 2004, Loehmann's formally retained PJSC as financial advisor to Loehmann's to assist it in considering strategic alternatives for Loehmann's. Also in early January 2004, Loehmann's engaged Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden Arps, as its legal advisor in connection with its review of strategic alternatives. In January and February of 2004, PJSC conducted financial and operational due diligence on Loehmann's and considered potential financial and strategic acquirers, including private equity investors with the financial capability to complete a transaction, especially investors with a demonstrated interest in retail companies. During this period, PJSC, working with management, prepared an introductory presentation describing Loehmann's and its business.

        In mid-January 2004, PJSC was approached by CBW and by a private equity firm regarding a possible acquisition of Loehmann's. After introductory discussions with PJSC and the management of Loehmann's, CBW discussed with Crescent the possibility of an acquisition of Loehmann's. In late January 2004, Crescent engaged CBW to act as its financial advisor in connection with the possible acquisition of Loehmann's. Crescent and the other private equity firm each indicated that it was interested in entering into an exclusive process to evaluate an acquisition of Loehmann's. In February 2004, PJSC also contacted two other financial buyers (in addition to Crescent and the other potential purchaser) on an informal basis to gauge their interest in a possible acquisition of Loehmann's. No indications of interest were received at that time from the other parties contacted.

        In early February 2004, Messrs. Joseph Nusim and William J. Fox acted as an informal process committee of the board of directors and monitored the status of discussions with Crescent and the other potential purchaser. On February 10, 2004, a telephonic special meeting of the board of directors, at which all directors were present, was held to, among other things, update the board of directors on the discussions with the two parties that had expressed a preliminary interest in potentially acquiring Loehmann's. At such meeting, the board of directors acknowledged that Messrs. Nusim and Fox were acting as an informal process committee on behalf of the board of directors and formally established the process committee, which was the predecessor to the special committee. The board of directors also authorized the process committee to continue the exploration of a possible transaction with potential purchasers. The board of directors further authorized a payment to each process committee member of $10,000 for six months of service on the process committee. On February 11, 2004, the board of directors meeting that began on February 10, 2004 was continued, with all directors other than Messrs. Friedman and Glass participating. At such meeting, all directors other than Messrs. Friedman and Glass approved certain changes to the employment agreements between Loehmann's and each of Messrs. Friedman and Glass to extend the term of each employment agreement by two years, to use a three-year average to determine the amount of bonus used to calculate the severance payment following a change of control instead of the prior year's bonus amount, to provide for the continuation of each executive's medical and life insurance benefits after a termination resulting from a change of control and to provide that Loehmann's would bear any legal fees incurred by the executives if a dispute arose over severance payments. In negotiating the revised employment agreements for Messrs. Friedman and Glass, the compensation committee and the board of directors (other than Messrs. Friedman and Glass) considered the incremental costs of the proposed changes to the employment agreements of Messrs. Friedman and Glass and concluded that such incremental costs were not of a magnitude that would unduly deter a third party interested in acquiring Loehmann's. See "—Interests of Loehmann's Directors and Officers in the Merger" beginning on page 60 for a description of the employment agreements and the amendments thereto made in February 2004.

        In early February 2004, based upon the interest of Crescent and the other potential purchaser, Loehmann's entered into confidentiality agreements with each party. Crescent and its advisors and the other potential purchaser continued their preliminary due diligence review of Loehmann's. Crescent was introduced to Messrs. Friedman and Glass in a meeting hosted by PJSC on February 9, 2004 at which Messrs. Friedman and Glass made a management presentation to Crescent on behalf of Loehmann's. In early February, Loehmann's also made a management presentation to the other potential purchaser. On February 16, 2004, Messrs. Nusim and Fox, acting as the process committee, met to discuss with PJSC the status of discussions with each party. Following the meeting on February 9, 2004, Crescent remained interested in pursuing the transaction and instructed its counsel, King & Spalding, LLP, which we refer to as King & Spalding, to prepare an exclusivity agreement and indication of interest letter. Based on the management presentation by Messrs. Friedman and Glass, Crescent determined that management continuity would be a key element to maintaining the successful operations of Loehmann's. Accordingly, Crescent provided in its indication of interest letter that Crescent would require Messrs. Friedman and Glass, and possibly other members of the management team, to enter into employment agreements with the surviving corporation and to retain material equity interests in the surviving corporation, as agreed upon by the parties. Crescent did not discuss with management its participation in the transaction prior to the execution of the exclusivity agreement and indication of interest letter. At a process committee meeting held on February 20, 2004, PJSC discussed with the process committee Crescent's proposed indication of interest letter and exclusivity agreement. At this meeting, PJSC also informed the process committee that the other potential purchaser had indicated interest at a price per share of $20.00, which was significantly lower than Crescent's preliminary indication of interest of $23.00 per share. The process committee discussed Crescent's proposed exclusivity agreement and non-binding indication of interest letter and discussed certain changes that the process committee wanted to be made to the terms of the exclusivity agreement and indication of interest letter. In particular, the process committee requested that the indication of interest letter be revised to provide stronger assurances regarding financing for the transaction and language concerning the inclusion of a fiduciary out in any definitive merger agreement.

        On February 25, 2004, the process committee met again with the legal and financial advisors to Loehmann's and had further discussions about Crescent's proposed indication of interest letter and exclusivity agreement, including revisions made in response to the requests from the process committee, and the benefits and detriments of granting exclusivity to Crescent for a limited period of time. The process committee determined to recommend to the board of directors that Loehmann's grant Crescent a 37-day period of exclusivity in order to permit Crescent to conduct detailed due diligence of Loehmann's.

        On February 26, 2004, the board of directors held a telephonic meeting in which all directors participated and the board of directors (other than Messrs. Friedman and Glass who indicated to the board of directors that they would be willing to participate in a transaction with Crescent and then recused themselves from this portion of the meeting) approved entering into an exclusivity agreement with Crescent upon the terms approved by the process committee. The exclusivity agreement contemplated that Crescent would be granted a 37-day period to conduct due diligence of Loehmann's, and that during this period, Loehmann's would not solicit, participate in discussions with, or provide information to, any person or entity regarding any potential business combination or sale of Loehmann's. The exclusivity agreement also provided that Loehmann's would advise Crescent of any acquisition proposal or inquiry if such proposal or inquiry presented a reasonable possibility of being ultimately more favorable than the proposed transaction with Crescent. Crescent's proposed non-binding indication of interest provided that one of its affiliates was prepared to offer a price of $23.00 per share for all of the outstanding shares of Loehmann's, subject to, among other things, the satisfactory completion of its due diligence, Crescent obtaining adequate financing, the negotiation of a mutually acceptable merger agreement, the entering into of an appropriate "deal protection" agreement with Alpine that would terminate upon the termination of the merger agreement, and Messrs. Friedman and Glass being willing to enter into employment and non-competition agreements on terms acceptable to Crescent. The board of directors' decision to enter into the exclusivity agreement was based in part on the advice of PJSC that it would be difficult to replicate a $23.00 per share offer from any other financial buyer and that it was relatively unlikely that any of the few potential strategic buyers would have a high level of interest in acquiring Loehmann's. The board of directors also considered the fact that Alpine had indicated that while it had not made any final decision, Alpine believed that it would be favorably disposed to a transaction at the $23.00 price level. The board of directors also was aware that Crescent had indicated that it was reluctant to proceed with a time-consuming and expensive due diligence review of Loehmann's without receiving an exclusivity agreement.

        At the February 26th meeting, PJSC made a written presentation to the board of directors relating to the proposed per share price indicated by Crescent. In connection with the February 26, 2004 presentation to the board of directors, PJSC reviewed the background of the proposed offer indicated by Crescent, presented a summary overview of Crescent, and reviewed and discussed various financial analyses of Loehmann's and the Crescent offer, which were refined and presented more fully in the valuation analysis delivered by PJSC to the special committee and the board of directors on April 19, 2004. At the meeting, in view of the potential participation of the executive officers in the transaction being suggested by Crescent, the board of directors redesignated the process committee as a special committee of the board of directors. The board of directors granted the special committee the authority to review, evaluate and negotiate the terms and conditions of a possible sale of Loehmann's. It also granted the special committee the authority to retain its own independent legal and financial advisors at the expense of Loehmann's and authorized an additional payment of $20,000 (for a total payment of $30,000, including the $10,000 payment previously authorized) to be made to each member of the special committee in recognition of the significant time and effort expected to be required for service on the special committee.

        On February 26, 2004, Loehmann's entered into the exclusivity agreement with Crescent on the terms authorized by the board of directors at its meeting on February 26, 2004 and Crescent sent an executed indication of interest letter to the board of directors.

        Following the meeting of the board of directors on February 26, 2004, the members of the special committee engaged in discussions among themselves concerning the retention of legal and financial advisors. At a meeting of the special committee held on March 2, 2004, the special committee determined to engage Skadden Arps as its legal advisor and PJSC as its financial advisor. The special committee made such determination based on, among other reasons, PJSC's experience and expertise in the retail sector, Skadden Arps' and PJSC's respective experience and expertise in matters like the transaction being considered and the fact that neither firm had a longstanding historical relationship with Loehmann's or with the management of Loehmann's. The special committee also considered the fact that PJSC had entered into an engagement letter with Loehmann's to assist Loehmann's in its review of strategic alternatives. At the request of the special committee, Skadden Arps was present at the meeting on March 2nd and reviewed with the special committee its duties and responsibilities and the role of the special committee in negotiating with any person making an acquisition proposal for Loehmann's, including members of management. Also at the March 2nd meeting of the special committee, the special committee considered a request from Messrs. Friedman and Glass that Loehmann's reimburse them for their legal expenses incurred in connection with their participation in a possible acquisition transaction. The special committee considered the fact that the participation of Messrs. Friedman and Glass was a prerequisite to Crescent's willingness to proceed with a transaction with Loehmann's. The special committee also considered the fact that although Messrs. Friedman and Glass would not be participating directly in the negotiation of the transaction with the special committee, they would each be required to negotiate their individual employment agreements and option cancellation agreements with Crescent. Accordingly, the special committee determined that reimbursement of the legal fees incurred by Messrs. Friedman and Glass in connection with such negotiation would be appropriate, and the special committee authorized the reimbursement of Messrs. Friedman and Glass for the expenses of one shared counsel in connection with the possible transaction up to an aggregate amount of $100,000.

        On March 2, 2004, Loehmann's entered into an expense reimbursement agreement with Messrs. Friedman and Glass on the terms authorized by the special committee. Loehmann's has, in furtherance of its obligation to reimburse Messrs. Friedman and Glass for up to $100,000 of their legal expenses, paid Messrs. Friedman's and Glass' counsel a refundable retainer of $50,000. It is currently expected that the full $100,000 of reimbursable legal expenses will be incurred and that prior to completion of the merger such expenses will be reimbursed to (or paid on behalf of) Messrs. Friedman and Glass.

        In connection with its continued due diligence of Loehmann's, Crescent had a meeting on March 4, 2004 with Messrs. Friedman and Glass to discuss various matters related to the operations of Loehmann's. At this meeting, Crescent discussed briefly with Messrs. Friedman and Glass their participation in the transaction, including the rolling over of their options and creation of a new stock option pool. In a subsequent diligence meeting on March 18, 2004 at which Crescent was introduced to the senior vice presidents of Loehmann's, Messrs. Friedman and Glass and Crescent continued their discussions regarding the executive officers' participation in the transaction. The terms of the executive officers' participation in the transaction were finalized in a series of conference calls between Crescent and Messrs. Friedman and Glass following this meeting and prior to the execution of the merger agreement. Messrs. Friedman and Glass periodically advised the special committee and its advisors with respect to the progress being made concerning the terms of their participation in the transaction, including the terms of the roll over of their existing Loehmann's options into options in the surviving corporation and the terms of their proposed new employment agreements.

        Although Messrs. Friedman and Glass had various discussions with Crescent regarding their participation in the transaction, consulted with Crescent on various diligence matters and participated in meetings with potential financing sources, Messrs. Friedman and Glass did not participate with Crescent in the negotiations with Loehmann's related to the merger agreement.

        Throughout March and early April 2004, Crescent and its advisors conducted a detailed financial and legal due diligence review of Loehmann's. During March and April, Crescent, together with Messrs. Friedman and Glass at certain times, met with potential financing sources in an effort to obtain a commitment for the debt portion of the proposed acquisition.

        On March 12, 2004, King & Spalding provided Skadden Arps with a draft merger agreement relating to a possible acquisition of Loehmann's.

        At a meeting of the special committee held on March 17, 2004, representatives of Skadden Arps and PJSC updated the special committee on the status of Crescent's due diligence review. Skadden Arps also discussed with the special committee the draft merger agreement provided by King & Spalding. Skadden Arps noted the following areas of particular concern relating to the draft merger agreement: (1) the "no solicitation" provision did not allow the special committee and the board of directors sufficient flexibility to talk to other potential purchasers or to terminate the merger agreement if a superior transaction were available to Loehmann's; (2) Loehmann's would be required to submit the merger agreement to a vote of the Loehmann's stockholders even if the special committee or the board of directors had withdrawn its recommendation to the Loehmann's stockholders in accordance with the terms of the merger agreement; (3) the proposed break-up fee of $8.0 million was excessive; and (4) the belief of Skadden Arps that the representations and warranties were not typical for a public company transaction, especially where management was participating in the transaction. After consultation with the special committee, Skadden Arps furnished its comments on the draft merger agreement to King & Spalding.

        During late March and early April, Crescent and its advisors continued their due diligence review and representatives of Loehmann's and Crescent continued negotiations with respect to the draft merger agreement. During this period, Crescent also began negotiations with representatives of Alpine with respect to the draft voting agreement. Negotiations during this period relating to the draft merger agreement focused on the following key provisions of the merger agreement: the proposed closing conditions to the merger, the ability of Loehmann's to consider an alternative transaction after the merger agreement was signed and the circumstances under which a termination fee (the amount of which had not been agreed upon) would be paid. At a meeting of the special committee held on March 31, 2004, Skadden Arps updated the special committee on the status of the merger agreement negotiations and described certain preliminary issues which had been resolved during the course of such negotiations, specifically that Loehmann's would not be required to submit the merger agreement to a vote of the Loehmann's stockholders if the board of directors withdrew its recommendation to the Loehmann's stockholders in accordance with the terms of the merger agreement and that the representations and warranties would be further limited. Also at this meeting, PJSC further updated the special committee on the status of Crescent's due diligence review and financing. At this meeting, PJSC advised the special committee that Crescent had requested a brief extension of the exclusivity period. The special committee determined that the full board of directors (other than Messrs. Friedman and Glass) should consider whether or not to extend the exclusivity period at its regularly scheduled meeting on April 7, 2004. Representatives of the special committee advised representatives of Crescent that the special committee would not be inclined to recommend an extension of the exclusivity period unless significant progress was made on the key provisions of the merger agreement referred to above. Between April 1 and April 7, 2004, representatives of the special committee and Crescent continued to negotiate such key provisions of the merger agreement.

        At a meeting of the board of directors held on April 7, 2004, at which all directors were present, the special committee and its legal and financial advisors updated the board of directors on the status of the proposed transaction. The special committee reported the favorable resolution of many of the key provisions in the merger agreement, including (1) a favorable resolution of the no-solicitation provision, which provided the board of directors the ability to perform an effective post-signing market check of the transaction; (2) agreement upon appropriate conditions to closing which would provide

Loehmann's a high degree of certainty that the merger would be completed; (3) agreement as to the circumstances under which the merger agreement could be terminated; and (4) agreement on the "triggering" events for the payment of a termination fee and expense reimbursement. See "The Merger Agreement" beginning on page 71. At such meeting, the board of directors (other than Messrs. Friedman and Glass) agreed to grant Crescent an extension, until April 19, 2004, of the exclusivity period, which had expired on April 3, 2004.

        On April 12, 2004, consistent with the determination of the board of directors at its April 7th meeting, Loehmann's entered into a letter agreement with Crescent, extending the exclusivity period through April 19, 2004, retroactive to April 3, 2004. After entering into the extension of the exclusivity agreement, King & Spalding and Skadden Arps continued their negotiation of the merger agreement. King & Spalding also continued its negotiations with representatives of Alpine relating to the voting agreement. Also, Crescent and its representatives sought to finalize the terms of the new employment agreements and agreements relating to the roll over of certain options with Messrs. Friedman and Glass. The special committee held two meetings during the week of April 12th in order to receive updates on the status of Crescent's efforts regarding financing for the proposed merger and the status of the negotiations related to the draft merger agreement and other transaction agreements.

        On April 19, 2004, a special meeting of the board of directors was held in New York. All directors were present in person at the meeting (other than Mr. Friedman who was present telephonically). At this meeting, Skadden Arps discussed in detail the fiduciary duties of the directors and other legal considerations that the directors should take into account in their deliberations regarding the proposed transaction. In addition, Skadden Arps presented a detailed review of the terms of the draft merger agreement, voting agreement, employment agreements for Messrs. Friedman and Glass and the related option cancellation agreements, equity commitment letter from FIIB, and other related documentation (other than the debt commitment letter which had not yet been provided by Crescent). At this meeting, PJSC also reviewed with the board of directors the financial aspects of the proposed merger. PJSC reviewed, among other things, (1) the historical and projected financial information and historical stock prices of Loehmann's and (2) a share price premium analysis based on historical prices in relation to the proposed merger consideration. PJSC also presented a summary valuation analysis that included an analysis of comparable companies and a discounted cash flow analysis, in each case for both the management case and a sensitivity case, and an analysis of precedent transactions. See "—Opinion of the Special Committee's Financial Advisor" beginning on page 46. Following the April 19th board of directors meeting, Skadden Arps and King & Spalding finalized the draft merger agreement. Also, King & Spalding finalized the voting agreement with counsel for Alpine and the management agreements with counsel for Messrs. Friedman and Glass. Also, during the week of April 19th Crescent completed its negotiations on the terms of the debt commitment letter and furnished representatives of the special committee with a draft of the debt commitment letter.

        On April 22, 2004, the special committee met telephonically with its legal and financial advisors. PJSC confirmed for the special committee its financial analysis of Loehmann's that PJSC had previously provided at the board of directors meeting on April 19, 2004 and said that PJSC was prepared to deliver its oral opinion (which would be subsequently confirmed in writing) that, as of such date, the amount of $23.00 per share in cash to be received by Loehmann's stockholders pursuant to the merger agreement is fair to such stockholders from a financial point of view. See "—Opinion of the Special Committee's Financial Advisor" beginning on page 46. The special committee also reviewed the terms and conditions of the debt commitment letter that Crescent was proposing to execute. The special committee then determined that the price and the other terms and provisions of the proposed merger agreement are substantively and procedurally fair to and in the best interests of Loehmann's and its stockholders, and the merger to be advisable. Based on such findings, the special committee determined to recommend that the board of directors approve and authorize the proposed merger agreement and the transactions contemplated thereby.

        On April 22, 2004, immediately following the meeting of the special committee, there was a special telephonic meeting of the full board of directors. All directors were present, and Skadden Arps and

PJSC were also present. Skadden Arps reviewed with the directors in detail the terms and conditions of the debt commitment letter to be signed by Crescent. Skadden Arps also discussed the final negotiations and minor changes with respect to the merger agreement that had occurred since the board of directors meeting on April 19, 2004, the most significant of which were that the parties had agreed (1) upon the extent to which Loehmann's would waive certain claims against Crescent, FIIB and their related parties other than DAHC and DAH Merger Corporation and (2) that $4.0 million of the agreed-upon amount of $6.0 million to be paid if the proposed transaction were not consummated under certain circumstances would be allocated to the termination fee and $2.0 million of the agreed-upon amount would be allocated to expense reimbursement. PJSC updated its share price premium analysis and confirmed its financial analysis of Loehmann's that PJSC had previously provided at the board of directors meeting on April 19, 2004 and rendered an oral opinion (which was subsequently confirmed in writing) that, as of April 22, 2004, the proposed merger consideration to be received by the holders of Loehmann's common stock pursuant to the merger agreement is fair to such stockholders from a financial point of view. See "—Opinion of the Special Committee's Financial Advisor" beginning on page 46. After receiving the recommendation of the special committee and the opinion of PJSC, the full board of directors unanimously concluded that the terms and provisions of the merger agreement and the related merger were substantively and procedurally fair to and in the best interests of Loehmann's and its stockholders, and that the merger was advisable, approved and authorized the merger, and recommended that the Loehmann's stockholders approve and adopt the merger agreement and the related merger. Following the board of directors' meeting, the merger agreement and related transaction documents were executed by the parties.

        On the morning of April 23, 2004, Loehmann's issued a press release announcing that Loehmann's had entered into a definitive merger agreement with an affiliate of Crescent.

        Following the execution of the merger agreement, Messrs. Friedman and Glass initiated discussions with Crescent about providing other members of Loehmann's management the opportunity to roll over a portion of their Loehmann's options in order to enhance their incentives following the merger. Crescent agreed to provide this opportunity to other members of management. Representatives of Loehmann's and Crescent determined that permitting other members of management to roll over their options would require an amendment to the merger agreement. An amendment was discussed that would provide that, at the election of DAHC, certain senior managers may, if they qualify as accredited investors, be permitted to roll over a portion of their existing Loehmann's options into options in the surviving corporation. At a special committee meeting held on May 14, 2004, the special committee discussed the possibility of amending the merger agreement to provide such senior managers with the opportunity to roll over a portion of their existing options. The special committee indicated that it would be supportive of such an amendment. On June 7, 2004, King & Spalding provided Skadden Arps with a proposed draft of an amendment to the merger agreement providing that, at the election of DAHC, certain senior managers may, if they qualify as accredited investors, may be permitted to roll over certain existing options held by such senior managers. Representatives of Skadden Arps and King & Spalding negotiated the terms of the amendment in June and early July 2004.

        On July 8, 2004, the special committee met telephonically with its legal and financial advisors to review the terms of the proposed amendment. At such meeting, PJSC advised the special committee that, had it been aware of the proposed roll over of options by such senior managers at the time it rendered its fairness opinion in April, PJSC would not have changed the conclusion of the opinion because the roll over did not affect the consideration to be received by holders of Loehmann's common stock and did not impact in any manner the financial condition or prospects of Loehmann's for valuation purposes. The special committee determined to recommend to the board of directors that it approve the proposed amendment to the merger agreement.

        On July 8, 2004, immediately following the meeting of the special committee, there was a special telephonic meeting of the board of directors at which Skadden Arps and PJSC were also present. Skadden Arps reviewed the terms of the proposed amendment. After receiving the recommendation of the special committee and the advice of PJSC as to the absence of any effect on its original fairness opinion, the board of directors (with one director absent) unanimously determined to approve the amendment to the merger agreement. The special committee and the board of directors made their determination as to the fairness of the proposed merger on April 22, 2004 in connection with the approval of the merger agreement and did not update their fairness determination in connection with the amendment to the merger agreement or events subsequent to the execution of the merger agreement. The board of directors and special committee did not update their fairness determination to reflect the possibility of additional roll overs in light of PJSC's advice that, had it been aware of the potential roll over of such options at the time of PJSC's original fairness opinion, it would not have changed PJSC's conclusion because the additional roll over of options would not affect the $23.00 per share merger consideration to be received by Loehmann's stockholders and would not impact in any manner the financial condition or prospects of Loehmann's for valuation purposes.

        On July 12, 2004, the amendment to the merger agreement was executed by Loehmann's, DAHC, and DAH Merger Corporation.

POSITION OF LOEHMANN'S AS TO THE FAIRNESS OF THE MERGER; RECOMMENDATION BY THE LOEHMANN'S BOARD OF DIRECTORS

        The special committee believes that the proposed merger and the terms and provisions of the merger agreement are substantively and procedurally fair to and in the best interests of Loehmann's and its unaffiliated stockholders, and that the merger is advisable. On April 22, 2004, the special committee unanimously recommended to the full board of directors that the board of directors approve and authorize the merger agreement and the transactions contemplated thereby.

        At a special meeting of the board of directors at which all directors of Loehmann's were present and which was held immediately following the special committee's determination, the board of directors considered the recommendation of the special committee. The board of directors unanimously concluded that the terms and provisions of the merger agreement and the proposed merger were substantively and procedurally fair to and in the best interests of Loehmann's and its stockholders, and that the merger was advisable, approved and authorized the merger agreement and recommended that the Loehmann's stockholders approve and adopt the merger agreement and the related merger.

        On July 8, 2004, the special committee met to consider the proposed amendment to the merger agreement and unanimously recommended to the full board of directors that the board of directors approve and authorize the proposed amendment to the merger agreement to provide that, at the election of DAHC, the senior managers may, if they qualify as accredited investors, be permitted to roll over a portion of their existing Loehmann's options into options in the surviving corporation.

        On July 8, 2004, immediately following the meeting of the special committee, there was a special meeting of the board of directors at which all directors of Loehmann's, other than Mr. Lipoff, were present. At this meeting, the board of directors considered the recommendation of the special committee and unanimously approved and authorized the amendment to the merger agreement. The special committee and the board of directors did not update their determination as to the fairness of the proposed merger in connection with the amendment to the merger agreement or other events subsequent to the execution of the merger agreement.

        In evaluating the fairness and advisability of the merger agreement and the related merger, the special committee and the board of directors considered the following factors, each of which the special committee and the board of directors believe supports their determination as to fairness:

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  Peter J. Solomon Company Opinion.    The special committee and the board of directors considered the financial presentation of PJSC and PJSC's oral opinion delivered to the special committee and the board of directors (which opinion was subsequently confirmed in writing) to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the $23.00 per share price was fair to the Loehmann's stockholders from a financial point of view, as more fully described under "—Opinion of the Special Committee's Financial Advisor" beginning on page 46. Neither the board of directors (including Messrs. Friedman and Glass) nor the special committee conducted its own independent financial analysis of the factors considered in the PJSC Opinion. The board of directors (including Messrs. Friedman and Glass) and the special committee adopted the financial analyses and conclusions of PJSC. The full text of the PJSC Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken by PJSC, is attached as Appendix B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the PJSC Opinion carefully.

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  Stockholder Vote.    The special committee and the board of directors also considered the fact that approval and adoption of the merger agreement would require the affirmative vote of the holders of a majority of the outstanding shares of Loehmann's common stock entitled to vote. The special committee and the board of directors considered that Messrs. Friedman and Glass and DAHC and DAH Merger Corporation did not own shares of Loehmann's common stock and therefore would not be voting on the proposed merger. The special committee and the board of directors noted that the Alpine stockholders, collectively the company's largest stockholder and the beneficial owner of approximately 32.7% of Loehmann's common stock, entered into a voting agreement with DAHC in which the Alpine stockholders agreed to vote the shares held by such stockholders in favor of approval and adoption of the merger agreement and the related merger. The special committee and the board of directors also noted that the voting agreement with the Alpine stockholders was a condition to DAHC entering into the merger agreement. The Alpine stockholders are affiliates of Loehmann's because of their ownership of 32.7% of the outstanding shares of Loehmann's common stock. The special committee and the board of directors, however, did not determine to structure the merger to require the approval of at least a majority of the unaffiliated stockholders. This determination was made because the special committee and the board of directors did not believe that the Alpine stockholders have any material interests in the merger that are different from the interests of the other Loehmann's stockholders as they (1) do not have a designee on the board of directors or otherwise participate in the management of Loehmann's; (2) are not participating in the transaction in any manner other than entering into the voting agreement; and (3) would not have any interest in the surviving corporation. The special committee and the board of directors recognized that stockholders who did not desire to sell their Loehmann's shares for $23.00 per share would have interests which differ from the interests of the Alpine stockholders and that if the merger were approved by a majority of the outstanding shares of Loehmann's common stock, those Loehmann's stockholders who did not wish to receive $23.00 per share would have the right to pursue their appraisal rights under Delaware law. Because the special committee and the board of directors do not believe that any of the current Loehmann's stockholders have any material interests that differ from the interests of other Loehmann's stockholders, it is expected that all of the Loehmann's stockholders entitled to vote on the merger agreement and the related merger at the special meeting will be disinterested stockholders.

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  Ability to Consider Alternative Transactions and to Terminate the Merger Agreement.    The special committee and the board of directors considered the terms of the proposed merger agreement, including the merger agreement provisions permitting Loehmann's to (1) provide confidential due diligence information to, and engage in discussions with, a third party that delivers an unsolicited competing offer to enter into a transaction so long as the board of directors believes in good faith after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Loehmann's stockholders and (2) terminate the merger agreement (A) if the special committee authorizes Loehmann's to enter into any acquisition agreement with respect to a superior proposal, after Loehmann's gives DAHC three business day's notice of, among other things, Loehmann's intent to terminate, pursuant to the terms of the merger agreement and (B) after Loehmann's provides DAHC the opportunity to propose such adjustments to the terms and conditions of the merger agreement as would enable Loehmann's to proceed with the recommendation of the board of directors that the Loehmann's stockholders approve and adopt the merger agreement. The special committee and the board of directors also considered the fact that the voting agreement with the Alpine stockholders would automatically terminate if the board of directors terminated the merger agreement in order to accept a superior proposal and that Alpine would be permitted to provide information to and engage in discussions with the party who made the superior proposal from the date on which the board of directors or the special committee gave notice to DAHC of its intent to accept such superior proposal.

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  Termination Fee.    The special committee and the board of directors considered the $4.0 million termination fee and the expense reimbursement of up to $2.0 million (which in the aggregate represents approximately 3 3/8% of the transaction value) to be paid to DAHC if the merger agreement is terminated under circumstances specified in the merger agreement. The special committee and the board of directors were aware that in certain circumstances only the expense reimbursement would be payable and that under circumstances when both the termination fee and the expense reimbursement would be payable, a substantial portion of the payment would be for actual, out-of-pocket expenses of DAHC. The special committee and the board of directors believe that the termination fee and expense reimbursement is customary and would not, in and of itself, unduly deter a third party from making, or inhibit the special committee or the board of directors in evaluating, negotiating and, if appropriate, approving, an alternative transaction.

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  Terms of the Merger Agreement.    The special committee and the board of directors also considered the other terms of the proposed merger agreement, including the fact that completion of the proposed merger is not subject to a financing condition, that there are relatively few closing conditions to the merger and that there is no regulatory approval necessary to consummate the merger. Accordingly, the special committee and the board of directors believe that there is a high likelihood that the merger will be consummated.

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  Regulatory Approvals.    The special committee and the board of directors considered the fact that there are not expected to be any regulatory approvals required to consummate the merger and that DAHC had advised Loehmann's that, based on the structure of DAHC, the merger is not subject to a premerger notification obligation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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  Negotiations on Merger Agreement.    The special committee and the board of directors considered the fact that the merger agreement and the transactions contemplated thereby were the product of extensive negotiations between Crescent and the special committee and that neither member of the special committee was employed by or affiliated with Loehmann's (except in his capacity as a director) or would have any equity interest in Loehmann's following the proposed merger.

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  Market Price and Premium.    The special committee and the board of directors considered the historical market prices of Loehmann's common stock and noted that the proposed consideration of $23.00 per share exceeded the highest market price per share of Loehmann's common stock since Loehmann's emerged from bankruptcy in October 2000. The special committee and the board of directors also considered the fact that the merger consideration represented a premium of approximately 5.7% over the closing price of Loehmann's common stock on April 22, 2004, the last trading day prior to the public announcement of the proposed merger and a premium of approximately 15.8%, 18.6% and 27.8% over the respective 30, 60 and 90-day average closing prices of Loehmann's common stock prior to April 22, 2004.

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  Merger Consideration.    The special committee and the board of directors concluded that the merger consideration was likely the highest price reasonably attainable for Loehmann's stockholders in a merger or other acquisition transaction.

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  Receipt of Commitment Letters.    The special committee and the board of directors considered the fact that FIIB had committed to provide the equity portion of the financing pursuant to the equity commitment letter and agreed to capitalize DAHC with $7.0 million and that DAHC had received a commitment letter from CIT, which is Loehmann's historical lender, and Silver Point to arrange, fund and administer the necessary debt portion of the financing for the proposed merger. The special committee and the board of directors had reviewed the terms and conditions of the equity and debt commitment letters. See "—Financing of the Merger" beginning on page 55.

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  Projected Financial Performance and Related Risks and Uncertainties.    The special committee and the board of directors considered the financial projections prepared by Loehmann's management, including the most recent projections prepared by management as part of the normal annual budgeting and planning process. The special committee and the board of directors considered the fact that the financial projections relied on the ability of Loehmann's to implement successfully its growth strategy and the risk that if Loehmann's did not implement successfully its growth strategy then the results contemplated by the financial projections might not materialize. See "—Financial Projections" beginning on page 53.

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  Recent Earnings Results of Loehmann's.    The special committee and the board of directors considered their familiarity with the business, financial condition, results of operations and prospects of Loehmann's, including the prospects of Loehmann's if it were to remain a publicly owned corporation and the nature of the industry in which Loehmann's operates. The special committee and the board of directors also considered the recent results of Loehmann's operations for the fiscal year ended January 31, 2004, which were publicly announced on April 8, 2004. In addition, the board of directors and the special committee were aware of and considered the anticipated positive economic performance of Loehmann's in the quarter ended May 1, 2004 and that accordingly, while there could be no assurances as to Loehmann's operating performance for the remainder of the fiscal year, Loehmann's was on track to meet its projected EBITDA forecast for the fiscal year ending January 29, 2005. See "—Financial Projections" beginning on page 53. However, the board of directors and the special committee recognized the variability inherent in retail industry earnings and that such performance was not necessarily predictive of the future retail industry environment generally, or with respect to Loehmann's, especially because of the historical variability in Loehmann's sales and profitability.

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  Lack of Liquidity of Common Stock.    The special committee and the board of directors also considered the thin trading market and the lack of liquidity of Loehmann's common stock. According to recent public filings with the Securities and Exchange Commission, which we refer to as the SEC, approximately 50% of Loehmann's common stock is held by only three filing persons (as of the date the merger agreement was executed, according to public SEC filings, approximately 46% of Loehmann's common stock was held by only three filing persons). In that regard, the small stock market float would make it difficult for any large stockholder to sell its shares of common stock in the public market without depressing the market price of Loehmann's common stock. The special committee and the board of directors believed that the proposed merger would permit all of the Loehmann's stockholders to sell all of their shares at a fair price. The special committee and the board of directors also noted that the transaction would provide liquidity for the holders of Loehmann's options, many of which were scheduled to vest later in 2004, and would alleviate the possible adverse effect on the share price and detriment to Loehmann's stockholders that could result from the possible sale of a significant amount of shares by Loehmann's optionholders following the vesting of such options, especially if such optionholders attempted to dispose of the underlying shares at the same time.

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  Possible Decline in Market Price of Common Stock.    The special committee and the board of directors also considered the possibility that if a merger transaction with Crescent were not negotiated and Loehmann's remained a publicly owned corporation, the price that might be received by the Loehmann's stockholders in the open market or in a future transaction because of a decline in the market in general might be less than the $23.00 per share price to be received by Loehmann's stockholders in connection with the proposed merger.

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  Availability of Dissenters' Rights.    The special committee and the board of directors also considered the fact that dissenters' rights of appraisal would be available to Loehmann's stockholders under Delaware law. See "—Dissenters' Rights of Appraisal" beginning on page 68.

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  Interests of Messrs. Friedman and Glass that are Distinct from the Interests of Loehmann's Stockholders.    The special committee and the board of directors acknowledged that (1) Messrs. Friedman and Glass each would be entering into new employment agreements in connection with the proposed merger and would continue to be employed by the surviving corporation after completion of the merger; (2) Messrs. Friedman and Glass each would be rolling over a portion of their Loehmann's options into options in the surviving corporation in the merger and would be receiving additional options following the proposed merger; and (3) Messrs. Friedman's and Glass' remaining Loehmann's options (representing approximately 74% of the total options held by Messrs. Friedman and Glass), as well as Loehmann's options held by all other employees and directors, would be canceled in exchange for a right to receive the excess of $23.00 over the exercise price with respect to that option. Upon completion of the merger, Messrs. Friedman and Glass each would receive approximately $3.8 million in consideration of such canceled options. The special committee and the board of directors believed that because Messrs. Friedman and Glass were being cashed out with respect to most of their options, seeking the best possible price per share of Loehmann's common stock would be in their interest. Accordingly, the special committee and the board of directors believe that the interests of Messrs. Friedman and Glass are to a large extent aligned with the interests of the unaffiliated Loehmann's stockholders.

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  Interests of Senior Managers that are Distinct from the Interests of Loehmann's Stockholders. The special committee and the board of directors considered the fact that pursuant to the merger agreement amendment, DAHC may permit eligible senior managers to elect to roll over up to that number of options with an aggregate "option value" equal to 10% of the consideration that such senior managers would be entitled to receive in the merger for such senior manager's options, with the option value being equal to the difference between $23.00 per share and the exercise price of the options to be rolled over. Accordingly, the special committee and the board of directors were aware that the merger agreement amendment may provide the eligible senior managers with the opportunity to participate in the growth of the surviving corporation on an ongoing basis. The special committee and the board of directors recognized that the roll over of options by the eligible senior managers would align such senior managers' interests with the interests of the surviving corporation. The special committee and the board of directors also considered the fact that the merger agreement amendment did not affect the proposed $23.00 per share merger consideration to be paid to Loehmann's stockholders. The roll over of the options by the eligible senior managers would not be a taxable transaction for U.S. federal income tax purposes as the option roll over would defer taxation of the profit realized upon exercise of the options such that the eligible senior managers would not incur any tax liability until they exercise their options in the surviving corporation, at which time the profit realized upon such exercise will be taxed at ordinary income rates. In addition, the special committee and the board of directors considered that it is expected that the senior managers will be granted additional stock options in the surviving corporation following the merger representing in the aggregate approximately 3% of the common stock of the surviving corporation on a fully diluted basis.

        The special committee and the board of directors also considered the following potentially negative factors:

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  No Solicitation of Other Offers.    The special committee and the board of directors considered the fact that Loehmann's engaged in an exclusive negotiation with Crescent without seeking offers from a broad group of other potential purchasers who might be willing to pay in excess of $23.00 per share. After consultation with PJSC, the special committee and the board of directors concluded that it was unlikely that another financial sponsor would be willing to pay in excess of $23.00 per share without a financing condition and that there was only a limited universe of strategic partners who might be interested in acquiring Loehmann's.

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  Risk of Non-Completion.    The special committee and the board of directors considered the risk that the proposed merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

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  The market price of Loehmann's common stock as the market price could be affected by many factors, including (1) the reason or reasons for which the merger agreement was terminated and whether such termination resulted from factors adversely affecting Loehmann's; (2) the then current operating and financial results of Loehmann's which could be variable; (3) the possibility that, as a result of the termination of the merger agreement, the marketplace would consider Loehmann's to be an unattractive acquisition candidate; and (4) the possible sale of shares of Loehmann's common stock by short-term investors (such as arbitrageurs) following an announcement of termination of the merger agreement;

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  Loehmann's operating results, particularly in light of the costs incurred in connection with the transaction, which costs could be in the range of $2.5–$4.0 million in addition to the potential requirement to pay a termination fee of $4.0 million and an expense reimbursement of up to $2.0 million; and

  •
  Loehmann's ability to attract and retain key personnel.

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  Possible Disruption of Business.    The special committee and the board of directors considered the possible disruption to Loehmann's business that may result from the announcement of the transaction and the resulting distraction of the attention of Loehmann's management. The special committee and the board of directors also considered the fact that the merger agreement contained certain limitations (such as prohibitions on entering into new leases or opening or closing any stores (except as agreed with DAHC and DAH Merger Corporation prior to execution of the Merger Agreement)) regarding the operation of Loehmann's business during the period between the signing of the merger agreement and the completion of the proposed merger. See "The Merger Agreement—Covenants; Conduct of the Business Prior to the Merger" beginning on page 73. The special committee and the board of directors believed that such limitations were customary for merger transactions involving public companies. The special committee and the board of directors also considered the fact that during the period between the signing of the merger agreement and the closing of the merger, the conduct of business covenants allowed Loehmann's the flexibility to open certain new stores and to enter into an arrangement with SmartBargains.com, LP, which we refer to as SmartBargains, with respect to Internet sales, which agreement was known to the board of directors and was in the process of being finalized at the time that the merger agreement was executed. The agreement between Loehmann's and SmartBargains was subsequently publicly announced on June 23, 2004.

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  Merger Consideration Taxable.    The special committee and the board of directors also considered that the cash consideration to be received by Loehmann's stockholders would be taxable to the stockholders.

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  Future Growth.    The special committee and the board of directors considered the fact that if the proposed merger is approved and adopted, Loehmann's stockholders would not participate in the future growth of Loehmann's. Because of the risks and uncertainties associated with Loehmann's future growth prospects, the special committee and the board of directors concluded that this detriment was not quantifiable. The special committee and the board of directors also concluded that providing Loehmann's stockholders the opportunity to sell their shares at a fair price now was preferable to remaining as an independent public company in which the holders of such stock would have a speculative potential for future gain.

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  Termination Fee and Expenses.    The special committee and the board of directors considered the $4.0 million termination fee and the expense reimbursement of up to $2.0 million that Loehmann's may be required to pay in connection with the termination of the merger agreement under certain circumstances. While the special committee and the board of directors recognize that the termination fee and expense reimbursement impose an additional cost to a third-party buyer, the special committee and the board of directors believe that the termination fee and expense reimbursement are customary in amount and that the termination fee and expense reimbursement are not large enough to unduly deter other bidders who might be interested in acquiring Loehmann's.

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  Merger Does Not Require Vote of Majority of Unaffiliated Stockholders.    The Alpine stockholders are affiliates of Loehmann's because of their ownership of 32.7% of the outstanding shares of Loehmann's common stock. For the reason described under the bullet "Stockholders Vote" above, however, the special committee and the board of directors did not structure the merger to require the approval of at least a majority of the unaffiliated stockholders.

        The special committee and the board of directors did not consider net book value to be a material factor in determining the fairness of the merger to Loehmann's and its stockholders because they believed that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices for Loehmann's common stock or its value as a going concern. The board of directors and the special committee were aware, however, that the merger consideration of $23.00 per share is higher than Loehmann's book value per share at January 31, 2004 of $9.19 based on the number of shares outstanding on such date. See "Selected Historical Financial Information" on page 83. The board of directors and the special committee did not consider liquidation value in determining the fairness of the merger to Loehmann's and its stockholders because of the board of directors' and the special committee's belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, of the impracticality of determining a liquidation value given the significant execution risk involved in any breakup and the fact that healthy companies are not valued on the basis of liquidation value. The special committee and the board of directors did not establish a pre-merger going concern value for the equity of Loehmann's to determine the fairness of the merger consideration to Loehmann's stockholders and do not believe there is a single method of determining going concern value although the valuation analyses of PJSC in its totality may be reflective of going concern value.

        Although the foregoing discussion sets forth all of the material factors considered by the special committee and the board of directors in reaching the recommendations of the special committee and the board of directors, it may not include all of the factors considered by the special committee and the board of directors. In addition, each director may have considered different factors. In view of the variety of factors and the amount of information considered, the special committee and the board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their recommendations. The recommendations were made after consideration of all of the factors as a whole.

        The special committee and the board of directors believe that the proposed merger is procedurally fair to Loehmann's unaffiliated stockholders, because, among other things: (1) the special committee consisted of independent directors appointed by the board of directors to represent solely the interests of Loehmann's stockholders and (2) the terms and conditions of the merger agreement resulted from extensive negotiations between the special committee and Crescent and their respective advisors. Although the transaction was not structured to require the approval of a majority of Loehmann's unaffiliated stockholders, the special committee and the board of directors believe that there were sufficient procedural safeguards to ensure fairness of the transaction and to permit the special committee to represent effectively the interests of Loehmann's unaffiliated stockholders. The special committee, even though it consisted of directors of Loehmann's and therefore was not completely unaffiliated with Loehmann's, is a mechanism well recognized under Delaware law to ensure fairness in transactions of this type. Accordingly, in view of the existence of the special committee and the special committee's retention of PJSC, there was no need for a majority of directors who are not employees of Loehmann's to retain an unaffiliated representative to act on behalf of Loehmann's unaffiliated stockholders in negotiating the terms of the transaction or in preparing a report on the fairness of the transaction.

        The board of directors, after receiving the unanimous recommendation of the special committee, (1) has unanimously approved and authorized the merger agreement and the transactions contemplated thereby, including the proposed merger; (2) has unanimously determined that the proposed merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of Loehmann's and its stockholders, and that the merger is advisable; and (3) unanimously recommends that Loehmann's stockholders vote FOR approval and adoption of the merger agreement and the related merger.

        In considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Loehmann's have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Loehmann's stockholders generally. See "—Interests of Loehmann's Directors and Officers in the Merger" beginning on page 60.

        To the knowledge of Loehmann's, none of its executive officers, directors or affiliates has made a recommendation in support of or opposed to the merger except for (1) Messrs. Friedman and Glass, who have made (and will continue to make) statements recommending the merger in press releases and employee communications and (2) the members of the board of directors who have collectively made a recommendation in favor of the merger as set forth in this proxy statement.

POSITION OF MESSRS. FRIEDMAN AND GLASS AS TO THE FAIRNESS OF THE MERGER

        Messrs. Friedman and Glass have adopted the board of directors' and the special committee's analyses with respect to the procedural and substantive fairness of the transaction, described above under "—Position of Loehmann's as to the Fairness of the Merger, Recommendation by the Loehmann's Board of Directors" beginning on page 32 and have concluded based on such analyses that the terms and conditions of the merger are substantively and procedurally fair to the Loehmann's unaffiliated stockholders. Messrs. Friedman and Glass believe that the analyses on which they have based their conclusion as to the fairness of the merger to the Loehmann's unaffiliated stockholders, provides a reasonable basis upon which to form such conclusion. Messrs. Friedman and Glass believe that the merger is procedurally fair to Loehmann's unaffiliated stockholders even though (1) the transaction was not structured to require the approval of a majority of Loehmann's unaffiliated stockholders and (2) a majority of directors who are not employees of Loehmann's has not retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the transaction and/or preparing a report on the fairness of the transaction. Messrs. Friedman and Glass adopted the board of directors' view that the special committee process, including the retention of PJSC, provided sufficient procedural safeguards to ensure the fairness of the transaction and to permit the special committee to represent effectively the interests of Loehmann's unaffiliated stockholders.

POSITION OF THE INVESTOR GROUP AS TO THE FAIRNESS OF THE MERGER

        The investor group believes that the terms and conditions of the merger are substantively and procedurally fair to Loehmann's unaffiliated stockholders. As described in more detail under "—Background of the Merger" beginning on page 25, the merger agreement was negotiated between the special committee and its representatives, on the one hand, and DAHC and its representatives, on the other hand. The investor group considered the fairness of the merger consideration to Loehmann's unaffiliated stockholders, in light of their view of the prospects of Loehmann's as a public and private company, the stock price over the last year and their view of the short term and long term prospects for the economy and the stock price generally.

        The belief of the investor group that the merger is substantively fair is based on the following factors:

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  The financial projections of Loehmann's are based on a growth strategy and there is no assurance that Loehmann's would successfully achieve such growth and the results contemplated by the financial projections.

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  The relationship between the merger consideration of $23.00 per share and the recent and historical market prices, including the fact that the merger consideration (1) represents a premium over the market price at the time the merger agreement was executed and the historical market prices of Loehmann's common stock over the past year and (2) exceeds the highest market price per share of Loehmann's common stock since Loehmann's emerged from bankruptcy in October 2000. The merger consideration therefore provides the Loehmann's stockholders with the ability to achieve a higher return than has been or would otherwise be available to such stockholders.

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  The special committee and the board of directors concluded that the merger consideration was likely the highest price reasonably attainable for the Loehmann's stockholders in a merger or other acquisition transaction.

  •
  PJSC concluded that the $23.00 per share price was fair to the Loehmann's stockholders from a financial point of view. See "—Opinion of the Special Committee's Financial Advisor" beginning on page 46.

  •
  The thin trading market of the Loehmann's common stock, the lack of liquidity of Loehmann's common stock and the fact that, according to recent public SEC filings, approximately 50% of Loehmann's common stock is held by only three filing persons (as of the date the merger agreement was executed, according to public SEC filings, approximately 46% of Loehmann's common stock was held by only three filing persons) would make it difficult for any Loehmann's stockholder that has a large position in Loehmann's common stock to sell its holdings in the public market without depressing the market price of Loehmann's common stock. The merger, however, would provide all of the Loehmann's stockholders with an opportunity to liquidate their investments at a premium.

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  The merger consideration will be paid entirely in cash which will provide liquidity to the Loehmann's stockholders and allow the stockholders to pursue other investment opportunities.

  •
  The transaction would provide liquidity for the holders of Loehmann's options, many of which were scheduled to vest later in 2004, and would alleviate the possible adverse effect on the share price and detriment to the Loehmann's stockholders that could result from the possible sale of a significant number of shares by the optionholders after they exercise their Loehmann's options.

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  The special committee and the board of directors reviewed and evaluated the agreements and arrangements between DAHC and Messrs. Friedman and Glass and determined that the interests of Messrs. Friedman and Glass were to a large extent aligned with the interests of the Loehmann's stockholders.

        The belief of the investor group that the merger is procedurally fair is based on the following factors:

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  An independent special committee of the board of directors of Loehmann's, advised by an independent financial advisor and independent legal counsel, negotiated and approved a transaction that is fair to Loehmann's unaffiliated stockholders.

  •
  The conflicts of interest of Messrs. Friedman and Glass were fully disclosed to the special committee and the board of directors.

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  None of the current Loehmann's stockholders are participating in the purchase of Loehmann's common stock with DAHC or will have any interest in the surviving corporation and, therefore, the investor group does not believe that any of the current Loehmann's stockholders have any material interests that differ from the interests of the other Loehmann's stockholders. Accordingly, it is expected that all of the stockholders entitled to vote on the merger agreement and the related merger at the special meeting will be disinterested stockholders.

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  The merger agreement allows Loehmann's to consider superior proposals, permits a change in the recommendation of the special committee and the board of directors and allows Loehmann's to terminate the merger agreement if the special committee or the board of directors authorizes Loehmann's to enter into any acquisition agreement with respect to a superior proposal after giving DAHC the opportunity to modify the terms of the merger. The special committee and the board of directors believed that these provisions of the merger agreement allow the special committee and the board of directors sufficient flexibility if a better offer is presented for the Loehmann's stockholders.

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  The termination fee of $4 million and the expense reimbursement of up to $2 million is customary and would not be likely to unduly deter a third party from making or inhibit the special committee or the board of directors in evaluating, negotiating and, if appropriate, approving, an alternative transaction.

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  The voting agreement with the Alpine stockholders automatically terminates if the merger agreement terminates for any reason, including as a result of the termination of the merger agreement by the board of directors to accept a superior proposal.

  •
  The board of directors, after receiving the unanimous recommendation of the special committee, unanimously approved and authorized the merger.

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  The Loehmann's stockholders have appraisal rights under Delaware law. See "—Dissenters' Rights of Appraisal" beginning on page 68.

        Based on the factors described above, the investor group believes that, although the transaction was not structured to require the approval of a majority of Loehman's unaffiliated stockholders and a majority of directors who are not employees of Loehmann's did not retain an unaffiliated representative to act on behalf of Loehmann's unaffiliated stockholders, the transaction is fair to Loehmann's unaffiliated stockholders.

        In evaluating the fairness of the merger to Loehmann's stockholders, the investor group did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, either the market trading prices for Loehmann's common stock or its value as a going concern. The investor group notes, however, that the merger consideration of $23.00 per share is higher than Loehmann's book value per share at January 31, 2004 of $9.19 and its book value per share at May 1, 2004 of $10.02, in each case based on the number of shares outstanding on such date, as reflected in "Selected Historical Financial Information" on page 83. The investor group did not consider liquidation value in determining the fairness of the merger to Loehmann's stockholders because of their belief that liquidation sales generally result in proceeds substantially less than sales of a going concern, of the impracticality of determining a liquidation value given the significant execution risk involved in any breakup and the fact that healthy companies are not valued on the basis of liquidation value. The investor group did not consider Loehmann's going concern value in determining the fairness of the merger to Loehmann's stockholders because, following the merger, Loehmann's will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company.

        While the investor group considered the fact that the special committee did not actively solicit competing offers from potential strategic buyers, the investor group believes that this fact was outweighed by the conclusion of the special committee and the board of directors, together with PJSC, that it was relatively unlikely that the few potential strategic buyers would have a high level of interest in acquiring Loehmann's for a price per share in excess of $23.00 and that it would require considerable time and expense to pursue such strategic alternatives. Based on the relatively low probability of a strategic buyer and the discussions by PJSC with two other financial buyers (in addition to Crescent and the other potential purchaser) as discussed above, the investor group believed that it was relatively unlikely that there was another strategic or financial buyer willing to pay more than $23.00 per share or enter into an agreement without a financing contingency. The investor group has not assigned any relative or specific weight to each of the foregoing factors and the discussion of such factors is not intended to be a complete list of factors considered; however, the investor group believes that each of the factors is material in determining the fairness of the merger.

        The investor group does not make any recommendation as to how the Loehmann's stockholders should vote on the merger agreement. Each member of the investor group has a financial interest in the merger.

PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE MERGER

Purposes and Reasons

        Loehmann's intends to effect the merger and the transactions contemplated by the merger agreement to (1) allow Loehmann's stockholders to realize the value of their investment in Loehmann's in cash at a price that represents a premium over the market price of Loehmann's common stock before the public announcement of the proposed merger; (2) eliminate the risks and uncertainties associated with Loehmann's future performance and the illiquidity of Loehmann's common stock; and (3) address the risk, assuming the proposed merger is not consummated, that the exercise of Loehmann's options and possible subsequent sale of the shares underlying the relatively large number of Loehmann's options held by senior management and other employees that are vested or would be vesting in the summer of 2004 could depress the price of Loehmann's common stock given the low trading volume and illiquidity of Loehmann's common stock and that, accordingly, it could be more difficult for such optionholders to realize the full value of their options.

        The special committee's and the board of directors' reasons for recommending approval and adoption of the merger agreement and the related merger are described above under "—Background of the Merger" beginning on page 25 and "—Position of Loehmann's as to the Fairness of the Merger; Recommendation by the Loehmann's Board of Directors" beginning on page 32.

        The investor group intends to effect the merger and the transactions contemplated by the merger agreement to enable DAHC and the CBW entity to acquire all of the Loehmann's common stock. The investor group and Messrs. Friedman and Glass believe that the acquisition of Loehmann's is appropriate at this time. This belief is based on the following factors:

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  Liquidity at a Premium. Stockholders of Loehmann's currently have limited liquidity given the low trading volume of Loehmann's common stock and the proposed merger will eliminate the risks and uncertainties associated with the illiquidity of the Loehmann's common stock, particularly given the large number of options that will vest in 2004, the potential inability of Loehmann's to successfully implement its growth strategy, as discussed below, and other potential risks to the business of Loehmann's.

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  Management Incentives. Loehmann's ability to motivate and incentivize management and other employees through stock options may be limited due to the large number of options that are scheduled to vest in 2004. The uncertainty of the value of such options resulting from the risk that a large number of optionholders may exercise their options and sell the underlying common stock could have a significant negative impact on the morale of management and other employees.

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  Growth Strategy. Loehmann's current strategic plan focuses on long term growth through the opening of new stores and other expansion activities. The investor group believes that, as a private company, Loehmann's will have more flexibility to pursue a long term growth strategy without the constraints of the public market's emphasis on quarterly earnings and short term stock price and without the significant expenses incurred by Loehmann's as a public company, including certain expenses related to compliance with the Sarbanes-Oxley Act of 2002, which expenses are estimated to be in excess of $625,000 per year. If the transaction is financed through the high yield financing, Loehmann's would incur certain expenses of a public company as a result of certain disclosure requirements in connection with the issuance of notes in a high yield financing, including the filing of annual, quarterly and current reports with the SEC, which would reduce the amount of expected cost savings as a private company. See "—Financing of the Merger" beginning on page 55.

        In addition, Messrs. Friedman and Glass recognized that the proposed merger would permit them to roll over a portion of their existing Loehmann's options into options in the surviving corporation on a tax deferred basis and would allow them to obtain an equity interest and participate in the future growth and potential equity appreciation of the surviving corporation. Messrs. Friedman and Glass also considered the fact that, as required by Crescent, Messrs. Friedman and Glass would retain their current positions as executive officers of the surviving corporation. In their capacities as directors of Loehmann's, Messrs. Friedman and Glass have also adopted the board of directors' and the special committee's analyses as to the purposes and reasons for the merger as described above under "—Background of the Merger" beginning on page 25 and "—Position of Loehmann's as to the Fairness of the Merger; Recommendation by the Loehmann's Board of Directors" beginning on page 32.

Alternatives

        The special committee and the board of directors considered the alternative that Loehmann's could remain a stand-alone public company but determined that this alternative was not as desirable as the proposed merger because Loehmann's and its stockholders would be subject to, among other things, the risks and uncertainties associated with Loehmann's future performance and the illiquidity of Loehmann's common stock.

        Representatives of the special committee requested that DAHC consider structuring the proposed transaction as a tender offer instead of a one-step merger. DAHC considered the fact that it may not acquire all of the outstanding capital stock of Loehmann's in a tender offer, and the potential difficulty in obtaining acquisition financing on favorable terms. In addition, DAHC considered Rule 14d-10 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, referred to as the "best price" rule, which requires that all stockholders receive the same amount of consideration in a tender offer, and certain recent case law regarding tender offers that has caused some uncertainty with respect to the treatment of management compensation in the context of the "best-price" rule. As DAHC had not yet finalized its plans with respect to the compensation of management, it did not want to limit its flexibility with respect to the terms of the management compensation packages. Because of the potential additional complexity in structuring the transaction as a tender offer, DAHC determined, and so advised representatives of the special committee, that it would not pursue a tender offer. DAHC, DAH Merger Corporation, and Messrs. Friedman and Glass are not currently pursuing any alternative means to enable DAHC and the CBW entity to acquire all of the common stock of Loehmann's.

Effects

        If the proposed merger is consummated, Loehmann's stockholders will no longer have any interest in, and will not be stockholders of, Loehmann's and therefore will not benefit from any future earnings or growth of Loehmann's or benefit from any increases in the value of Loehmann's and will no longer bear the risk of any decreases in the value of Loehmann's. Instead, each Loehmann's stockholder would have the right to receive upon completion of the merger $23.00 in cash for each share of Loehmann's common stock held by such stockholder unless such stockholder seeks and perfects his or her appraisal rights. As a result of the proposed merger, each share of common stock will be converted into the right to receive $23.00, will be automatically canceled and retired and will cease to exist.

        If the proposed merger is consummated, each outstanding option, other than 81,967 Loehmann's options held by each of Messrs. Friedman and Glass (it is expected that such options will represent approximately 2% of the common stock of the surviving corporation individually, and approximately 4% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis) and possibly certain options held by the eligible senior managers (as discussed below) that may be rolled over into options in the surviving corporation, will be canceled in exchange for an amount in cash equal to the excess of $23.00 over the per share exercise price of the option. At the election of DAHC, the senior managers may, if they qualify as accredited investors, be permitted to roll over a portion of their existing Loehmann's options into options in the surviving corporation. DAHC may permit each such eligible senior manager to elect to roll over up to that number of options with an aggregate "option value" equal to 10% of the consideration which such senior manager would be entitled to receive in the merger for such senior manager's options, with the option value being equal to the difference between $23.00 and the exercise price of the options to be rolled over. The options held by the eligible senior managers which may be rolled over have exercise prices ranging from $2.90 per share to $15.47 per share. If all of the senior managers are permitted to roll over their Loehmann's options, the maximum number of Loehmann's options that the senior managers could roll over into options in the surviving corporation would be 71,875 (it is expected that such options will represent approximately 1.8% of the common stock of the surviving corporation in the aggregate on a fully diluted basis). The roll over of options will not be a taxable transaction for U.S. federal income tax purposes. Accordingly, Messrs. Friedman and Glass and any other senior managers who roll over a portion of their options will not incur any tax liability from the roll over of their existing Loehmann's options into options in the surviving corporation. DAHC does not currently know which of such eligible senior managers will elect to roll over their Loehmann's options into options in the surviving corporation or how many options will be rolled over. See "—Interests of Loehmann's Directors and Officers in the Merger" beginning on page 60.

        Each of Messrs. Friedman's and Glass' current interests in the net book value per share and net earnings per share of Loehmann's as of January 31, 2004 are $.34 and $.04, respectively, in each case on a fully diluted basis, assuming that all of the outstanding Loehmann's options are fully vested and have been exercised. Messers. Friedman's and Glass' interest of $.34 in the net book value per share of Loehmann's as of January 31, 2004 represents approximately 3.9% of Loehmann's book value per share as of January 31, 2004, in each case as calculated on a fully diluted basis, assuming that all of the outstanding Loehmann's options are fully vested and have been exercised and giving effect to the payment of the applicable exercise prices of the options to Loehmann's upon exercise of such options. The investor group does not have a current interest in the net book value and net earnings of Loehmann's prior to the merger. Based on their individual expected beneficial ownership in the surviving corporation of approximately 5.2%, calculated on a fully diluted basis, each of Messrs. Friedman's and Glass' interest in the net book value per share and net earnings per share of the surviving corporation as of January 31, 2004 would have been $.48 and $.05, respectively, in each case on a fully diluted basis. Messrs. Friedman's and Glass' interest of $.48 in the net book value per share of the surviving corporation, calculated as of January 31, 2004, represents approximately    % of

what would have been the book value per share of the surviving corporation had the merger closed as of January 31, 2004, in each case as calculated on a fully diluted basis and giving effect to the payment of the applicable exercise prices of the options to the surviving corporation upon exercise of such options. Messrs. Friedman's and Glass' interest in the net book value per share and net earnings per share of the surviving corporation as of January 31, 2004 does not take into account the effect of the transaction (other than their change in ownership percentage) and does not take into account any additional debt that may be incurred by the surviving corporation or any resulting interest expense which would have the effect of decreasing the net book value per share and net earnings per share of the surviving corporation.

        The benefit to the Loehmann's stockholders of the transaction is the payment of a premium, in cash, above the market value for their stock prior to the announcement of the transaction. This cash payment would:

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  provide a source of liquidity that might not otherwise be available to Loehmann's stockholders, especially in view of the illiquidity of the shares of Loehmann's common stock;

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  eliminate Loehmann's stockholders' exposure to fluctuations, up or down, in the market value of Loehmann's common stock;

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  allow all Loehmann's stockholders to receive the same premium for their shares in the same liquidity event; and

  •
  allow Loehmann's stockholders to pursue other investment alternatives with the cash proceeds from the merger.

        The detriment to Loehmann's stockholders is their inability to participate as continuing stockholders in the possible future growth of Loehmann's. If the proposed merger is consummated, DAHC and the CBW entity will own all of the outstanding common stock of Loehmann's as the surviving corporation, and the equity owners of Loehmann's following the merger will benefit from any future earnings or growth of Loehmann's and any increases in value of Loehmann's.

        Loehmann's common stock is currently registered under the Exchange Act, and is quoted on The NASDAQ National Market under the symbol "LHMS". As a result of the merger, Loehmann's will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on The NASDAQ National Market, and price quotations with respect to sales of shares of Loehmann's common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated pursuant to Section 12(g)(4) of the Exchange Act. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to Loehmann's. After the effective time of the merger, Loehmann's will also no longer be required to file periodic reports with the SEC. Following the merger, the shares of Loehmann's common stock will no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Pursuant to the terms of their respective employment agreements, which become effective upon completion of the merger, Messrs. Friedman and Glass will continue as executive officers of the surviving corporation. DAHC does not expect to make any material change in the composition of Loehmann's current management or personnel. Following the merger, it is expected that the board of directors of the surviving corporation will consist of six members, including Messrs. Friedman and Glass, who are currently members of the board of directors of Loehmann's. The remaining members of the board of directors will be comprised of employees of Crescent and their designees, one of whom is expected to be Gerald R. Benjamin, a principal of CBW. If the proposed merger is consummated, the certificate of incorporation of Loehmann's will be amended to be the same as the certificate of incorporation of DAH Merger Corporation as in effect immediately prior to the effective time of the merger (except that the name of Loehmann's will not be amended) and such certificate of incorporation will include the indemnity provisions of the Loehmann's certificate of incorporation. If the proposed merger is consummated, the bylaws of Loehmann's will be amended to be the same as the bylaws of DAH Merger Corporation as in effect immediately prior to the effective time of the merger and such bylaws will include the indemnity provisions of the Loehmann's bylaws.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

        PJSC has acted as financial advisor to the special committee in connection with the proposed merger. At the April 19, 2004 meeting of the board of directors, PJSC delivered its valuation analysis with respect to the proposed merger to the special committee and the board of directors. PJSC confirmed the valuation analyses of Loehmann's and gave its opinion as to the fairness of the proposed merger orally to the special committee and the board of directors on April 22, 2004. Subsequently, PJSC confirmed in a written opinion dated April 22, 2004, which elsewhere in the proxy statement we refer to as the PJSC Opinion, that based upon and subject to various considerations set forth in such opinion, as of April 22, 2004, the consideration to be received by the Loehmann's stockholders in the proposed merger was fair from a financial point of view to the Loehmann's stockholders. No limitations were imposed by the special committee upon PJSC with respect to investigations made or procedures followed by PJSC in rendering the PJSC Opinion and no instructions were given to PJSC in connection with the rendering of the PJSC Opinion. The full text of the PJSC Opinion, which sets forth assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJSC in rendering the PJSC Opinion, is attached to this proxy statement as Appendix B and is incorporated herein by reference. The PJSC Opinion will be made available for inspection and copying at the principal offices of Loehmann's at 2500 Halsey Street, Bronx, NY 10461 during normal business hours by any interested Loehmann's stockholder or by his or her representative who has been so designated in writing.

        The PJSC Opinion is directed only to the fairness of the consideration to be received by Loehmann's stockholders in the proposed merger from a financial point of view, has been provided to the special committee and the board of directors in connection with the special committee's and the board of directors' evaluation of the proposed merger and does not constitute a recommendation to any of the Loehmann's stockholders as to how any stockholder should vote on the merger agreement or the related merger. PJSC has consented to the use of the PJSC Opinion in this proxy statement. The summary of the PJSC Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. We urge you to read the PJSC Opinion carefully and in its entirety.

        In connection with the PJSC Opinion, PJSC:

  •
  reviewed certain publicly available financial statements and other information of Loehmann's;

  •
  reviewed certain internal financial statements, projections relating to earnings and cash flow, which we refer to in this section as the projections, and other financial and operating data concerning Loehmann's prepared by the management of Loehmann's;

  •
  discussed the past and current operations, financial condition and prospects of Loehmann's with management of Loehmann's;

  •
  reviewed the reported prices and trading activity of the Loehmann's common stock;

  •
  compared the financial performance and condition of Loehmann's and the reported prices and trading activity of Loehmann's common stock with that of certain other comparable publicly traded companies and their securities;

  •
  reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the proposed merger;

  •
  participated in certain discussions among representatives of each of Loehmann's and DAHC;

  •
  reviewed the draft merger agreement dated April 22, 2004, the voting agreement dated April 22, 2004 and certain related agreements; and

  •
  performed such other analyses and took into account such other matters as PJSC deemed appropriate.

        In connection with the preparation of the PJSC Opinion, other than four contacts which were made by PJSC and authorized by Loehmann's, PJSC was not authorized by Loehmann's to solicit, nor has PJSC solicited, interest from any party with respect to a merger or other business combination transaction involving Loehmann's or its assets. PJSC was not requested to consider and its opinion does not address the relative merits of the proposed merger as compared to any alternative business strategies that might exist for Loehmann's or the effects of any other transaction in which Loehmann's might engage.

        PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of the PJSC Opinion, and PJSC did not assume any responsibility for independent verification of such information. PJSC further relied on the assurances of management of Loehmann's that management is not aware of any facts that would make any such information inaccurate or misleading. With respect to the projections and other information provided to PJSC, PJSC assumed that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Loehmann's. PJSC did not make any independent valuation or appraisal of the assets or liabilities of Loehmann's, nor was PJSC furnished with any such valuation or appraisal. PJSC did not assume any obligation to conduct any physical inspection of the properties or facilities of Loehmann's. PJSC further assumed that the final form of the merger agreement and voting agreement would be substantially the same as the last draft reviewed by PJSC. The PJSC Opinion was necessarily based on economic, market and other conditions as in effect on and the information made available to PJSC as of April 22, 2004. Although subsequent developments may affect the PJSC Opinion, PJSC does not have any obligation to update, revise or reaffirm its opinion. The projections furnished to PJSC for Loehmann's were prepared by the management of Loehmann's. These projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Loehmann's, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such projections.

        The following summarizes the significant financial analyses performed by PJSC and reviewed with the special committee and the board of directors on April 22, 2004 in connection with the delivery of the PJSC Opinion. PJSC has indicated, with respect to each analysis that produced a range of implied Loehmann's share prices or multiples, whether the merger consideration per share of Loehmann's common stock or the relevant multiple implied by the merger consideration, as applicable, was within the range of implied Loehmann's share prices or multiples, as applicable, based on such analysis. If the merger consideration per share of Loehmann's common stock, or the relevant multiple implied by the merger consideration, is within or above the range of share prices or multiples resulting from a particular analysis, the merger consideration compares favorably with such analysis. If the merger consideration per share of Loehmann's common stock, or the relevant multiple implied by the merger consideration, is below the range of share prices or multiples resulting from a particular analysis, the merger consideration compares unfavorably with such analysis.

        Loehmann's Common Stock Performance.    PJSC reviewed the closing prices and trading volumes of Loehmann's common stock on The NASDAQ National Market from July 26, 2002 (the day the Loehmann's common stock began trading on The NASDAQ National Market) to April 15, 2004 (one trading day prior to the delivery of the preliminary valuation analysis). PJSC noted that during the period from July 26, 2002 to April 15, 2004, the high closing price for Loehmann's common stock was $20.99 per share and the low closing price was $10.86 per share. During the twelve months ended April 15, 2004, the high closing price for Loehmann's common stock was $20.99 per share and the low closing price was $12.58 per share. During the period from October 18, 2003 to April 15, 2004, the high closing price for Loehmann's common stock was $20.99 per share and the low closing price was $16.98 per share. PJSC reviewed Loehmann's indexed price performance from July 26, 2002 to April 16, 2004 relative to the S&P 500 Index and a market capitalization weighted industry index consisting of the following off-price retailers: Burlington Coat Factory Warehouse Corporation, The Men's Wearhouse, Inc., Ross Stores, Inc., Stein Mart, Inc., The TJX Companies, Inc. and Retail Ventures, Inc. During the period from July 26, 2002 to April 15, 2004, Loehmann's stock price increased 174.8%, the market capitalization weighted industry index appreciated 142.0% and the S&P 500 Index appreciated 133.0%. This comparison indicates that Loehmann's stock price has increased during the relevant period to a greater extent than the stock price of the industry index and the S&P 500 Index and, which combined with the fact that Loehmann's was trading at its highest closing price during the periods reviewed, indicates that Loehmann's stock price before the announcement of the merger might be viewed as fully valued from a trading perspective, not taking into account any other factors.

        Analysis of Selected Publicly Traded Comparable Companies.    PJSC performed an analysis of selected financial and operating data, projections of future financial performance and market statistics available as of April 15, 2004 of Loehmann's and the following group of publicly traded companies, which we collectively refer to as the PJSC comparable companies: Burlington Coat Factory Warehouse Corporation, The Bon-Ton Department Stores, Inc., Goody's Family Clothing, Inc., Gottschalks Inc., Retail Ventures, Inc., Stage Stores, Inc. and Stein Mart, Inc., using publicly available information for the PJSC comparable companies. These comparable companies are in the specialty retail and apparel industry and were considered to be more similar to Loehmann's than other companies in the industry on the basis of size: financial performance, including profit margin, growth, and nature of their businesses in terms of metrics such as off-price versus full price; size of stores (square footage); types of merchandise; and store locations.

        PJSC calculated and compared various trading multiples and ratios, including, among other things: (1) the stock price per share as a multiple of the latest twelve months ended February 1, 2004 earnings per share, which we refer to as the latest twelve months earnings per share, which we refer to as EPS; (2) the stock price per share as a multiple of estimated EPS for the 2004 calendar year; (3) enterprise value (which represents total equity value on a fully diluted basis assuming treasury method plus book values of total debt, preferred stock and minority interests less cash) as a multiple of net sales, earnings before interest and taxes, which we refer to as EBIT, and earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for the latest twelve months; and (4) enterprise value as a multiple of estimated net sales, EBIT and EBITDA for calendar year 2004.

        EPS estimates for the PJSC comparable companies for the 2004 calendar year were based on First Call Investment Research as of April 15, 2004, and estimated net sales, EBIT and EBITDA for the PJSC comparable companies for the 2004 calendar year were based on publicly available estimates of research analysts. Estimated 2004 calendar year net sales, EBIT, EBITDA and EPS for Loehmann's were calculated (1) in the first case, based upon projections prepared by Loehmann's management which assumed a 2% annual growth rate in net sales for the comparable store base (consisting of 39 Loehmann's stores open for at least one year) for 2005 through 2008 and an overall gross margin of 38.9% in 2004 and increasing to 39.8% in 2008, which we refer to as the management case and (2) in the second case, based upon a sensitivity analysis which assumed a 0% growth rate in net sales for the comparable store base for 2005 through 2008 and an overall gross margin of 38.6% for 2004 through 2008, which we refer to as the sensitivity case.

        Based on this data, as of April 15, 2004, PJSC developed a summary valuation analysis based on a range of trading valuation multiples for certain of the PJSC comparable companies and Loehmann's financial information for the latest twelve months, the management case and the sensitivity case, as summarized in the following charts. The range of trading valuation multiples for certain of PJSC comparable companies compared to selected valuation multiples of Loehmann's based on the market price at April 15, 2004 and the per share proposed merger price are summarized in the following charts.

Latest Twelve Months (2003)
	Market Price at April 15, 2004 ($20.99)	Proposed Merger Consideration ($23.00)	Implied Multiples for PJSC Comparable Companies
Net Sales	41.9%	46.4%	25.0% - 45.0%
EBIT	10.5x	11.5x	10.0x - 11.5x
EBITDA	6.3x	6.9x	5.5x - 7.0x
EPS	19.3x	21.0x	12.0x - 23.0x
Management Case (Calendar Year 2004)
	Market Price at April 15, 2004 ($20.99)	Proposed Merger Consideration ($23.00)	Implied Multiples for PJSC Comparable Companies
Net Sales	38.4%	42.5%	20.0% - 40.0%
EBIT	7.7x	8.5x	8.0x - 9.0x
EBITDA	5.1x	5.6x	5.0x - 6.5x
EPS	13.6x	14.9x	13.0x - 18.0x
Sensitivity Case (Calendar Year 2004)
	Market Price at April 15, 2004 ($20.99)	Proposed Merger Consideration ($23.00)	Implied Multiples for PJSC Comparable Companies
Net Sales	38.4%	42.5%	20.0% - 40.0%
EBIT	8.4x	9.2x	8.0x - 9.0x
EBITDA	5.3x	5.9x	5.0x - 6.5x
EPS	14.7x	16.1x	13.0x - 18.0x

        The trading valuation multiples implied by Loehmann's market price for the latest 12 months, the management case and the sensitivity case were within the range of the implied multiples for PJSC comparable companies in all instances except one, which was below the range. The valuation multiples for the latest twelve months and the sensitivity case implied by the proposed merger consideration were either above or near the top of the range of the implied multiples for the PJSC comparable companies. The valuation multiples for the management case implied by the proposed merger consideration were near the mid-point of, and in one case above, the range of implied multiples for the PJSC comparable companies.

        Analysis of Selected Publicly Traded Comparable Companies Including a Control Premium.    PJSC reviewed U.S. mergers and acquisitions transactions with enterprise values between $100 million and $200 million for the period from January 1, 2003 to April 15, 2004 and calculated premiums paid in these transactions relative to prevailing market prices one week prior to the announcement of these transactions. This review resulted in a median premium paid relative to the prevailing market price one week prior to announcement of approximately 30% for U.S. transactions with enterprise values between $100 million and $200 million. The transactions in this calculation included transactions across all industries irrespective of growth rate, financial performance or nature and type of business. The 30% premium resulting from this calculation was applied to a range of Loehmann's implied share prices calculated using the range of implied multiples of PJSC comparable companies and Loehmann's financial information for the latest twelve months and for the management case and the sensitivity case. The proposed merger consideration was (1) within the $17.00 to $30.00 range of implied prices per share based on applying this 30% premium to the implied Loehmann's share prices calculated based upon the last twelve months data; (2) below the $26.00 to $34.00 range of implied prices per share based on applying this 30% premium to the implied Loehmann's share prices calculated based upon the management case; and (3) below the $23.50 to $32.50 range of implied price per share based on applying this 30% premium to the implied Loehmann's share prices calculated based upon the sensitivity case. The 30% premium calculation included transactions across all industries rather than directly relevant transactions in the specialty retail sectors. Accordingly, the analysis of selected comparable transactions might be viewed as a more relevant valuation methodology for considering precedent mergers and acquisition transactions than the analysis of publicly traded comparable companies including a control premium since the comparable transactions analysis uses actual transaction multiples for precedent mergers and acquisition transactions in the specialty retail industry as opposed to a hypothetical 30% premium.

        Analysis of Selected Comparable Transactions.    Using publicly available information, PJSC reviewed certain mergers and acquisition transactions in the specialty retail industry. PJSC calculated the equity value paid by selected acquirors in the transactions as a multiple of latest twelve months net income and the enterprise value paid by selected acquirors as a multiple of latest twelve month net sales, EBIT and EBITDA. The merger and acquisition transactions used for the analysis were transactions that were publicly available, occurred within the past five years and were selected as being comparable to the merger on various bases, including the size of the transaction; nature of the business of the acquired company, including type of retail goods sold; and certain financial metrics of the acquired company, including growth prospects and profit margins.

        Based on this data, as of April 15, 2004, PJSC developed a summary valuation analysis based on a range of valuation multiples for selected comparable transactions and Loehmann's statistics for the latest twelve months. The following chart summarizes the range of multiples based on selected comparable transactions relative to the valuation multiples for Loehmann's implied by the per share proposed merger price.

Latest Twelve Months (2003)
	Proposed Merger Price ($23.00)	Implied Multiples for PJSC Selected Comparable Transactions
Net Sales	46.4%	25.0% - 50.0%
EBIT	11.5x	6.0x - 13.0x
EBITDA	6.9x	4.0x - 6.5x

        Based on the foregoing, this analysis yielded a range of values of approximately $14.00 to $25.00 per share for Loehmann's. The net sales and EBIT valuation multiples for Loehmann's implied by the proposed merger price were at the high end of the range of multiples implied by the PJSC selected comparable transactions analysis, and the Loehmann's EBITDA multiple implied by the proposed merger price was above the range of multiples implied by the PJSC selected comparable transactions analysis.

        Discounted Cash Flow Analysis.    PJSC performed a discounted cash flow analysis to calculate the net present value per share of Loehmann's common stock based on (1) the management case and (2) the sensitivity case. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with the Loehmann's management of Loehmann's prospects and risks. PJSC estimated the Loehmann's discounted cash flow by utilizing discount rates ranging from 10.0% to 12.0% and EBITDA terminal value multiples ranging from 5.0x to 6.0x to apply to forecasted EBITDA for the fiscal year 2008. The discount rates used in the discounted cash flow analysis reflect the range of Loehmann's weighted average cost of capital that PJSC believed were appropriate for Loehmann's, based on publicly available information, including market equity betas and the relative proportion of debt and equity for selected PJSC comparable companies. PJSC selected the terminal EBITDA multiples based on a range of trading valuations for

Loehmann's and selected PJSC comparable companies, taking into account the perpetual growth rate of Loehmann's cash flows beyond 2008 implied by these terminal multiples.

        Based on the foregoing, this analysis yielded a range of net present values of approximately $26.50 to $33.00 per share for Loehmann's based on the management case and a range of net present values of approximately $20.00 to $24.50 based on the sensitivity case. The per share value of the proposed merger consideration was below the range of implied per share net present value of Loehmann's based on the management case and near the top of the range of the implied per share net present value based on the sensitivity case. These analyses were reviewed in light of the historical variability in Loehmann's sales and profitability, the projected growth rates in sales and EBITDA in the management projections, and the general risks of financial performance in the specialty retail and apparel sectors. Although the discounted cash flow analysis for the management case was higher than $23.00 per share, it was only one of a variety of financial analyses considered by PJSC in arriving at the PJSC Opinion.

        Premium Analysis.    PJSC reviewed premiums implied by the per share proposed merger consideration as compared to Loehmann's historical stock price prior to April 15, 2004 (one trading day prior to the delivery of the preliminary valuation analysis) as shown in the table below. The proposed merger consideration represented a 12.7% premium to the Loehmann's closing share price 7-Days Prior, an 18.0% premium based on Loehmann's closing share price 30-Days Prior, increasing to a 26.7% premium based on Loehmann's closing share price 60-Days Prior and a 30.6% premium based on Loehmann's closing share price 180-Days Prior. The $23.00 per share merger consideration exceeded the highest market price per share of Loehmann's common stock for the periods reviewed.

Date	Closing Price on Specified Date	Premium Based on Proposed Merger Consideration ($23.00)
7-Days Prior (4/8/04)	$20.40	12.7%
14-Days Prior (4/1/04)	$20.39	12.8%
30-Days Prior (3/16/04)	$19.49	18.0%
45-Days Prior (3/1/04)	$19.77	16.3%
60-Days Prior (2/15/04)	$18.16	26.7%
90-Days Prior (1/16/04)	$17.92	28.3%
180-Days Prior (10/18/04)	$17.61	30.6%

        LBO Analysis.    As part of the February 26, 2004 preliminary written materials presented to the board of directors, which PJSC refined and presented more fully in the valuation analysis presented by PJSC to the special committee and the board of directors on April 19, 2004, PJSC provided an analysis summarizing valuation parameters for a leveraged buyout transaction, which we refer to as an LBO, involving a financial sponsor as buyer. PJSC prepared a summary analysis of an illustrative transaction in which a financial sponsor acquired Loehmann's based on total debt of approximately $100 million and implied equity returns for the financial sponsor based on the management case and the sensitivity case. This analysis yielded an LBO valuation of $20.00 to $23.00 per share compared to the proposed merger consideration of $23.00 per share. Such analysis was intended to demonstrate how a financial sponsor as buyer might analyze a transaction based on, among other factors, a range of targeted equity returns and leverage. The LBO analysis is the only material analysis in the February 26, 2004 preliminary written materials that was not updated in the April 19, 2004 materials.

        In arriving at the PJSC Opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. PJSC did not identify to the board of directors any specific analyses or factors that did not support PJSC's fairness opinion. Additionally, PJSC did not make a determination that any specific factor or specific analysis either supported or did not support its conclusion as to the fairness of the merger consideration. Rather, PJSC performed numerous analyses, each of which is described above, which it considered as a whole, in light of the terms of the transaction, in arriving at the PJSC Opinion. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying the PJSC Opinion.

        The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses were prepared solely as a part of PJSC's analysis of the fairness of the consideration proposed to be paid to the holders of Loehmann's common stock pursuant to the merger agreement from a financial point of view and were provided to the special committee and the board of directors in connection with the delivery of the PJSC Opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Since such estimates are inherently subject to uncertainty, none of Loehmann's or PJSC or any other person assumes responsibility for their accuracy. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, PJSC selected comparable public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to Loehmann's or the proposed merger. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which Loehmann's and the proposed merger are being compared. In addition, as described above, the PJSC Opinion and the information provided by PJSC to the special committee and the board of directors were two of many factors taken into consideration by the special committee and the board of directors in making its determination to approve the proposed merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of the special committee or the board of directors or the view of Loehmann's management with respect to the value of the proposed merger.

        As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The special committee selected PJSC to deliver an opinion with respect to the proposed merger on the basis of such experience.

        Pursuant to the PJSC engagement letter, Loehmann's has agreed to pay PJSC a customary transaction fee of 1.5% of the transaction value (or approximately $2.66 million based on the proposed merger consideration of approximately $177 million). When Loehmann's engaged PJSC, Loehmann's paid PJSC $100,000, which amount represents approximately 4% of the total transaction fee and will be credited against the transaction fee payable by Loehmann's. After PJSC delivered the PJSC opinion, Loehmann's paid PJSC approximately $664,000, which amount represents approximately 25% of the total transaction fee and will be credited against the transaction fee payable by Loehmann's. Upon completion of the proposed merger and contingent upon such completion, Loehmann's will pay PJSC approximately $1.89 million, which amount represents approximately 71% of the total transaction fee and the remainder of the transaction fee payable by Loehmann's. Loehmann's has also agreed to reimburse PJSC for reasonable expenses as incurred. In addition, Loehmann's agreed to indemnify PJSC and its affiliates, counsel and other professional advisors, and the respective directors, officers, controlling persons, agents and employees of each of the foregoing against certain liabilities and expenses arising out of PJSC's engagement.

PLANS FOR LOEHMANN'S AFTER THE MERGER

        Upon completion of the merger, it is expected that the business and operations of Loehmann's and its subsidiaries will continue in substantially the same manner as currently conducted.

        Except as otherwise indicated in this proxy statement, the investor group does not have any present plans or proposals involving Loehmann's or its subsidiaries that relate to or would result in (1) an extraordinary corporate transaction such as a merger, reorganization or liquidation; (2) a purchase, sale or transfer of a material amount of assets; (3) a material change to the present dividend rate or policy, or indebtedness or capitalization of Loehmann's; or (4) any other material change in the corporate structure or business of Loehmann's.

        While the investor group does not currently have plans to materially change the business or operations of Loehmann's following the merger, they reserve the right to change their plans at any time. Accordingly, DAHC or the CBW entity may elect to sell, transfer or otherwise dispose of all or any portion of the Loehmann's common stock or rights to acquire such stock owned by it after the merger or may decide to sell, transfer or otherwise dispose of all or any portion of Loehmann's assets. DAHC and DAH Merger Corporation also reserve the right to make changes to the present management and personnel of Loehmann's; however, they do not intend to make any such changes at this time.

        The plans of Messrs. Friedman and Glass for Loehmann's after the merger are the same as the plans of the investor group for Loehmann's after the merger.

FINANCIAL PROJECTIONS

        Loehmann's does not as a matter of course make public projections as to future performance or earnings. However, in connection with the discussions concerning the proposed merger and Crescent's due diligence review, Loehmann's furnished to Crescent certain financial forecasts prepared by Loehmann's management.

        Loehmann's did not prepare the forecasts that were provided to Crescent with a view to public disclosure and they are included in this proxy statement only because this information was furnished to Crescent. Loehmann's did not prepare the forecasts that were provided to Crescent with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        The projected financial information set forth below necessarily reflects numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the control of Loehmann's, and does not take into account any changes to the operations or capital structure of Loehmann's which may result from the merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that Loehmann's, Crescent or anyone else who received this information considered it a reliable predictor of future events and this information should not be relied on as such. None of Loehmann's, Crescent or any of their respective representatives has made any representations regarding such projected financial information. See "Cautionary Statement Concerning Forward-Looking Information" on page 18.

Consolidated Income Statement and Cash Flow Items

	Projected
	2004	2005	2006	2007	2008
	(Amounts in Millions)
Fiscal Year Income Statement
Net Sales	$398.2	$438.6	$481.0	$525.8	$572.0
Gross Profit	155.0	172.0	189.6	208.3	227.6
Revenue from Leased Departments	1.8	2.0	2.2	2.4	2.5
Store Expenses	96.0	108.2	119.7	131.9	144.2

Store Contribution	$60.8	$65.8	$72.1	$78.8	$85.9
Warehouse Expense	9.4	9.8	10.3	11.1	11.6
Corporate Expense	21.2	21.0	21.4	22.0	22.4

EBITDA(1)(2)	$30.2	$35.1	$40.5	$45.7	$51.9

Operating Income	$19.8	$24.3	$30.0	$34.5	$40.1

Cash Flow Items
Depreciation and Amortization	$10.4	$10.8	$10.5	$11.2	$11.8
Changes in Working Capital	(1.5)	(3.5)	(3.0)	(2.9)	(3.6)
Capital Expenditures	10.6	10.0	8.7	8.7	8.7
Free Cash Flow After Capital Expenditures	10.7	12.3	17.1	20.7	24.2
Cumulative Free Cash	10.7	22.9	40.1	60.8	84.9

(1)
EBITDA (earnings before interest, taxes, depreciation and amortization) is not a Generally Accepted Accounting Principles (GAAP) measurement, but is being included, as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA was provided to enhance the understanding of our projected operating results. It should not be construed as an alternative to operating income as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as projected may not be comparable to EBITDA used by other companies. Operating income is a GAAP measure that may be considered comparable to EBITDA.

(2)
The amounts of EBITDA reflected in the table may differ from the amounts of EBITDA that may be calculated based on the line items set forth in the table because some of the line items set forth in the table have been rounded.

        The projections prepared by Loehmann's management assume a 2% annual growth rate in revenues for Loehmann's comparable store base, consisting of 39 Loehmann's stores open for at least one year, and an overall gross margin of 38.9% in 2004 increasing to 39.8% in 2008. The projections also assume the opening of 3-5 traditional stores per year over the next five years (2004-2008) in markets where Loehmann's has strong brand recognition and where management believes that customer demographics will support additional stores. In addition to the traditional stores, projections assume the opening of 18 stand-alone shoe stores (approximately 3-5 per year) over the forecast period. The projections do not include any assumptions with respect to the agreement with SmartBargains relating to Internet sales announced on June 23, 2004. In May 2004, a subsidiary of Loehmann's entered into a three-year merchandising agreement with SmartBargains under which SmartBargains established a co-branded women's apparel department on its website. The agreement provides that SmartBargains will purchase from Loehmann's all women's apparel offered for sale on such website. Loehmann's estimates that the annual revenues it will receive from the agreement with SmartBargains will be approximately $600,000 per year. These projected revenues are not reflected in the projections above.

FINANCING OF THE MERGER

Requirements

        Completion of the merger and the payment of fees and expenses will require an aggregate amount of funds of approximately [$186 million] for the following uses:

  •
  the payment of the aggregate merger consideration, including the payment of consideration to the Loehmann's stockholders for the outstanding common stock and for the outstanding stock options, other than certain options held by Messrs. Friedman and Glass and possibly the eligible senior managers as described below, which will be exchanged for cash and canceled, of approximately [$175 million];

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  the repayment of any outstanding indebtedness of Loehmann's as of the date of the closing pursuant to Loehmann's existing credit agreement, under which there is currently no indebtedness outstanding; and

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  the payment of fees (other than the fees and expenses of Loehmann's which are expected to be paid with any cash or cash equivalents on hand at Loehmann's at the effective time of the merger) and expenses related to the merger of approximately $11 million, including, without limitation, legal and accounting fees.

        DAHC and Loehmann's have amended the merger agreement to provide that at the election of DAHC, certain senior managers may, if they qualify as accredited investors, be permitted to roll over, at the election of DAHC, a portion of their existing Loehmann's options into options in the surviving corporation. If all of the senior managers are permitted to roll over their Loehmann's options, the maximum number of Loehmann's options that the senior managers could roll over into options in the surviving corporation would be 71,875.

Source of Financing

        DAHC currently expects that the total funds necessary to finance the merger, refinance the existing credit facility of Loehmann's and pay related fees and expenses will be obtained from the following sources:

  •
  Equity.    FIIB has made to Loehmann's a written commitment, subject to certain conditions described below, to provide up to $85 million in equity financing for the merger (indirectly through DAHC). FIIB expects that this financing will be provided in part through funds raised in an offering to non-U.S. persons unaffiliated with FIIB, in part from FIIP Limited, and in part from the CBW entity, as described below. FIIB's obligations to satisfy its equity commitment, however, are not contingent on the provision by these other sources of the expected amounts of financing and the merger agreement is not subject to a financing condition. At closing, the Non-Voting Cayman Entities will be formed and at closing interests in these entities will be sold through an offering to non-U.S. persons unaffiliated with FIIB to raise funds for the transaction. In connection with the offering, DAHC will issue non-voting common stock to the Non-Voting Cayman Entities. Approximately 4% of the committed financing will be provided by FIIP Limited, approximately 2% of such financing will be provided through the Voting Cayman Entities, and FIIB, through DAH Holdings, expects to provide approximately $8.1 million of the financing. Depending, however, on the amount of funds raised through the sale of interests in the Non-Voting Cayman Entities, FIIB may reduce its indirect interest in DAHC or provide additional funds resulting in FIIB's ownership of an increased indirect interest in DAHC. In addition, DAH Merger Corporation is expected to issue equity interests of up to $5 million to the CBW entity.

  •
  Debt.    DAHC has received, subject to certain conditions, a written commitment letter pursuant to which (1) The CIT Group/Business Services, Inc. agreed to provide a secured revolving line of credit facility in the amount of $50 million, of which $25 million is expected to be drawn at closing and (2) Silver Point agreed to provide a secured term loan facility in the amount of $75 million. In addition, DAHC may seek up to $10 million in mezzanine financing, which would reduce the amount of DAHC's equity investment in the transaction. We refer to CIT and Silver Point individually as a lender and collectively as the lenders.

  •
  Cash and Cash Equivalents.    DAHC may use any cash and cash equivalents on hand at Loehmann's at the effective time of the merger to pay the expenses of Loehmann's and its advisors in connection with the merger. See "—Estimated Fees and Expenses" beginning on page 65.

        DAHC may finance the transaction through the high yield financing described below as a potential alternative to the debt financing to be provided by CIT and Silver Point and the mezzanine financing. There are currently no commitments, agreements, arrangements or understandings with respect to the terms of the high yield financing. If the transaction is financed through the high yield financing, it is expected that CIT will provide Loehmann's Operating Co. with a secured revolving credit facility in the amount of up to $50 million through an independent special purpose entity. This revolving credit facility would be used by an independent special purpose entity to fund a revolving purchase and sale facility that will provide working capital to Loehmann's Operating Co. and would not be used to finance the transaction.

Equity Commitment

        The commitment of FIIB to provide equity financing of up to $85 million for the merger (indirectly through DAHC) is conditioned upon the following:

  •
  satisfaction of the conditions to closing set forth in the merger agreement; and

  •
  the debt financing having been obtained on the terms and conditions set forth in the debt commitment letter or alternative financing having been obtained on terms not materially less favorable to DAHC than the terms set forth in the debt commitment letter.

Debt Commitment

        Commitment; Structure; Amortization; Interest; Maturity.    In connection with the merger, DAHC has received, subject to certain conditions, a written commitment letter from the lenders for $125 million in secured credit facilities that is expected to consist of a revolving credit facility and a term loan as follows:

        The secured credit facilities will be provided to Loehmann's Operating Co., which is an operating subsidiary of Loehmann's, Inc., through an independent special purpose company, which we refer to as a SPV. The SPV, in turn, will enter into a sale-leaseback transaction with Loehmann's Operating Co. for the term loan portion of the facilities and will fund a revolving purchase and resale facility that will provide working capital to Loehmann's Operating Co. for the revolving credit portion of the facilities. The obligations of the SPV under the credit facilities will, in turn, be generally imposed on Loehmann's Operating Co. and its affiliates under the sale-leaseback transaction and the revolving purchase and resale facility.

  •
  Revolving Line of Credit.    Subject to the terms of the debt commitment letter, The CIT Group/Business Credit, Inc. agreed to provide a $50 million revolving line of credit facility, with availability limited by a borrowing base consisting of specified percentages of eligible credit card receivables and inventory. It is expected that $25 million will be drawn down at closing. Interest on all outstanding revolving loans will be payable at the prime rate determined by JPMorgan

    Chase Bank or, at the option of the SPV, LIBOR plus a certain margin each quarter ranging between 2% and 3% depending on the fixed charge coverage ratio of Loehmann's Operating Co. The revolving loan will have an initial term of three years with automatic annual renewals thereafter.

  •
  Term Loan.    Subject to the terms of the debt commitment letter, Silver Point has agreed to provide a $75 million term loan which will mature three years after the merger and will be amortized in equal quarterly installments of $1.25 million. The term loan will bear interest at LIBOR plus 9% per annum, subject to a floor of 11%, and the interest will be computed and payable monthly.

        Conditions.    The availability of each of the debt commitments described above is conditioned upon the completion of the merger and the following material conditions precedent:

  •
  the execution and delivery of appropriate legal documentation, including, without limitation, the intercreditor agreements, the legal documentation relating to the merger and the formation and governing documents of the SPV, in form and in substance satisfactory to the SPV and each lender and their respective counsels;

  •
  the absence of any material adverse change in the financial condition, business, prospects, assets or operations of Loehmann's Operating Co.;

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  receipt by Loehmann's Operating Co. of a minimum of $75 million of equity and a minimum of an additional $10 million in equity or subordinated debt;

  •
  the receipt by the lenders of customary legal opinions of counsel;

  •
  the establishment and maintenance of a satisfactory lock box system and bank accounts for the collection of accounts and the proceeds of collateral; and

  •
  the total senior debt at closing not exceeding 3.7 × adjusted EBITDA for the 12 month period ended June 30, 2004.

        Fees.    In connection with the senior secured credit facilities, the SPV will pay certain fees, including, without limitation, management fees and commitment fees. The SPV will be required to pay a line of credit fee to CIT of .25% per annum on the amount of the commitment not utilized under the revolving line of credit.

        Voluntary Prepayments; Early Termination Fees.    The SPV may be required to pay certain fees if it terminates the revolving credit facility or if it prepays the term loan. If the SPV terminates the revolving credit agreement with CIT prior to the end of the initial term, the SPV will be required to pay an early termination fee to CIT determined by multiplying the maximum commitment in respect of the revolving line of credit by a certain percentage between 0.5% and 2% based on the date of termination. If the SPV prepays the term loan in whole or in part, the SPV will be required to pay to Silver Point, in addition to the principal amount of the term loan to be prepaid together with all accrued and unpaid interest thereon, an economic make whole amount on the principal prepaid, subject to certain exceptions. The economic make whole amount will be calculated by (1) determining the amounts of interest that would be paid on each scheduled interest payment date after the prepayment date and (2) discounting such amounts to present value on the prepayment date at a rate equal to the yield of a treasury note having a duration that most closely approximates the remaining term of the term loan.

        Mandatory Prepayments.    The SPV will be required to make mandatory prepayments on the revolving loan from cash proceeds received outside the ordinary course of business from (1) sales and dispositions of accounts receivable and inventory; (2) insurance proceeds; and (3) a tax refund that Loehmann's Operating Co. anticipates receiving on or before April 1, 2005. Any prepayments under the revolving loan will be available to be reborrowed. Under the term loan, in addition to the scheduled payments, the SPV will be required to make an annual prepayment (1) in an amount equal to 50% of its excess cash flow or (2) if Loehmann's Operating Co. fails to meet a specified financial covenant related to minimum earnings. In addition, the SPV will be required under the term loan to make prepayments upon the receipt of certain other cash proceeds outside the ordinary course of business.

        Security; Guarantees.    The obligations of the SPV under the revolving line of credit facility will be secured by a first priority perfected lien in favor of CIT on all of the SPV's present and future assets (including the collateral and credit support granted by Loehmann's Operating Co. and its affiliates) and the stockholders of the SPV will pledge to CIT their stock in the SPV. The obligations of the SPV under the term loan will be secured by a second priority perfected lien in favor of Silver Point on all of the SPV's present and future assets (including the collateral and credit support granted by Loehmann's Operating Co. and its affiliates) and the stockholders of the SPV will pledge to Silver Point their stock in the SPV. The obligations of Loehmann's Operating Co. to the SPV will be secured by a first priority perfected lien in favor of the SPV on all of the present and future assets of Loehmann's and its subsidiaries and a pledge of the stock of all of the subsidiaries of Loehmann's (including Loehmann's Operating Co.) to the SPV. In addition, Loehmann's and each of its subsidiaries (other than Loehmann's Operating Co.) will guarantee the obligations of Loehmann's Operating Co. to the SPV.

        Financial Covenants.    The debt agreements will contain financial covenants related to the maintenance of a minimum adjusted EBITDA, a minimum fixed charge ratio, a maximum ratio of total senior debt to trailing adjusted EBITDA and a separate financial covenant relating to the minimum level of EBITDA to be maintained for the development of new stores.

        Representations and Warranties; Covenants; Events of Default.    The revolving credit facility and the term loan will contain such representations and warranties, affirmative and negative covenants and events of default related to the SPV and Loehmann's Operating Co. and its affiliates as are customary for financing transactions of this type.

        Letters of Credit.    In connection with the revolving line of credit, CIT agreed to use its commercially reasonable efforts to assist Loehmann's Operating Co. in opening letters of credit of up to $15 million to import inventory and for standby letters of credit for other business purposes.

        Vendor Line of Credit.    The CIT Group/Commercial Services, Inc. agreed to provide to Loehmann's Operating Co. a vendor line of credit facility in the amount of $12 million with up to 45-day terms on accounts receivable that are factored by CIT on behalf of the vendors of Loehmann's Operating Co. The vendor line of credit will have an initial term of one year. There will be no interest on the vendor line of credit.

        In addition to considering the mezzanine financing, DAHC is currently soliciting other parties to provide alternative debt financing in connection with the merger. Such financing may be on different terms and for different amounts than the debt commitments. The debt commitments of CIT and Silver Point expire at the close of business on September 30, 2004.

        The description of the debt financing contained herein is based upon the terms set forth in the debt commitment letter, which terms are subject to negotiation and execution of the definitive credit agreements satisfactory to DAHC and CIT and Silver Point, respectively. As a result, the final terms of the definitive credit agreements may vary from those described above.

        DAHC may finance the transaction through the high yield financing as a potential alternative to the debt financing to be provided by CIT and Silver Point and the mezzanine financing. There are currently no commitments, agreements, arrangements or understandings with respect to the terms of the high yield financing. In the high yield financing, the financing would be provided through a sale leaseback transaction with a SPV formed for the sole purpose of issuing the senior secured notes in the high yield financing. If DAHC elects to finance a portion of the transaction through the high yield financing, it is expected that the aggregate offering amount will be between $100 million and $110 million.

        It is expected that the senior secured notes would mature seven years from the date of issuance. It is expected that the notes would bear interest at a fixed rate; however, a portion may bear interest at a rate equal to LIBOR plus a fixed spread.

        In connection with the high yield financing, it is expected that the indenture and other documents governing the high yield financing would contain customary restrictive covenants which may include limitations on, among other things, their ability to:

  •
  incur additional indebtedness;

  •
  pay dividends, make repayments on subordinated indebtedness and make other "restricted payments;"

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  incur liens;

  •
  use proceeds from sales of assets;

  •
  enter into business combination transactions (including mergers, consolidations and asset sales);

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  engage in transactions with their affiliates; and

  •
  permit restrictions on the payment of dividends by their subsidiaries.

        This summary of the expected terms of the high yield financing shall not be deemed to be an offer to sell or a solicitation of offers to buy any senior secured notes. The senior secured notes that may be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

        If the transaction is financed through the high yield financing, it is expected that CIT would provide Loehmann's Operating Co., through a SPV, with a secured revolving credit facility of up to $50 million. This revolving credit facility would be used to fund a purchase and resale facility that will provide Loehmann's Operating Co. with working capital only and would not be used to finance the transaction. It is expected that this revolving credit facility would have an initial term of three years with automatic annual renewals thereafter and would be subject to terms and conditions similar to the revolving credit facility described above that would be provided by CIT in connection with the Silver Point financing. In addition, The CIT Group/Commercial Services would provide a vendor line of credit on the same terms and conditions as the vendor financing described above.

        If the transaction is financed through the high yield financing, DAHC would not borrow the funds contemplated by the commitment letter provided by CIT and Silver Point or the additional mezzanine funds.

        As a result of certain disclosure requirements in connection with the issuance of notes in a high yield financing, including the filing of annual, quarterly and current reports with the SEC, Loehmann's would incur certain expenses of a public company which would reduce the amount of the expected cost savings as a private company referenced in the bullet "Growth Strategy" in "Special Factors—Purposes, Alternatives, Reasons and Effects of the Merger—Purposes and Reasons."

RISKS THAT THE MERGER WILL NOT BE COMPLETED

        Completion of the proposed merger is subject to certain risks, including but not limited to the risk that: (1) the merger agreement will not be approved and adopted by the holders of a majority of the outstanding shares of Loehmann's common stock entitled to vote thereon; (2) the holders of more than

10% of the outstanding shares of Loehmann's common stock entitled to vote thereon exercise their appraisal rights and DAHC exercises its right not to proceed with the merger; (3) the parties will not have performed, in all material respects, their obligations contained in the merger agreement prior to the effective time of the merger; (4) there is litigation that prevents the proposed merger; and/or (5) an event has occurred which has had or could reasonably be expected to have a material adverse effect on Loehmann's.

        There can be no assurance that the proposed merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if our stockholders do not approve and adopt the merger agreement or if the merger is not completed for any other reason, the current management team, under the direction of the board of directors, will continue to operate Loehmann's as an ongoing business. If the merger is not completed, depending on the circumstances, Loehmann's may be required to pay DAHC a termination fee or reimburse certain expenses of DAHC. See "The Merger Agreement—Termination Fee; Expenses" beginning on page 79.

        Under the merger agreement, it is a condition to the obligation of DAHC to consummate the merger that holders of no more than 10% of the outstanding Loehmann's common stock have exercised their appraisal rights. Accordingly, if stockholders owning more than 10% of the outstanding Loehmann's common stock exercise their appraisal rights, DAHC may, in its sole discretion, either elect not to complete the merger or waive the condition and elect to complete the merger. DAHC understands that Loehmann's stockholders owning approximately 17.6% of Loehmann's common stock have publicly disclosed that they intend to exercise their appraisal rights under Delaware law, but DAHC has not determined whether or not it would exercise its right to not complete the merger or waive its condition to closing with respect to the appraisal rights. DAHC will make this determination prior to closing. See "The Merger Agreement—Dissenting Shares" on page 71 and "The Merger Agreement—Conditions to the Merger" beginning on page 77.

CONDUCT OF THE BUSINESS OF LOEHMANN'S IF THE MERGER IS NOT COMPLETED

        If the merger is not completed, the board of directors of Loehmann's expects to continue to operate the business of Loehmann's substantially as presently operated. The board of directors would reassess the strategic alternatives available to Loehmann's to enhance stockholder value, including, among others, the possibility of a sale of Loehmann's and alternatives that would keep Loehmann's independent and publicly owned. In determining which strategic alternative is in the best interests of Loehmann's and Loehmann's stockholders, the board of directors would consider, among other things, Loehmann's obligation to pay a termination fee and expense reimbursement to DAHC in connection with certain acquisition alternatives. See "The Merger Agreement—Termination Fees; Expenses" beginning on page 79.

INTERESTS OF LOEHMANN'S DIRECTORS AND OFFICERS IN THE MERGER

        When considering the recommendation of the board of directors you should be aware that our directors, including Messrs. Friedman and Glass have, and certain of our other officers may have, interests in the merger that are different from the interests of our other stockholders. Such interests relate to, or arise from, among other things:

  •
  Pursuant to Loehmann's stock option plans, certain Loehmann's options, including options held by our directors and officers, will vest in full immediately prior to the completion of the merger, and except as noted below under "Stock Option Treatment" pursuant to the merger agreement, our directors and officers, including Messrs. Friedman and Glass, will receive a cash payment in respect of the cancellation of their respective options (excluding any options that are rolled over);

  •
  Messrs. Friedman and Glass will each be rolling over 81,967 of their existing Loehmann's options, which have a $7.75 per share exercise price and which are not fully vested, into options in the surviving corporation (it is expected that such options will represent approximately 2% of the common stock of the surviving corporation individually, and approximately 4% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis), which will be fully vested following the merger. At the election of DAHC, the senior managers may, if they qualify as accredited investors, be permitted to roll over a portion of their existing Loehmann's options into options in the surviving corporation. DAHC may permit each such eligible senior manager to elect to roll over up to that number of options with an aggregate "option value" equal to 10% of the consideration which such senior manager would be entitled to receive in the merger for such senior manager's options, with the option value being equal to the difference between $23.00 and the exercise price of the options to be rolled over. The options held by the eligible senior managers which may be rolled over have exercise prices ranging from $2.90 per share to $15.47 per share. If all of the senior managers are permitted to roll over their Loehmann's options, the maximum number of Loehmann's options that the senior managers could roll over into options in the surviving corporation would be 71,875 (it is expected that such options would represent approximately 1.8% of the common stock of the surviving corporation in the aggregate on a fully diluted basis). The roll over of options will not be a taxable transaction for U.S. federal income tax purposes as the option roll over would defer taxation of the profit realized upon exercise of the options. Accordingly, Messrs. Friedman and Glass and any other senior managers who roll over a portion of their options would not incur any tax liability from the roll over of their existing Loehmann's options into options in the surviving corporation until they exercise their options, at which time the profit realized upon such exercise would be taxed at ordinary income rates.

  •
  Messrs. Friedman and Glass have entered into new employment agreements, effective upon completion of the merger, that provide for their continued employment, in their existing positions, with Loehmann's after the merger on substantially the same terms as under their existing employment agreements, except for a $50,000 salary increase for Mr. Glass;

  •
  It is expected that the current officers of Loehmann's will hold the same positions in the surviving corporation after completion of the merger; however, DAHC does not have any plans to enter into employment agreements with any of the officers of Loehmann's other than Messrs. Friedman and Glass;

  •
  Messrs. Friedman and Glass will each be granted additional stock options in the surviving corporation with an exercise price of $23.00 per share following the merger that would represent approximately 3.16% of the common stock of the surviving corporation individually, and approximately 6.32% of the common stock of the surviving corporation in the aggregate, in each case on a fully diluted basis; and

  •
  It is expected that the senior managers and other employees of Loehmann's will be granted additional stock options in the surviving corporation with an exercise price of $23.00 per share following the merger representing in the aggregate approximately 3% of the common stock of the surviving corporation on a fully diluted basis.

        All such additional interests are described below to the extent material, and except as described below, such persons have, to the knowledge of Loehmann's, no material interest in the merger apart from those of stockholders and optionholders generally (other than Messrs. Friedman and Glass and possibly the eligible senior managers). The board of directors was aware of and considered these interests, other than the possible roll over of certain options by the eligible senior managers and the possible grant of new stock options to the senior managers, in approving the proposed merger and adopting the merger agreement. The board of directors was aware of the interests of the senior managers when it approved the amendment to the merger agreement to permit DAHC to allow the eligible senior managers, at the election of DAHC, to roll over a portion of their stock options. In approving the amendment to the merger agreement, the special committee and the board of directors were aware that the roll over of such options would not be a taxable transaction for U.S. federal income tax purposes as the option roll over would defer taxation of the profit realized upon exercise of the options such that Messrs. Friedman and Glass would not incur any tax liability until they exercise their options in the surviving corporation, at which time the profit realized upon such exercise will be taxed at ordinary income rates.

Existing Employment Agreements

        Loehmann's is a party to an employment agreement with each of Mr. Friedman and Mr. Glass originally entered into on January 1, 2001 and amended on May 10, 2002 and February 12, 2004. Pursuant to the agreements, Loehmann's employs Mr. Friedman as its President and Chief Executive Officer and Mr. Glass as its Chief Operating Officer. On February 12, 2004, each agreement was amended to extend each executive's term of employment by two years (to June 30, 2008 in the case of Mr. Friedman and to October 31, 2008 in the case of Mr. Glass). At the end of each existing term of employment, the term of each agreement is automatically extended for successive 12-month periods on the same terms and conditions, unless either party provides to the other party a notice of non-renewal at least six months prior to the expiration of the term of employment or any extension thereof. Pursuant to the agreements, Mr. Friedman's annual base salary is currently $690,000 and Mr. Glass's annual base salary is currently $400,000. Each executive is eligible to receive a cash bonus equal to a percentage of his base salary based upon the achievement of certain performance thresholds as determined by the board of directors prior to the commencement of each fiscal year. In addition, each executive is entitled to other benefits, including life insurance, medical insurance and automobile allowances. Each executive has agreed that at all times during his employment with Loehmann's and for a period of nine months thereafter, he will not engage in any business that competes with Loehmann's.

        If, during the term of each agreement, either Mr. Friedman or Mr. Glass is terminated by Loehmann's without "Cause" or terminates his employment for "Good Reason" (each as defined in the agreements), he will be entitled to receive his base salary as then in effect for the greater of 18 months or the remainder of the term, medical benefits for the remainder of his life or until he obtains full-time employment, and life insurance until he reaches the age of 70 or obtains other full-time employment. On February 12, 2004, the agreements were amended to provide that upon a termination of the executive's employment by Loehmann's without Cause or termination by the executive for Good Reason, in each case, at any time following a Change of Control (as defined in the employment agreements) but prior to the termination of his agreement, the executive will be entitled to two times the sum of his (1) base salary at the time of termination and (2) the average of the bonuses, if any, he earned in the three fiscal years preceding the date of termination; medical benefits for the remainder of his life or until he obtains other full-time employment; and life insurance until he reaches the age of 70 or obtains other full-time employment. Previously, each agreement provided for the executive to receive two times the sum of his base salary and the bonus earned in the fiscal year preceding the year of termination. The agreements also provide that if Mr. Friedman or Mr. Glass becomes subject to the "golden parachute" excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the benefits payable under the agreements will be reduced to a level such that the excise tax will not be incurred. Lastly, each agreement was amended on February 12, 2004 to provide that after a Change of Control, Loehmann's would pay for legal fees incurred by the executive in pursuing any claim to receive severance if the executive was successful in pursuing such claim.

        The completion of the merger submitted to the Loehmann's stockholders for approval would constitute a change of control within the meaning of the existing employment agreements, as amended, between Loehmann's and each of Messrs. Friedman and Glass. However, these agreements will be superseded by new employment agreements upon the completion of the merger and the new employment agreements, as discussed below, provide that the merger will not constitute a change of control. If a change in control (other than the proposed merger) were to take place during 2004 and if Mr. Friedman or Mr. Glass were to be terminated within one year following such change in control, then, assuming a termination in 2004, Mr. Friedman would be entitled to receive under his existing employment agreement an additional $415,666.67 and Mr. Glass would be entitled to receive under his existing employment agreement an additional $239,166.67, based on the change in the bonus calculation contained in the employment agreement amendments dated as of February 12, 2004. Loehmann's does not believe that the revised terms of the existing employment agreements are a factor that may deter unsolicited third party bids because it believes that any potential bidder would be likely to retain the services of Messrs. Friedman and Glass and therefore the change of control provisions would likely not be triggered and would therefore not be a factor. In addition, the total increase of $654,833.33 in the amount payable to Messrs. Friedman and Glass based on the modification of the bonus calculation in the revised existing employment agreements is less than one-half of 1% of the total merger consideration payable by DAHC, and the board of directors of Loehmann's does not believe that the magnitude of such incremental cost would unduly deter a potential bidder.

New Employment Agreements

        Loehmann's has entered into new employment agreements with Messrs. Friedman and Glass that will become effective upon completion of the merger. These new agreements will replace the existing agreements and provide for compensation and benefits substantially similar to the compensation and benefits provided under the existing agreements. Pursuant to Mr. Glass' new agreement, his base salary will be increased by $50,000 to $450,000. Mr. Friedman's base salary, however, remains unchanged at $690,000 under his new agreement. The new agreements provide for the grant of nonqualified stock options to each of Messrs. Friedman and Glass immediately following the merger. Each option will be granted with a $23.00 per share exercise price and the number of options granted to each of Messrs. Friedman and Glass will cover a number of shares equal to approximately 3.16% of Loehmann's outstanding common stock, calculated on a fully diluted basis, on the date of grant. Subject to continued employment, these options will vest with respect to 25% of the total grant on each of the first four anniversaries of the date of grant. The new agreements provide that if Mr. Friedman or Mr. Glass become subject to the "golden parachute" excise tax imposed under Section 4999 of the Code, the benefits payable will be reduced to a level such that the excise tax will not be incurred; provided, however, that Loehmann's will also use its best efforts to exempt any payment either Mr. Glass or Mr. Friedman may receive, other than in connection with the merger, from the excise tax imposed under Section 4999 of the Code by obtaining stockholder approval of any parachute payments. In addition, the new agreements provide for an extension of the post-employment non-competition provision from 9 months to 18 months and for the addition of a non-solicitation of suppliers covenant and a mutual non-disparagement covenant.

Stock Option Treatment

        Certain options to acquire Loehmann's common stock held by employees and directors will vest in full immediately prior to the completion of the merger. Except as noted below, all outstanding Loehmann's options will be canceled and exchanged for a cash payment equal to the excess of $23.00 over the exercise price of such option. Pursuant to their new employment agreements, as described above, Messrs. Friedman and Glass will each retain 81,967 of their unvested Loehmann's stock options granted to them on May 10, 2002 with an exercise price of $7.75 per share, which will be fully vested following completion of the merger (if the merger does not occur, 1/3 of the 81,967 options will otherwise vest on each of June 20, 2004, 2005, and 2006 for Mr. Friedman and on each of October 31, 2004, 2005, and 2006 for Mr. Glass). The retained options would be treated as non-qualified stock options and the maximum term of such options will be extended from May 10, 2012 to the date that is ten years from the date of the completion of the merger.

        At the election of DAHC, the senior managers may, if they qualify as accredited investors, be permitted to roll over a portion of their existing Loehmann's options into options in the surviving corporation. DAHC may permit each such eligible senior manager to elect to roll over up to that number of options with an aggregate "option value" equal to 10% of the consideration which such senior manager would be entitled to receive in the merger for such senior manager's options, with the option value being equal to the difference between $23.00 and the exercise price of the options to be rolled over. The options held by the eligible senior managers which may be rolled over have exercise prices ranging from $2.90 per share to $15.47 per share. If all of the senior managers are permitted to roll over their Loehmann's options, the maximum number of Loehmann's options that the senior managers could roll over into options in the surviving corporation would be 71,875.

        The roll over of the options by Messrs. Friedman and Glass and the eligible senior managers described above would not be a taxable transaction for U.S. federal income tax purposes as the option roll over would defer taxation of the profit realized upon exercise of the options. Accordingly, Messrs. Friedman and Glass and any eligible senior manager that elects to roll over options would not incur any tax liability until they exercise their options in the surviving corporation, at which time the profit realized upon such exercise will be taxed at ordinary income rates.

        The following table sets forth the number of stock options to acquire shares of Loehmann's common stock held by individuals who have served as a director or an executive officer of Loehmann's since the beginning of 2003 which would be canceled in exchange for a cash payment on completion of the merger (the table includes all options held by the directors and executive officers included in the table other than the 81,967 options held by each of Messrs. Friedman and Glass that would be rolled over into options in the surviving corporation). The table also separately shows the value of such options that will become vested immediately prior to the merger and the value of such options that had vested prior to the merger.

Name	Unvested Options (#)	Weighted Average Exercise Price ($)	In the Money Value of Unvested Options ($)	Vested Options (#)	Weighted Average Exercise Price ($)	In the Money Value of Vested Options ($)
Robert Friedman	68,033	7.75	1,037,503	165,000	6.125	2,784,375
Robert Glass	68,033	7.75	1,037,503	165,000	6.125	2,784,375
Cory Lipoff	—	—	—	49,000	4.49	906,950
William Fox	—	—	—	53,000	5.10	948,550
Carol Gigli-Greer	—	—	—	49,000	4.49	906,950
Joseph Nusim	—	—	—	53,000	5.10	948,550
Erwin Marks	—	—	—	49,000	4.49	906,950

Expenses of Counsel

        On March 2, 2004, following the approval of the special committee, Messrs. Friedman and Glass entered into an expense reimbursement agreement with Loehmann's that provides that Loehmann's would reimburse Messrs. Friedman and Glass for their expenses of one shared counsel in connection with their participation in a possible acquisition transaction in an amount up to an aggregate of $100,000. Messrs. Friedman and Glass have retained such counsel. Loehmann's has, in furtherance of its obligation to reimburse Messrs. Friedman and Glass for up to $100,000 of their legal expenses, paid Messrs. Friedman's and Glass' counsel a refundable retainer of $50,000. It is currently expected that the full $100,000 of reimbursable legal expenses will be incurred and that prior to completion of the merger such expenses will be reimbursed to (or paid on behalf of) Messrs. Friedman and Glass.

Indemnification; Insurance

        Under the merger agreement, the surviving corporation has agreed for a period of six years following the date of the merger to maintain the current directors' and officers' liability insurance policies (or policies which are not materially less favorable to such officers and directors), provided that the surviving corporation will not be required to spend more than 225% of the amounts currently spent by Loehmann's to provide such insurance coverage. In addition, the surviving corporation has agreed to indemnify current and former directors and officers for certain specified losses and liabilities for a period of six years following the date of the merger. See "The Merger Agreement—Indemnification; Directors' and Officers' Insurance" beginning on page 76.

REGULATORY REQUIREMENTS

        Loehmann's does not believe that any material federal or state regulatory approvals, filings or notices are required by Loehmann's in connection with the proposed merger other than (1) approvals, filings or notices required under the federal and state securities laws or by The NASDAQ National Market and (2) the filing of the certificate of merger with the Secretary of State of the State of Delaware. Loehmann's has been advised by DAHC that based on the structure of DAHC, the merger is not subject to a premerger notification obligation under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

ESTIMATED FEES AND EXPENSES

        The estimated fees and expenses to be paid by Loehmann's in connection with the proposed merger are as follows:

Financial Advisor Fee and Expenses	$2,800,000
Legal, Accounting and Other Professional Fees	$2,000,000
Printing, Proxy Solicitation and Mailing Costs	$200,000
Filing Fees	$22,252
Paying Agent Fees	$25,000
Special Committee Fees	$60,000
Miscellaneous	$42,748

Total:	$5,150,000

        The estimated fees and expenses to be paid by DAHC in connection with the merger are as follows:

Financial Advisor Fees and Expenses	$6,000,000
Legal, Accounting and Other Professional Fees	$2,175,000
Financing and Commitment Fees	$2,825,000

Total:	$11,000,000

        The merger agreement provides that Loehmann's, DAHC and DAH Merger Corporation will each pay all costs and expenses incurred by it in connection with the merger agreement and the related merger. The estimate for legal fees set forth in the table above does not include any amounts attributable to any existing or future litigation challenging the proposed merger. See "Certain Litigation" on page 94. None of these costs and expenses will reduce the $23.00 per share merger consideration to be received by holders of Loehmann's common stock or the consideration to be received by holders of Loehmann's options.

        If the merger agreement is terminated under specified circumstances, including if the board of directors terminates the merger agreement to accept a superior proposal or if Loehmann's enters into an agreement with respect to an alternative transaction within one year of termination under certain circumstances, Loehmann's has agreed to pay DAHC a termination fee of $4.0 million and reimburse DAHC's reasonable, out-of-pocket expenses up to $2.0 million. In other circumstances, including if the merger agreement is terminated, a proposal for an alternative transaction existed as of a certain date and certain other events occur, Loehmann's may be required to reimburse DAHC for its reasonable, out-of-pocket expenses up to $2.0 million. See "The Merger Agreement—Termination Fee; Expenses" beginning on page 79.

PRIOR PUBLIC OFFERINGS AND PRIOR STOCK PURCHASES

        There have been no underwritten offerings of Loehmann's securities for cash during the past three years, and none of the members of the investor group or Loehmann's have purchased Loehmann's equity securities during the past two years. In July 2003, Messrs. Friedman and Glass each exercised options to acquire 35,000 shares, which shares were subsequently sold in the open market.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

        The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of the Loehmann's common stock. We base this summary on the provisions of the Code, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. For purposes of this discussion, we use the term "U.S. holder" to mean:

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  a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

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  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion assumes that you hold your shares of Loehmann's common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, United States expatriates, stockholders who hold shares of Loehmann's common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of Loehmann's common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Loehmann's common stock pursuant to the merger.

        The receipt of cash in the merger by U.S. holders of Loehmann's common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of Loehmann's common stock will recognize gain or loss equal to the difference between:

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  the amount of cash received in exchange for such common stock; and

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  the U.S. holder's adjusted tax basis in such common stock.

        If the holding period in Loehmann's common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If you acquired different blocks of Loehmann's common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of Loehmann's common stock that you own.

Dissenting Stockholders

        A U.S. holder who perfects such holder's appraisal rights generally should recognize capital gain or loss at the effective time of the merger (even though the appraised fair value of Loehmann's common stock will not yet have been judicially determined) in an amount equal to the difference between the "amount realized" and the adjusted tax basis of such U.S. holder's Loehmann's common stock. For this purpose, the amount realized generally should equal the trading price of Loehmann's common stock at the effective time of the merger; the U.S. holder's basis in its appraisal rights also will equal this amount. In addition, although there is no authority directly on point, (1) a portion of any amount ultimately received by a U.S. holder likely will be characterized as imputed interest that is includible in income in accordance with the U.S. holder's method of accounting and (2) a U.S. holder also likely will recognize capital gain or loss in an amount equal to the difference between (A) such U.S. holder's basis in its appraisal rights and (B) the amount received reduced by any amount characterized as interest income. Notwithstanding the foregoing, it is possible that U.S. holders will be subject to taxation under different rules than those described above, including rules that may require the inclusion of interest in income currently even though such interest has not yet been paid and/or the characterization of gain or loss on ultimate payment as ordinary interest income or in part or in whole as ordinary loss. See "—Risks that the Merger will not be Completed" beginning on page 59; "The Merger Agreement—Dissenting Shares" on page 71; and "The Merger Agreement—Conditions to the Merger" beginning on page 77.

Information Reporting and Backup Withholding

        Under the Code, as a U.S. holder of Loehmann's common stock, you may be subject to information reporting on the cash received in the merger unless you are a corporation or other exempt recipient. Backup withholding also will apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

        Because individual circumstances may differ, each U.S. holder of Loehmann's common stock is urged to consult such U.S. holder's tax advisor as to the particular tax consequences to such U.S. holder of the merger, including the application and effect of state, local, foreign and other tax laws.

DISSENTERS' RIGHTS OF APPRAISAL

        Pursuant to Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, if the merger is consummated and you do not wish to accept the merger consideration you may dissent from the merger and elect to have the fair value of your shares of Loehmann's common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to you in cash, together with a fair rate of interest, if any, provided that you comply with the provisions of Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL. You should refer to the full text of Section 262, which is provided as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Loehmann's common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Loehmann's common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and to perfect in a timely manner appraisal rights.

        Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement shall constitute such notice to Loehmann's stockholders and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. If you wish to exercise your appraisal rights or to preserve your right to do so, you should review carefully the following discussion and Appendix C to this proxy statement because failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, if you are considering exercising such rights we urge you to seek the advice of counsel.

        If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:

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  You must deliver a written demand for appraisal of your shares to Loehmann's Holdings Inc., 2500 Halsey Street, Bronx, New York, 10461, Attention: Secretary before the vote on the merger agreement and the related merger at the special meeting. This demand reasonably informs Loehmann's of your identity and intention to demand the appraisal of your shares;

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  You must not vote your shares of Loehmann's common stock in favor of the merger agreement. Because a signed proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, you must vote against the merger agreement or abstain from voting on the merger agreement; and

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  You must continuously hold your shares of Loehmann's common stock from the date of making the demand through the effective time of the merger. You will lose any right to appraisal for your shares if you transfer your shares prior to the effective time of the merger.

        Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

        A demand for appraisal should be executed fully and correctly by or on behalf of the stockholder of record, should specify your name, as it appears on your stock certificates, your mailing address and the number of shares of Loehmann's common stock that you own that you are demanding appraisal of. If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on your behalf; however, the agent must identify you as the record owner and expressly disclose the fact that, in executing the demand, the agent is acting as your agent. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in a brokerage account or other nominee form and wish to exercise your appraisal rights, we urge you to consult with your broker to determine the appropriate procedures for your nominee to make a demand for appraisal on your behalf.

        Within ten days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former Loehmann's stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any Loehmann's stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Loehmann's common stock held by all such stockholders. Loehmann's is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since Loehmann's has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time of the merger (or at any time thereafter with the written consent of Loehmann's), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration.

        Pursuant to the merger agreement, Loehmann's has agreed to give DAHC prompt notice of any demands for appraisal received by Loehmann's, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Loehmann's. Loehmann's has also agreed to give DAHC the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Loehmann's shall not, except with the prior written consent of DAHC, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands. In addition, the merger agreement provides that DAHC will not have to complete the merger if stockholders representing more than 10% of the outstanding shares of Loehmann's common stock exercise their appraisal rights. See "—Risks that the Merger will not be Completed" beginning on page 59; "The Merger Agreement—Dissenting Shares" on page 71; and "The Merger Agreement—Conditions to the Merger" beginning on page 77.

        Within 120 days after the effective time, any Loehmann's stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

        A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the

Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. If you are considering seeking appraisal you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the merger consideration you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. You should also be aware that financial advisor opinions are not opinions as to fair value under Section 262.

        In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered" Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time).

        You may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of your demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve your request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of your appraisal proceeding, you would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

        Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of your statutory appraisal rights. Consequently, if you wish to exercise appraisal rights we urge you to consult legal counsel before attempting to exercise such rights.

THE MERGER AGREEMENT

        The following describes the material terms of the merger agreement. A complete copy of the merger agreement (including Amendment No. 1 to the merger agreement) is attached to this proxy statement as Appendix A and is incorporated herein by reference. This description of the merger agreement is qualified in its entirety by reference to the attached merger agreement. We urge you to read the entire merger agreement carefully.

THE MERGER; MERGER CONSIDERATION

        The merger will close as soon as practicable and within three business days after satisfaction of the conditions to the merger (however, the closing may be delayed for up to 45 days (but not beyond November 1, 2004) to allow for the completion of the financing if DAHC and DAH Merger Corporation waive their conditions to closing, other than Loehmann's compliance with its covenants). The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware unless another time is agreed to by the parties and specified in the certificate of merger.

        At the effective time of the merger, DAH Merger Corporation will be merged with and into Loehmann's, and the separate corporate existence of DAH Merger Corporation will cease. Loehmann's will continue as the surviving corporation and will be a subsidiary of DAHC. Loehmann's, as the surviving corporation, will have all the properties, rights, privileges, powers and franchises of Loehmann's before the merger and it will be liable for all debts, liabilities and duties of Loehmann's before the merger. The surviving corporation will be governed by Delaware law.

        At the effective time of the merger, each outstanding share of DAH Merger Corporation will be converted into one share of the surviving corporation's common stock, each share of Loehmann's common stock held in treasury of Loehmann's will automatically be canceled and each share of Loehmann's common stock will be converted into the right to receive $23.00 in cash (other than shares as to which stockholders exercise appraisal rights).

DISSENTING SHARES

        Shares of Loehmann's common stock that are held by Loehmann's stockholders who have perfected demands for appraisal of their shares in accordance with Delaware law will not be converted to the right to receive $23.00 per share. Loehmann's has agreed to give DAHC notice of any demands for appraisal and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

        Under the merger agreement, it is a condition to the obligation of DAHC to consummate the merger that holders of no more than 10% of the outstanding Loehmann's common stock have exercised their appraisal rights. Accordingly, if stockholders owning more than 10% of the outstanding Loehmann's common stock exercise their appraisal rights, DAHC may, in its sole discretion, either elect not to complete the merger or waive the condition and elect to complete the merger. DAHC understands that Loehmann's stockholders owning approximately 17.6% of Loehmann's common stock have publicly disclosed that they intend to exercise their appraisal rights under Delaware law, but DAHC has not determined whether or not it would exercise its right to not complete the merger or waive its condition to closing with respect to the appraisal rights. DAHC will make this determination prior to closing. See "Special Factors—Risks that the Merger will not be Completed" beginning on page 59 and "—Conditions to the Merger" beginning on page 77.

CHARTER, BYLAWS, DIRECTORS AND OFFICERS

        When the merger is completed, the certificate of incorporation of Loehmann's will be amended to be the same as the certificate of incorporation of DAH Merger Corporation as in effect immediately prior to the effective time of the merger (except that the name of Loehmann's will not be amended) and will include the indemnity provisions of the Loehmann's certificate of incorporation. The bylaws of Loehmann's will be amended to be the same as the bylaws of DAH Merger Corporation as in effect immediately prior to the effective time of the merger and will include the indemnity provisions of the Loehmann's bylaws. The directors and officers of DAH Merger Corporation at the effective time of the merger will be the directors and officers of the surviving corporation.

PAYMENT PROCEDURES

        DAHC will appoint a paying agent reasonably acceptable to Loehmann's to handle the exchange of stock certificates in the merger for cash. Soon after the effective time of the merger, the surviving corporation will mail you a letter of transmittal and instructions explaining how to exchange your stock certificates for cash.

        You should not forward your stock certificates to the paying agent until you have received the letter of transmittal. You will be entitled to receive $23.00 per share only upon surrender to the paying agent of a stock certificate, together with the letter of transmittal, completed in accordance with the related instructions. If a stock certificate has been lost, stolen or destroyed, you must make an affidavit of that fact and, if required, post an indemnity bond before you will be paid for your shares. If payment of the merger consideration is to be made to a person other than you (1) the stock certificate must be properly endorsed or otherwise in proper form for transfer and (2) you must pay any transfer or other taxes that may be required by the paying agent. No interest will be paid on the merger consideration.

        DAHC, the surviving corporation and the paying agent, as the case may be, may deduct and withhold from the merger consideration otherwise payable to any holder of Loehmann's common stock and Loehmann's options such amounts that DAHC, the surviving corporation or the paying agent is required to deduct and withhold with respect to the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

        Nine months after the effective time of the merger, the surviving corporation may require the paying agent to deliver to it any remaining portion of the merger consideration, which has been deposited with the paying agent and which has not been dispersed to holders of stock certificates. Thereafter, holders of certificates representing shares of Loehmann's common stock outstanding before the effective time of the merger will surrender their certificates to the surviving corporation and will be entitled to look only to the surviving corporation and only as general creditors of the surviving corporation for payment of any claims for merger consideration.

        Upon completion of the proposed merger, the stock transfer books of Loehmann's will be closed.

TREATMENT OF OPTIONS

        Each outstanding option to acquire common stock, other than certain options held by Messrs. Friedman and Glass, will be canceled in exchange for a right to receive the excess of $23.00 over the exercise price with respect to such option, subject to applicable tax withholding requirements. In addition, DAHC and Loehmann's have amended the merger agreement to provide that, at the election of DAHC, certain senior managers may, if they qualify as accredited investors, be permitted to roll over, at the election of DAHC, a portion of their existing Loehmann's options into options in the surviving corporation. DAHC may permit each such eligible senior manager to elect to roll over up to that number of options with an aggregate "option value" equal to 10% of the consideration which such senior managers would be entitled to receive in the merger for such senior managers' options, with the option value being equal to the difference between $23.00 and the exercise price of the option to be rolled over. The options held by the eligible senior managers which may be rolled over have exercise prices ranging from $2.90 per share to $15.47 per share. If all of the senior managers are permitted to roll over their Loehmann's options, the maximum number of Loehmann's options that the senior managers could roll over into options in the surviving corporation would be 71,875. DAHC agreed that if it elects to permit one or more of the senior managers to roll over such senior managers' options, such option roll over will comply in all material respects with all applicable federal and state securities laws with respect to the option roll over. See "Special Factors—Interests of Loehmann's Directors and Officers in the Merger" beginning on page 60.

REPRESENTATIONS AND WARRANTIES

        Loehmann's, DAHC and DAH Merger Corporation each make customary representations and warranties as to their respective organization and authority, the absence of conflicts, accuracy of information supplied for this proxy statement or the Rule 13E-3 Transaction Statement on Schedule 13E-3, consents and approvals required, and broker fees.

        Loehmann's makes additional representations and warranties including those relating to: its capitalization, required consents and regulatory filings in connection with the merger, compliance with laws, the completeness and accuracy of its SEC filings and financial statements, compliance with the Sarbanes-Oxley Act of 2002, the absence of certain changes since February 1, 2004, taxes, change of control agreements, material contracts, employee benefit plans, litigation, labor matters, environmental matters, intellectual property, insurance policies, the status of its bankruptcy case, transactions with affiliates, the absence of discussions with other parties relating to acquisition proposals, stockholders' rights agreements, major merchandise vendors and suppliers, real estate, and the status of terminated leases.

        DAHC makes additional representations and warranties, including those related to the sources of funds sufficient to consummate the merger and the delivery of equity and debt commitment letters, and the delivery of all agreements with Messrs. Friedman and Glass. In addition, DAHC has agreed to maintain a net worth of at least $7.0 million (in the form of cash or cash equivalents) through the later of the completion of the merger or six months following termination of the merger agreement, provided that in the event of a dispute concerning breach of the merger agreement, such six month period will be extended until the dispute is resolved.

        The foregoing representations and warranties are subject, in some cases, to certain qualifications and exceptions. The representations and warranties do not survive the closing or termination of the merger agreement.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

        Loehmann's has agreed to conduct its and its subsidiaries' business in the ordinary course consistent with past practice prior to the effective time of the merger and that it and its subsidiaries will use commercially reasonable efforts to:

  •
  preserve intact its business organizations;

  •
  keep the services of its current officers and employees; and

  •
  preserve current relationships with material merchandise vendors and suppliers, landlords and other persons and entities with which Loehmann's has material business relations.

        In addition, Loehmann's has agreed that prior to the effective time of the merger, without the prior written consent of DAHC, neither Loehmann's nor any of its subsidiaries will:

  •
  amend its certificate of incorporation or bylaws;

  •
  declare or pay dividends or other distributions;

  •
  authorize for issuance, issue, sell, redeem or repurchase any of its securities, other than upon the exercise of any stock options outstanding as of the date of the merger agreement;

  •
  directly or indirectly redeem or repurchase any of its securities;

  •
  split, combine or reclassify its outstanding securities;

  •
  change its accounting policies except as required by GAAP;

  •
  incur or assume indebtedness or guaranty any indebtedness other than borrowings under existing lines of credit up to $7.0 million and borrowings pursuant to letters of credit up to $12.0 million;

  •
  make loans or advances;

  •
  mortgage or pledge any material assets or properties;

  •
  merge or consolidate with any other entity, sell any assets greater than $50,000 (other than sales of inventory in the ordinary course of business) or adopt a plan of liquidation;

  •
  make discretionary payments to, or change employment terms for, any of its directors or officers;

  •
  amend or create new employment benefits or agreements, including compensation, severance payments and other similar plans;

  •
  make any benefit plan change;

  •
  make payments, loans or advances to officers, directors or "controlled affiliates";

  •
  amend or cancel any material contract or enter into any new material contract;

  •
  begin any operations of a business or any corporation, joint venture or other entity, except as has already been agreed to by DAHC;

  •
  settle litigation involving amounts in excess of $100,000;

  •
  adopt a stockholders' rights agreement (other than one that would not affect the merger);

  •
  make capital expenditures in excess of budget;

  •
  make any change to the lines of business; and

  •
  enter into leases or subleases for any new or existing stores, renew any existing leases, open any new stores, close existing stores or materially change the operations of any existing stores, except certain agreed upon renewals and new store locations previously agreed to by DAHC.

COMMERCIALLY REASONABLE EFFORTS

        Each of the parties has agreed to use all commercially reasonable efforts to take all appropriate action and do all things necessary or advisable under law to consummate the merger including to:

  •
  obtain all necessary licenses, permits, consents and approvals;

  •
  take all actions necessary to ensure that no anti-takeover statute or regulation is or becomes operative with respect to the merger agreement, the voting agreement or any other related transactions; and

  •
  in the event any anti-takeover statute or regulation is or becomes operative, take all actions necessary to ensure that the merger agreement, the voting agreement and any other related transactions may be consummated as promptly as practicable.

PUBLIC ANNOUNCEMENTS

        DAHC and Loehmann's will not issue any press release or other public statement with respect to the merger agreement, the voting agreement or the merger without first consulting with the other party, unless required by law or the listing rules of The NASDAQ National Market.

BANKRUPTCY

        Loehmann's will use its commercially reasonable efforts to seek and obtain a closing order of the Bankruptcy Court. Upon entry of such an order, Loehmann's Chapter 11 case will be closed. The Bankruptcy Court has issued the closing order, dated June 22, 2004.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The board of directors has determined that the merger agreement and the related merger are substantively and procedurally fair to and in the best interests of Loehmann's and the Loehmann's stockholders and that the merger is advisable. In addition, the board of directors recommends that the stockholders approve and adopt the merger agreement and the related merger at the special meeting. The board of directors is permitted to withdraw its recommendation to the stockholders if Loehmann's receives a superior proposal and the board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to withdraw its recommendation would be inconsistent with its fiduciary duties.

NO SOLICITATION OF ACQUISITION PROPOSALS

        Loehmann's and its subsidiaries will not:

  •
  solicit, initiate or knowingly encourage, or otherwise take action to facilitate, the making of any acquisition proposal; or

  •
  participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal.

        The board of directors or the special committee may, however, furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited acquisition proposal prior to the approval and adoption of the merger agreement by the Loehmann's stockholders if:

  •
  after consultation with its outside legal counsel the board of directors or the special committee determines in good faith that the failure to take such action would be inconsistent with its fiduciary obligations;

  •
  Loehmann's enters into a confidentiality agreement with the person presenting the acquisition proposal and agrees to amend its confidentiality agreement with Crescent to give Crescent the benefit of any less restrictive provisions; and

  •
  the board of directors or the special committee concludes in good faith, based upon discussions with its independent financial advisor, that the acquisition proposal is reasonably expected to lead to a superior proposal.

        Loehmann's is required to notify DAHC within two business days of:

  •
  the receipt of any inquiry which may reasonably be expected to lead to any acquisition proposal;

  •
  the material terms and conditions of such acquisition proposal or inquiry;

  •
  the identity of such person or entity making any such acquisition proposal or inquiry; and

  •
  its intention to give information to, or enter into discussions or negotiations with, such person or entity.

        Loehmann's also will keep DAHC reasonably informed of the status and details of any such acquisition proposal or inquiry.

        For purposes of the merger agreement, the term "acquisition proposal" means:

  •
  other than the merger, any proposal with respect to (1) a merger, consolidation, reorganization, recapitalization, reclassification, share exchange, tender offer, spin-off, split-off, joint venture or other business combination, liquidation, dissolution or similar transaction involving Loehmann's, any of its subsidiaries or any of the assets of Loehmann's or any of its subsidiaries; (2) any purchase or other acquisition of 10% or more of the consolidated assets of Loehmann's and its subsidiaries or assets representing 10% or more of the net revenues of Loehmann's or 10% or more of the net income of Loehmann's; or (3) any purchase or other acquisition (by tender offer, exchange offer or otherwise) of 15% or more of the outstanding voting or equity securities of Loehmann's.

        For purposes of the merger agreement, the term "superior proposal" means:

  •
  any unsolicited bona fide proposal made by a third party to enter into an alternative transaction, which the board of directors or the special committee determines in its good faith judgment (after consultation with its legal counsel and independent financial advisors) is more favorable to Loehmann's stockholders than the proposed merger from a financial point of view (taking into account the financing thereof and other terms of such proposal).

EMPLOYEE BENEFITS

        For at least one year after the merger, DAHC will provide employee benefits (other than incentive and equity compensation) which, in the aggregate, are comparable to those currently provided by Loehmann's. Employees will be given full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by DAHC for such employees' service with Loehmann's to the same extent recognized immediately prior to the effective time of the merger, unless such credit would be duplicative of any other benefit and except for any credit for purposes of any defined benefit pension plan benefit accrual. DAHC will, subject to certain exceptions, waive pre-existing conditions, exclusions and waiting periods and credit employees for co-payments and deductibles paid in the calendar year in which the merger occurs.

STOCKHOLDER LITIGATION

        Loehmann's will give DAHC the opportunity to participate in the defense or settlement of any stockholder litigation against Loehmann's and its directors relating to the transactions contemplated by the merger agreement. Loehmann's may not settle any stockholder litigation for more than $500,000 without DAHC's consent.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

        For six years after the effective time of the merger, the surviving corporation will indemnify the present and former directors and officers of Loehmann's to the extent provided under Loehmann's current certificate of incorporation, bylaws or any other agreements. Any determination that must be made with respect to whether an indemnified party is entitled to indemnification will be made by independent legal counsel selected by the indemnified party and reasonably acceptable to DAHC. The surviving corporation has agreed to maintain in effect for six years from the effective time of the merger, if available, the current directors' and officers' liability insurance policies, subject to certain exceptions described below. Additionally, if the policies in effect before the effective time of the merger expire or are canceled during such six-year period, the surviving corporation will use all commercially reasonable efforts to obtain insurance policies substantially similar to the policies in effect before the effective time of the merger. The surviving corporation may substitute other policies for the policies in effect before the effective time of the merger provided that such new policies contain terms and conditions which are not materially less favorable to the present and former officers and directors than the policies before the effective time of the merger. The surviving corporation, in no event, will be required to expend more than an amount per year equal to 225% of current annual premiums paid by Loehmann's for such insurance. In the event that the surviving corporation would be required to expend more than 225% of current annual premiums, the surviving corporation will obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 225% of current annual premiums.

CONDITIONS TO THE MERGER

        The following conditions must be satisfied before any of Loehmann's, DAHC or DAH Merger Corporation is obligated to complete the merger:

  •
  the merger agreement and the related merger must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Loehmann's common stock entitled to vote; and

  •
  there can be no legal restraints or prohibitions that prevent completion of the merger.

        The following conditions must be satisfied or waived before DAHC and DAH Merger Corporation are obligated to consummate the merger:

  •
  Loehmann's representations and warranties must be accurate at signing and at closing, provided that a representation and warranty (other than with respect to organization, authority, or no conflict) will not be breached where any failure of the representations and warranties to be true and correct either individually or in the aggregate would not be reasonably expected to have a material adverse effect on Loehmann's;

  •
  Loehmann's must have performed its obligations under the merger agreement in all material respects;

  •
  there must be no government proceedings seeking to challenge, restrain or prohibit the merger;

  •
  holders of not more than 10% of the outstanding shares of Loehmann's common stock have exercised dissenters' appraisal rights; and

  •
  no event has occurred which has had or could reasonably be expected to have a material adverse effect on Loehmann's.

        The following conditions must be satisfied or waived before Loehmann's is obligated to consummate the merger:

  •
  DAHC's and DAH Merger Corporation's representations and warranties must be accurate at signing and at closing, provided that a representation and warranty (other than with respect to organization, authority, or no conflict) will not be breached where any such failure of the representations and warranties to be true and correct either individually or in the aggregate would not be reasonably expected to materially impair the ability of DAHC or DAH Merger Corporation to consummate the merger; and

  •
  DAHC and DAH Merger Corporation must have performed their obligations under the merger agreement in all material respects.

        Loehmann's does not intend to re-solicit proxies in the event that any of the material conditions to the closing of the merger are waived unless Loehmann's concludes, after consulting with counsel, that such waiver is material to the stockholder vote, in which case it will re-solicit proxies. Loehmann's does not believe that any waiver is likely to adversely affect the Loehmann's stockholders, who would be entitled to receive the same $23.00 per share in the event of such waiver.

        As described above, it is a condition to the obligation of DAHC to consummate the merger that holders of no more than 10% of the outstanding Loehmann's common stock have exercised their appraisal rights. Accordingly, if stockholders owning more than 10% of the outstanding Loehmann's common stock exercise their appraisal rights, DAHC may, in its sole discretion, either elect not to complete the merger or waive the condition and elect to complete the merger. DAHC understands that Loehmann's stockholders owning approximately 17.6% of Loehmann's common stock have publicly disclosed that they intend to exercise their appraisal rights under Delaware law, but DAHC has not determined whether or not it would exercise its right to not complete the merger or waive its condition to closing with respect to the appraisal rights. DAHC will make this determination prior to closing. See "Special Factors—Risks that the Merger will not be Completed" beginning on page 59 and "—Dissenting Shares" on page 71.

MATERIAL ADVERSE EFFECT

        As used in the merger agreement, a material adverse effect with respect to Loehmann's means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Loehmann's and its subsidiaries, taken as a whole, or an effect which is reasonably likely to prevent or materially delay, or materially impair the ability of Loehmann's to fulfill its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement, except to the extent that such adverse effect results from (1) changes in (A) general economic conditions that do not disproportionately affect Loehmann's; (B) conditions generally affecting any industry in which Loehmann's operates or which it serves that do not disproportionately affect Loehmann's; (C) laws or applicable regulations or the official interpretations thereof; or (D) GAAP or (2) the announcement or expectation of the consummation of the transactions contemplated by the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

        Loehmann's, DAHC and DAH Merger Corporation may agree at any time (including after the special meeting) to terminate the merger agreement by mutual written consent. In addition, Loehmann's, DAHC or DAH Merger Corporation may terminate the agreement if:

  •
  there is a final order, decree or ruling prohibiting the merger; provided that the terminating party must have used all reasonable efforts to have such order, decree or ruling vacated;

  •
  the merger is not consummated by November 1, 2004, provided that a party may not terminate the merger agreement pursuant to this provision if its failure to perform its obligations thereunder is the primary cause of the delay in closing; or

  •
  the merger agreement and related merger are not approved and adopted by Loehmann's stockholders.

        DAHC or DAH Merger Corporation may terminate the merger agreement if:

  •
  the board of directors or the special committee has:

  •
  withdrawn or proposed publicly to withdraw its recommendation of the proposed merger to Loehmann's stockholders;

  •
  approved or recommended, or proposed publicly to propose or recommend, any acquisition proposal from a third party;

  •
  caused Loehmann's to enter into an acquisition agreement with a third party; or

  •
  resolved to do any of the foregoing;

  •
  more than 20% of the outstanding Loehmann's common stock has been tendered and accepted for payment in connection with a third party tender or exchange offer;

  •
  any condition to the obligations of DAHC and DAH Merger Corporation is incapable of fulfillment; or

  •
  Loehmann's breaches its representations, warranties or covenants so that the conditions to the obligations of DAHC and DAH Merger Corporation could not be satisfied and such breach is not cured within 30 days after Loehmann's receives written notice of such breach.

        Loehmann's may terminate the merger agreement if:

  •
  any condition to the obligations of Loehmann's is incapable of fulfillment;

  •
  prior to receiving stockholder approval, the board of directors or the special committee receives a superior proposal and:

  •
  Loehmann's provides notice to DAHC three business days prior to terminating the merger agreement that (1) specifies the terms and conditions of such superior proposal; (2) identifies the person making such superior proposal; and (3) states that the board of directors or the special committee intends to withdraw its recommendation and, immediately upon termination of the merger agreement, enter into an acquisition agreement with respect to such superior proposal;

  •
  during the three day period prior to termination, Loehmann's provides DAHC the opportunity to modify the merger agreement so that the merger may be effected; and

  •
  the board of directors or the special committee determines in good faith and after consultation with its outside legal counsel that the failure to enter into the acquisition agreement would be inconsistent with the board of directors' or the special committee's fiduciary obligations to the Loehmann's stockholders; or

  •
  DAHC or DAH Merger Corporation breaches its representations, warranties or covenants such that the conditions to the obligations of Loehmann's could not be satisfied and such breach is not cured within 30 days after receipt of written notice of such breach.

EFFECT OF TERMINATION

        If the merger agreement is terminated as specified above, the merger agreement will have no further effect and neither party will have any liability to the other, except for certain circumstances requiring the payment of a termination fee and/or an expense payment. See "—Termination Fees; Expenses" below. If the merger agreement is terminated, certain representations, warranties and covenants will survive the termination.

TERMINATION FEE; EXPENSES

        Except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses, except that Loehmann's will pay for all costs relating to the printing and mailing of this proxy statement.

        Loehmann's will be required to pay DAHC a termination fee equal to $4.0 million and DAHC's costs and expenses up to $2.0 million if the merger agreement is terminated because:

  •
  the board of directors or the special committee has:

  •
  withdrawn or proposed publicly to withdraw its recommendation of the proposed merger to Loehmann's stockholders;

  •
  approved or recommended, or proposed publicly to propose or recommend, any acquisition proposal from a third party;

  •
  caused Loehmann's to enter into an acquisition agreement with a third party; or

  •
  resolved to do any of the foregoing; or

  •
  more than 20% of the outstanding Loehmann's common stock has been tendered and accepted for payment in connection with a third party tender or exchange offer.

        Loehmann's will be required to pay DAHC up to $2.0 million in expenses if the merger agreement is terminated because:

  •
  the merger has not been consummated by November 1, 2004, and on or before the date of termination, an acquisition proposal (or an intent to make an acquisition proposal) was announced or commenced and as of five days prior to such date:

  •
  the acquisition proposal has not been publicly rejected by the board of directors or the special committee and publicly withdrawn or abandoned; or

  •
  the Loehmann's stockholders' meeting has not been held.

        Loehmann's will also be required to pay DAHC up to $2.0 million in expenses if the merger agreement is terminated because:

  •
  the merger is not approved and adopted at the stockholders' meeting and on or before the date of termination an acquisition proposal (or an intent to make an acquisition proposal) shall have been announced or commenced (unless as of the fifth day prior to the Loehmann's stockholders meeting, such acquisition proposal has been publicly rejected by the board of directors and the special committee and publicly withdrawn or abandoned).

        If Loehmann's is required to reimburse DAHC for DAHC's expenses up to $2.0 million, as specified above, and Loehmann's consummates an acquisition proposal or enters into an acquisition agreement within one year of terminating the merger agreement, Loehmann's will also have to pay DAHC a termination fee equal to $4.0 million.

AMENDMENT; WAIVER

        Any amendment, modification or alteration of the terms or provisions of the merger agreement must be in writing and signed by the parties to the merger agreement. After approval of the merger by the Loehmann's stockholders, any amendment to the merger agreement which would reduce or change the form of the merger consideration will require further approval of the Loehmann's stockholders. To the extent legally permissible, any party to the merger agreement may in accordance with the terms of the merger agreement (1) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (2) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.

        Loehmann's does not intend to re-solicit proxies in the event that any of the material conditions to the closing of the merger are waived. Loehmann's does not believe that any waiver would adversely affect the Loehmann's stockholders, who would be entitled to receive the same $23.00 per share in the event of such waiver.

WAIVER OF CLAIMS

        Loehmann's generally waives any present, existing or future claims against FIIB, Crescent and any of the parties related to FIIB and Crescent (other than DAHC and DAH Merger Corporation) except for claims pursuant to the equity commitment letter between Loehmann's and FIIB.

GOVERNING LAW

        The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware.

THE VOTING AGREEMENTS

Voting Agreement with the Alpine Stockholders

        As a condition and inducement to DAHC entering into the merger agreement, the Alpine stockholders entered into a voting agreement with DAHC, dated as of April 22, 2004, pursuant to which the Alpine stockholders agreed, among other things, to vote the shares of Loehmann's common stock that they own in favor of approval and adoption of the merger agreement and related merger. The Alpine stockholders beneficially own 2,200,118 shares of Loehmann's common stock which constitute approximately 32.7% of the issued and outstanding shares of Loehmann's common stock. In connection with the execution and delivery of the voting agreement, DAHC did not pay the Alpine stockholders any consideration in addition to the consideration they would receive pursuant to the merger agreement. The Alpine stockholders are not participating in the transaction in any manner other than entering into the voting agreement with DAHC.

        Pursuant to the voting agreement, each of the Alpine stockholders agreed, among other things, (1) to grant DAHC a proxy to vote the shares of Loehmann's common stock beneficially owned by such Alpine stockholder (or, as applicable, to instruct and direct DTC, Bear Stearns, Credit Suisse First Boston or any other holder of record of the shares of Loehmann's common stock to vote its shares of Loehmann's common stock or execute its proxy with respect to such shares) in the manner specified by DAHC in the voting agreement on all matters relating to the merger agreement and the related merger or any acquisition proposal and (2) unless DAHC votes such shares of Loehmann's common stock directly pursuant to the proxy granted by the voting agreement, to vote the shares of Loehmann's common stock beneficially owned by such Alpine stockholder in the manner specified by DAHC in the voting agreement on all matters relating to the merger agreement and the related merger or any acquisition proposal. The address of DAHC is set forth in "The Companies—DAHC" on page 22.

        In addition, each Alpine stockholder agreed not to transfer or otherwise dispose of any of its shares of Loehmann's common stock or any other shares of Loehmann's common stock acquired by it after the date of the voting agreement and prior to the termination of the voting agreement.

        The voting agreement and the proxy granted pursuant to the voting agreement will terminate upon the earlier of (1) the date on which the merger agreement is terminated in accordance with its terms and (2) the effective time of the merger.

        The Alpine stockholders have agreed that during the term of the voting agreement they will not participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal. However, if the board of directors or the special committee gives notice to DAHC of the board of directors' or the special committee's intent to accept a superior proposal, the Alpine stockholders may, after giving written notice to DAHC, provide information to and engage in discussions with the party who made the superior proposal from the date that the board of directors or the special committee gave notice to DAHC of such intent to accept a superior proposal until Loehmann's is no longer permitted to terminate the agreement pursuant to the merger agreement.

Agreements with Messrs. Friedman and Glass

        In addition, DAHC entered into an Agreement as to Surrender and Cancellation of Options, dated April 22, 2004, with each of Messrs. Friedman and Glass, pursuant to which Messrs. Friedman and Glass each agreed (1) not to exercise his options until the earlier of the effective time of the merger or the termination of the merger agreement and (2) if he purchases or otherwise acquires shares of Loehmann's common stock before the earlier of the effective time of the merger or the termination of the merger agreement, to enter into a voting agreement in a form reasonably acceptable to DAHC in which he will agree to vote or consent, or at the request of DAHC, to grant DAHC a proxy to vote, all of his shares of Loehmann's common stock in favor of approval and adoption of the merger agreement and the related merger and against any acquisition proposal submitted to the Loehmann's stockholders that would reasonably be expected to result in a breach of a provision of the merger agreement or to impede, discourage or adversely effect the proposed merger. The address of DAHC is set forth in "The Companies—DAHC" on page 22. Messrs. Friedman and Glass entered into the Agreements as to Surrender and Cancellation of Options in connection with the execution and delivery of new employment agreements with Loehmann's which will become effective upon completion of the proposed merger. See "Special Factors—Interests of Loehmann's Directors and Officers in the Merger" beginning on page 60.

MARKET PRICE AND DIVIDEND INFORMATION

        Loehmann's common stock is traded on The NASDAQ National Market under the symbol "LHMS." The following table shows, for the quarters indicated, the high and low closing sales prices of the common stock as reported by The NASDAQ National Market. Such prices have been retroactively adjusted to reflect a dividend in the nature of a 2:1 stock split in September 2002.

	High	Low
Fiscal Year 2002
Second Quarter (May 5, 2002 through Aug. 3, 2002)	$13.50	$7.50
Third Quarter (Aug. 4, 2002 through Nov. 2, 2002)	13.55	10.25
Fourth Quarter (Nov. 3, 2002 through Feb. 1, 2003)	17.70	12.31
Fiscal Year 2003
First Quarter (Feb. 2, 2003 through May 3, 2003)	17.25	13.41
Second Quarter (May 4, 2003 through Aug. 2, 2003)	15.50	12.25
Third Quarter (Aug. 3, 2003 through Nov. 1, 2003)	18.50	13.60
Fourth Quarter (Nov. 2, 2003 through Jan. 31, 2004)	19.84	17.37
Fiscal Year 2004
First Quarter (Feb. 1, 2004 through May 1, 2004)	22.88	18.16
Second Quarter (May 2 through July 31, 2004)	22.85	22.66
Third Quarter (August 1 through , 2004)	[ ]	[ ]

        On April 22, 2004, the last full day of trading prior to the day on which the execution of the merger agreement was publicly announced, the closing price for the common stock on The NASDAQ National Market was $21.75.

        On                        , 2004, the last trading day prior to the date of this proxy statement, the closing price for Loehmann's common stock on The NASDAQ National Market was $[    ] per share.

        No cash dividends were paid on the common stock during the quarters indicated. The merger agreement prevents Loehmann's from declaring or paying any dividends before completion of the merger.

        The market price for Loehmann's common stock is subject to fluctuation and we urge you to obtain current market quotations for Loehmann's common stock in connection with the voting of your Loehmann's common stock.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table sets forth selected historical consolidated financial data for Loehmann's as of and for each of the last two fiscal years. No separate financial information is provided for DAHC or DAH Merger Corporation because each of DAHC and DAH Merger Corporation is a special purpose entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger have been provided because Loehmann's does not believe that such information is material to stockholders evaluating the proposed merger and merger agreement because (1) the proposed merger consideration is all cash and (2) if the merger is completed, Loehmann's common stock would cease to be publicly traded.

        The selected historical data set forth below has been derived from and should be read in conjunction with our consolidated financial statements, accompanying notes and other financial information included in Loehmann's annual report on Form 10-K for the fiscal year ended January 31, 2004, which is incorporated herein by reference. See "Where You Can Find More Information" beginning on page 95.

	Quarter ended May 1, 2004	Quarter ended May 3, 2003	Fiscal year ended Jan. 31, 2004	Fiscal year ended Feb. 1, 2003
	(amounts in thousands, except per share and ratio data)
Income Statement Data:
Sales	$107,019	$90,428	$364,588	$348,965
Revenue from leased departments	353	329	1,777	1,455
Cost of Sales	63,059	54,001	225,942	214,931

Gross margin*	44,313	36,756	140,423	135,489
Selling, general and administrative expenses	32,994	29,246	115,967	106,465
Depreciation and amortization	2,436	2,345	9,746	8,881
Write off of deferred financing fees	0	0	548	—
Gain on sale of building	—	—	—	3,924
Charge for store closing	—	—	—	45

Operating income	8,883	5,165	14,162	24,022
Interest expense, net	38	458	1,121	2,621
Net income before income taxes	8,845	4,707	13,041	21,401
Provision for income taxes, net	3,555	1,955	5,128	8,804
Net income applicable to common stock	$5,290	$2,752	$7,913	$12,597

Earnings Per Share:
Basic
Earnings per share	$0.79	$0.41	$1.18	$1.89
Weighted Average Shares Outstanding	6,729	6,659	6,698	6,659
Diluted
Earnings per share	$0.69	$0.37	$1.05	$1.71
Weighted Average Shares Outstanding	7,687	7,510	7,538	7,351
Ratio of Earnings to Fixed Charges	3.81	1.24	1.79	1.52

Balance Sheet Data:
Working capital	$31,813	$21,089	$27,244	$24,259
Total assets	155,538	139,261	139,308	134,979
Long-term debt	0	5,707	0	11,407
Total liabilities	69,622	64,224	58,682	62,694
Stockholders' equity	85,916	75,037	80,626	72,285

*
This selected historical financial information has been reclassified to include "Revenue from leased departments" in the calculation of "Gross margin." Previous publicly reported financial statements presented "Gross profit" exclusive of "Revenue from leased departments."

        Loehmann's book value per share as of January 31, 2004 was $9.19 and Loehmann's book value per share as of May 1, 2004 was $10.02, in each case based on the number of shares outstanding on such date. Book value per share is equal to book value (total assets, excluding intangible assets, less total liabilities) divided by the number of common shares outstanding.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information concerning the beneficial ownership of Loehmann's common stock as of            , 2004 by each person or group known by Loehmann's to own beneficially more than 5% of Loehmann's common stock, each director of Loehmann's, and each executive officer of Loehmann's and all directors and executive officers as a group. The persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table. Shares issuable upon exercise of options that are exercisable currently or within the next 60 days are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such options, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. Unless otherwise set forth in this proxy statement the business address of the beneficial owners is c/o Loehmann's Holdings Inc., 2500 Halsey Street, Bronx, New York 10461.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Alpine Associates, A Limited Partnership; Alpine Partners, L.P.; Palisades Partners, L.P.; and Alpine Associates Offshore Fund Ltd.(1)(2) 100 Union Ave. Cresskill, NJ 07626	2,200,118	32.7%
Christian Leone; LCG Holdings, LLC; Luxor Capital Group, LLC; Luxor Capital Partners, LP; Luxor Management, LLC; Luxor Capital Holdings, LP; and Luxor Capital Partners Offshore, Ltd.(3) 599 Lexington Ave., 35th Floor New York, NY 10022	596,895	8.87%
Steven L. Martin; Slater Equity Partners, L.P.; Slater Asset Management, L.L.C.; and Slater Capital Management, L.L.C.(4) 153 E. 53rd St., 26th Floor New York, NY 10022	582,900	8.7%
William J. Fox(5)	53,000	*
Joseph Nusim(5)	53,000	*
Robert N. Friedman(2)(5)	315,000	4.5%
Robert Glass(2)(5)	315,000	4.5%
Carol Gigli-Greer(5)	49,000	*
Cory Lipoff(5)	49,000	*
Erwin Marks(5)	49,000	*
All directors and officers as a group(5)	883,000	11.6%

(1)
Based upon information included in a Schedule 13D filed with the SEC on April 28, 2004. Includes (A) 1,845,100 shares held by Alpine Associates, A Limited Partnership; (B) 246,080 shares held by Alpine Partners, L.P.; (C) 88,548 shares held by Palisades Partners, L.P.; and (D) 20,390 shares held by Alpine Associates Offshore Fund Ltd. The ownership of each of these entities is presented on a combined basis because the funds are managed by Robert E. Zoellner. As set forth in the Schedule 13D filed with the SEC on April 28, 2004, (A) Eckert Corporation is the sole general partner of Alpine Associates, A Limited Partnership and Alpine Partners, L.P. Victoria Eckert, the spouse of Robert E. Zoellner, is the sole stockholder and sole director of Eckert Corporation; (B) Gordon A. Uehling, Jr. is the sole general partner of Palisades Partners, L.P.; and (C) Robert E. Zoellner and Robert E. Zoellner, Jr. are the sole directors and executive officers of Alpine Associates Offshore Fund Ltd. Robert E. Zoellner provides investment consulting services to each of the Alpine stockholders.

(2)
Based upon information included in a Schedule 13D filed by DAHC with the SEC on May 3, 2004, DAHC may be deemed the beneficial owner of 2,830,118 shares, which equals 38.5% of the shares. The 2,830,118 shares that DAHC may beneficially own comprise 2,200,118 shares that are subject to a voting agreement between DAHC and the Alpine stockholders, 315,000 shares that are subject to an agreement with respect to the surrender and cancellation of options held by Robert N. Friedman and 315,000 shares that are subject to an agreement with respect to the surrender and cancellation of options held by Robert Glass. As a result of the voting agreement, DAHC and the Alpine stockholders may be deemed to share voting power and dispositive power with respect to the 2,200,118 shares beneficially owned by the Alpine stockholders. As a result of the agreements with respect to the surrender and cancellation of options, DAHC and Robert N. Friedman may be deemed to share voting power with respect to the 315,000 shares that underlie the options that are the subject of the agreement between DAHC and Robert N. Friedman and dispositive power with respect to the options to purchase the 315,000 shares and the shares that underlie such options, and DAHC and Robert Glass may be deemed to share voting power with respect to the 315,000 shares that underlie the options that are the subject of the agreement between DAHC and Robert Glass and dispositive power with respect to the options to purchase the 315,000 shares and the shares that underlie such options. See "The Voting Agreements" beginning on page 81.

(3)
Based on a Schedule 13D filed on July 9, 2004, (A) Christian Leone is the sole member and manager of LCG Holdings, LLC; (B) LCG Holdings, LLC is the manager of Luxor Capital Group, LLC and Luxor Management, LLC; (C) Luxor Capital Group, LLC is the general partner of Luxor Capital Partners, LP; (D) Luxor Management, LLC is the general partner of Luxor Capital Holdings, LP; and (E) Luxor Capital Holdings, LP is the investment manager of Luxor Capital Partners Offshore, Ltd. Christian Leone had previously filed a statement on Schedule 13G with the SEC on May 4, 2004 to report the acquisition of the shares of Loehmann's common stock that is the subject of the Schedule 13D. According to the Schedule 13D filed on July 9, 2004, (A) Luxor Capital Partners, LP beneficially owns 281,566 shares; (B) Luxor Capital Partners Offshore, Ltd. beneficially owns 315,329 shares; (C) Luxor Capital Group, LLC may be deemed to beneficially own 281,566 shares, which are the shares that Luxor Capital Partners, LP beneficially owns; (D) Luxor Capital Holdings, LP may be deemed to beneficially own 315,329 shares, which are the shares that Luxor Capital Partners Offshore, Ltd. beneficially owns; (E) Luxor Management, LLC may be deemed to beneficially own 315,329 shares, which are the shares that Luxor Capital Partners Offshore, Ltd. beneficially owns; and (F) Christian Leone and LCG Holdings, LLC may each be deemed to beneficially own 596,895 shares, which are the shares that Luxor Capital Partners, LP and Luxor Capital Partners Offshore, Ltd. beneficially own. In addition, according to the Schedule 13D, Christian Leone may be deemed to have shared power to direct the voting and disposition of the 596,895 shares.

(4)
Based on a Schedule 13D filed on July 19, 2004, (A) Slater Asset Management, L.L.C. is the general partner of Slater Equity Partners, L.P., a private investment partnership of which Slater Capital Management, L.L.C is the investment manager and (B) Steven L. Martin is the controlling member of Slater Asset Management, L.L.C. and Slater Capital Management, L.L.C. Steven L. Martin, Slater Asset Management, L.L.C. and Slater Capital Management, L.L.C had previously filed a statement on Schedule 13G with the SEC on February 17, 2004 to report the acquisition of the shares of Loehmann's common stock that is the subject of the Schedule 13D. According to the Schedule 13D filed on July 19, 2004, (A) Slater Equity Partners, L.P. may be deemed to beneficially own 353,000 shares; (B) Slater Asset Management, L.L.C. may be deemed to beneficially own 353,000 shares, which are the shares that Slater Equity Partners, L.P. may be deemed to beneficially own; (C) Slater Capital Management, L.L.C may be deemed to beneficially own 582,900 shares, which include the shares that Slater Equity Partners, L.P. may be deemed to beneficially own; and (D) Steven L. Martin may be deemed to beneficially own 582,900 shares, which are the shares that Slater Capital Management, L.L.C. and Slater Equity Partners, L.P. may be deemed to beneficially own. In addition, according to the Schedule 13D, Steven L. Martin may be deemed to have sole power to direct the voting and disposition of the 582,900 shares.

(5)
Consists of options to purchase Loehmann's common stock that are exercisable within 60 days of the date hereof.

*
Less than 1% ownership

DIRECTORS AND EXECUTIVE OFFICERS

LOEHMANN'S

        Set forth below is the name of each director and executive officer of Loehmann's, the present principal occupation or employment of each such person and a brief description of his or her principal occupation and business experience during the past five years. Each person listed below is a citizen of the United States. Robert N. Friedman and Robert Glass, who are executive officers of Loehmann's, are affiliates of Loehmann's.

William J. Fox—Director and Co-Chairman of the Board

  Since February 1999, Mr. Fox has been Chairman, President, Chief Executive Officer and a Director of AKI, Inc. and President, Chief Executive Officer and a Director of AKI Holding, Inc., a multi-sensory marketing and interactive advertising company, which has a business address of 1700 Broadway, Suite 2200, New York, NY 10019 and a business telephone number of (212) 541-2650. Mr. Fox is currently a Director of LQ, Inc. and was, until May 17, 2004, a Director of MM Companies Inc., both of which have a business address of 888 Seventh Avenue, New York, NY 10019.

Joseph Nusim—Director and Co-Chairman of the Board

  Since 1995, Mr. Nusim has been President of the Nusim Group, a retail consulting company, which has a business address of 300 Park Avenue, Suite 1700, New York, NY 10022 and a business telephone number of (212) 644-0666. In addition to serving as President of the Nusim Group, Mr. Nusim served, from 1998 until 1999, as Acting Chief Executive Officer of Frankel's Home Furnishings, Inc., which has a business address of 602 East Highway 50, Clermont, FL 34711.

Robert N. Friedman—Director, President and Chief Executive Officer

  Since 2000, Mr. Friedman has been President and Chief Executive Officer of Loehmann's Holdings Inc., which has a business address of 2500 Halsey Street, Bronx, NY 10461 and a business telephone number of (718) 409-2000. From 1992 until 2000, Mr. Friedman served as Chairman, Chief Executive Officer and a Director of Loehmann's Holdings Inc.'s predecessor company, Loehmann's, Inc., which had a business address of 2500 Halsey Street, Bronx, NY 10461.

Robert Glass—Director, Chief Operating Officer, Chief Financial Officer and Secretary

  Since 2000, Mr. Glass has been the Chief Operating Officer, Chief Financial Officer and Secretary of Loehmann's Holdings Inc., which has a business address of 2500 Halsey Street, Bronx, NY 10461 and a business telephone number of (718) 409-2000. From 1998 until 2000, Mr. Glass served as President, Chief Operating Officer, Secretary and a Director of Loehmann's Holdings Inc.'s predecessor company, Loehmann's, Inc., which had a business address of 2500 Halsey Street, Bronx, NY 10461.

Carol Gigli-Greer—Director

  Since 2000, Ms. Gigli-Greer has been Chief Executive Officer of Carol Greer Associates, LLC, a retail consulting firm, which has a business address of 50 Sutton Place South, NY 10022 and a business telephone number of (212) 872-1301. In addition to serving as Chief Executive Officer of Carol Greer Associates, LLC, Ms. Gigli-Greer has, since May 2004, been President and Chief Merchandising Officer of Gadzooks, Inc., which has a business address of 4121 International Pkwy., Carrollton, TX 75007 and a business telephone number of (800) 215-7705. From 1995 through 1999, Ms. Gigli-Greer was President and Chief Executive Officer of the Specialty Footwear & Apparel Division of Woolworth/Venator (now Footlocker, Inc.), which has a business address of 112 West 34th Street, New York, NY 10120.

Cory Lipoff—Director

  Since 2000, Mr. Lipoff has been Executive Vice President and Principal of Hilco Merchant Resources, LLC., a retail advisory, financial services and liquidation firm, which has a business address of 5 Revere Drive, Suite 206, Northbrook, IL 60062 and a business telephone number of (847) 849-2915. From 1996 until 2000, Mr. Lipoff was Principal of Gordon Brothers Retail Partners, which has a business address of 500 North Michigan Avenue, Chicago, IL 60611.

Erwin A. Marks—Director

  Since 1995, Mr. Marks has been President and Chief Executive Officer and a member of the Board of Directors of Marks Consulting, Inc., an interim management and turnaround-consulting firm, which has a business address of 401 Voltz Road, Northbrook, IL 60062 and a business telephone number of (847) 501-4377. He is currently a Director of Barjan Holding Company, which has a business address of 7800 51st St. West, Rock Island, IL 61201; Neuvant Aerospace Corporation, which has a business address of 11002-29th Avenue West, Paine Field, Everett, WA 098204; National Dry Cleaners, Inc., which has a business address of 51 W. 135th St., Kansas City, MO 64145; The New York Blower Company, which has a business address of 7600 Quincy Street, Willowbrook, IL 60521; and Jupiter Industries, Inc., which has a business address of 2216 Sanders Road, Suite 385, Northbrook, IL 60062.

        None of the executive officers or directors of Loehmann's has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and none of such persons has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DAHC AND DAH MERGER CORPORATION

        Set forth below is the name of each director and executive officer of DAHC and DAH Merger Corporation, the present principal occupation or employment of each such person and a brief description of his principal occupation and business experience during the past five years. Each person listed below is a citizen of the United States.

David P. Crosland—President, Chief Executive Officer and Director of DAHC; President, Chief Executive Officer and Director of DAH Merger Corporation

  Since 1997, Mr. Crosland has served as an Executive Director of Crescent, a private equity investment firm, which has a business address of 75 Fourteenth Street, 24th Floor, Atlanta, GA 30309 and a business telephone number of (404) 920-9000. Mr. Crosland also serves as an Executive Director of FIIB, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333.

Charles H. Ogburn—Vice President and Director of DAHC; Vice President and Director of DAH Merger Corporation

  Since February 2001, Mr. Ogburn has served as an Executive Director of Crescent, a private equity investment firm, which has a business address of 75 Fourteenth Street, 24th Floor, Atlanta, GA 30309 and a business telephone number of (404) 920-9000. Mr. Ogburn also serves as an Executive Director of FIIB, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. From 1999 to February 2001, Mr. Ogburn served as a Senior Managing Director at The Robinson Humphrey Company, an investment banking firm, which has a business address of 3333 Peachtree Road, NE Atlanta, GA 30326.

Henry A. Thompson—Director of DAHC; Director of DAH Merger Corporation

  Since 1997, Mr. Thompson has served as Executive Director and General Counsel of FIIB, an international investment bank, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Since February 2004, Mr. Thompson has also served as the General Manager and Director—General Counsel of Crescent Capital Investments (Europe) Limited, a private equity investment firm and a wholly owned subsidiary of FIIB, which has a business address of 53 Davies Street, London W1K 5JH and a business telephone number of +44.20.7152.6421.

Scott A. Buschmann—Secretary and Treasurer of DAHC; Secretary and Treasurer of DAH Merger Corporation

  Since July 2001, Mr. Buschmann has served as an Associate of Crescent, a private equity investment firm, which has a business address of 75 Fourteenth Street, 24th Floor, Atlanta, GA 30309 and a business telephone number of (404) 920-9000. From 1998 to July 2001, Mr. Buschmann served as an Analyst (1998-2000) and as a Senior Analyst (2001) with the Telecommunications Services Group at The Robinson Humphrey Company, an investment banking firm, which has a business address of 3333 Peachtree Road, NE Atlanta, GA 30326.

        None of the executive officers or directors of DAHC or DAH Merger Corporation have been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and none of such persons have been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

FIIB

        Set forth below is the name of each director and executive officer of FIIB, the present principal occupation or employment of each such person, a brief description of his principal occupation and business experience during the past five years and the citizenship of each such person.

Mohammed Abdulaziz Aljomaih—Director

  Since 1994, Mr. Aljomaih has served as the Vice Chairman and Executive Vice President of Aljomaih Holding Co., a major business enterprise in the Kingdom of Saudia Arabia which represents major American and multinational companies. Aljomaih Holding Co. has a business address of P.O. Box 132, Riyadh 11411, Saudi Arabia and a business telephone number of +966.14788811. Mr. Aljomaih is a citizen of Saudi Arabia.

Abdulaziz Hamad Aljomaih—Director

  Since 1994, Mr. Aljomaih has served as the Assistant Vice President of Aljomaih Holding Co., a major business enterprise in the Kingdom of Saudia Arabia which represents major American and multinational companies. Aljomaih Holding Co. has a business address of P.O. Box 132, Riyadh 11411, Saudi Arabia and a business telephone number of +966.14774243. Mr. Aljomaih is a citizen of Saudi Arabia.

Mohamed Abdullah Al-Zamil—Director

  Since 1994, Mr. Al-Zamil has served as the Chairman of A.H. Al-Zamil Group of Companies, which engages in steel and aluminum fabrication, air-conditioning, food manufacturing, plastics, glass production, marble design and installation, industrial powder coating, operations and maintenance, general trading and agency representation. A.H. Al-Zamil Group of Companies has a business address of P.O. Box 285, Manama, Bahrain and a business telephone number of +973.17229291. Mr. Al-Zamil is a citizen of Bahrain.

Ghazi Fahad Alnafisi—Director

  Since 1974, Mr. Alnafisi has served as the Chairman and Managing Director of Salhia Real Estate Company K.S.C., Kuwait, a real estate company, which has a business address of P.O. Box 23413, Safat 13095, Kuwait and a business telephone number of +965.2996108. Mr. Alnafisi is a citizen of Kuwait.

Mohammed Bin Humooda—Director

  Since                        , Mr. Humooda has served as the Executive Director of Abu Dhabi Investment Authority, an investment institution that provides investment and corporate finance advisory services. From 1986 to            , Mr. Humooda served in various positions for Abu Dhabi Investment Authority. Abu Dhabi Investment Authority has a business address of P.O. Box 3600, Abu Dhabi, United Arab Emirates and a business telephone number of +971.26266500. Mr. Humooda is a citizen of United Arab Emirates.

Abdulrahman Abdulaziz Al-Muhanna—Director

  Since 1994, Mr. Al-Muhanna has served as the Managing Director of Al-Marai Company Ltd., Saudi Arabia, a dairy products company which produces dairy products for the Gulf Co-operative Council Countries. Al-Marai Company Ltd. has a business address of P.O. Box 315, Riyadh 11411, Saudi Arabia and a business telephone number of +966.01.4702077. Mr. Al-Muhanna is a citizen of Saudi Arabia.

Ayman Ismail Abudawood—Director

  Since 1994, Mr. Abudawood has served as the Vice President of Ismail Ali Abudawood Trading Company Ltd., Saudi Arabia, the exclusive distribution and manufacturing partner for a number of American and other multinational corporations. Ismail Ali Abudawood Trading Company Ltd. has a business address of P.O. Box 227, Jeddah 21411, Saudi Arabia and a business telephone number of +966.26427679. Mr. Abudawood is a citizen of Saudi Arabia.

Abdulla Abdullatif Al-Fozan—Director

  Since 1994, Mr. Al-Fozan has served as the Managing Director of Abdullatif Ahmed Al-Fozan & Sons Co., a company which operates in the following industries: steel, wood, plastics, construction, engineering consulting, electronics and transformers. Abdullatif Ahmed Al-Fozan & Sons Co. has a business address of P.O. Box 38, Al-Khobar 31952, Saudi Arabia and a business telephone number of +966.38970797. Mr. Al-Fozan is a citizen of Saudi Arabia.

Hamed Ahmed Al-Hamed—Director

  Since 1996, Mr. Al-Hamed has served as the Deputy General Manager of Abu Dhabi Investment Company, an investment and merchant banking services provider, which has a business address of P.O. Box 46309, Abu Dhabi, United Arab Emirates and a business telephone number of +971.26665309. Mr. Al-Hamed is a citizen of United Arab Emirates.

Dr. Khalid Mohammed Boodai—Director

  Since 1994, Mr. Boodai has served as the President of Horizon Management Consulting, Kuwait, a consulting firm which provides services such as organizational development, strategic planning, feasability studies and evaluations of companies. Horizon Management Consulting has a business address of P.O. Box 26247, Safat 13123, Kuwait and a business telephone number of +965.2422951. Mr. Boodai is a citizen of Kuwait.

Khalid Thani A. Al-Thani—Director

  Since 1996, Mr. Al-Thani has served as the Managing Director & Chairman Executive Committee of Qatar International Islamic Bank, an international commercial bank, which has a business address of P.O. Box 664, Doha, Qatar and a business telephone number of +975.5443600. Mr. Al-Thani is a citizen of Qatar.

Atif A. Abdulmalik—Executive Officer and Director

  Since 1997, Mr. Abdulmalik has served as the Chief Executive Officer of FIIB, an international investment bank, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Mr. Abdulmalik is a citizen of Bahrain.

Hisham A. Al-Abdulla—Executive Officer

  Since 2003, Mr. Al-Abdulla has served as an Executive Director of Investment Placement for FIIB, an international investment bank. From 1997 to 2003, Mr. Al-Abdulla served in various positions for FIIB related to investment placements. FIIB has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Mr. Al-Abdulla is a citizen of Bahrain.

Khalid A. Al-Jassim—Executive Officer

  Since 2003, Mr. Al-Jassim has served as an Executive Director of Investment Placement for FIIB, an international investment bank. From 1998 to 2003, Mr. Al-Jassim served in various positions for FIIB related to investment placements. FIIB has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Mr. Al-Jassim is a citizen of Bahrain.

Riyad S. Al Saie—Executive Officer

  Since 2004, Mr. Al Saie has served as an Executive Director of Investment Placement for FIIB, an international investment bank. From 1998 to 2004, Mr. Al Saie served in various positions for FIIB related to investment placements. FIIB which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Mr. Al Saie is a citizen of Bahrain.

David P. Crosland—Executive Officer

  Since 1997, Mr. Crosland has served as an Executive Director of Crescent Capital Investments, Inc., a private equity investment firm, which has a business address of 75 Fourteenth Street, 24th Floor, Atlanta, GA 30309 and a business telephone number of (404) 920-9000. Mr. Crosland is a citizen of the United States of America. Mr. Crosland also serves as an Executive Director of FIIB, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333.

Mounzer A. Nasr—Executive Officer

  Since March, 2002, Mr. Nasr has served as an Executive Director of FIIB, an international investment bank, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Mr. Nasr also serves as a Director of Crescent Capital Investments (Europe) Limited, a private equity investment firm and a wholly owned subsidiary of FIIB, which has a business address of 53 Davies Street, London W1K 5JH and a business telephone number of +44 20 7152 6421. From July 2000 to February 2002, Mr. Nasr served as Managing Director of TML Capital in London, a firm which provides financial advisory and private equity investment services. From August 1996 to July 2000, Mr. Nasr served as Director of the Corporate and Institutional Clients Group at Merrill Lynch, an international financial management company, in London. Mr. Nasr is a citizen of the United States of America.

Mohammed A. Nooruddin—Executive Officer

  Since 1999, Mr. Nooruddin has served as the Executive Director of Investment Placement for FIIB, an international investment bank, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Mr. Nooruddin is a citizen of Bahrain.

Charles H. Ogburn—Executive Officer

  Since 2001, Mr. Ogburn has served as an Executive Director of Crescent Capital Investments, Inc., a private equity investment firm, which has a business address of 75 Fourteenth Street, 24th Floor, Atlanta, GA 30309 and a business telephone number of (404) 920-9000. Mr. Ogburn also serves as an Executive Director of FIIB, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. From 1999 to February 2001, Mr. Ogburn served as a Senior Managing Director at The Robinson Humphrey Company, an investment bank, which has a business address of 3333 Peachtree Road, NE Atlanta, GA 30326. Mr. Ogburn is a citizen of the United States of America.

Henry A. Thompson—Executive Officer

  Since 1997, Mr. Thompson has served as Executive Director and General Counsel of FIIB, an international investment bank, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Since February 2004, Mr. Thompson has also served as the General Manager and Director-General Counsel of Crescent Capital Investments (Europe) Limited, a private equity investment firm and a wholly owned subsidiary of FIIB, which has a business address of 53 Davies Street, London W1K 5JH and a business telephone number of +44.20.7152.6421. Mr. Thompson is a citizen of the United States of America.

Asim Zafar—Executive Officer

  Since 1996, Mr. Zafar has served as an Executive Director of Real Estate and Asset-Based Investment for FIIB, an international investment bank, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333.    Mr. Zafar is a citizen of Canada.

        None of the executive officers or directors of FIIB has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and none of such persons has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

CRESCENT

        Set forth below is the name of each director and executive officer of Crescent, a private equity investment firm, the present principal occupation or employment of each such person, a brief description of his principal occupation and business experience during the past five years and the citizenship of such person.

David P. Crosland—Executive Officer

  Since 1997, Mr. Crosland has served as an Executive Director of Crescent, which has a business address of 75 Fourteenth Street, 24th Floor, Atlanta, GA 30309 and a business telephone number of (404) 920-9000. Mr. Crosland is a citizen of the United States of America. Mr. Crosland also serves as an Executive Director of FIIB, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333.

Charles H. Ogburn—Executive Officer

  Since 2001, Mr. Ogburn has served as an Executive Director of Crescent, a private equity firm, which has a business address of 75 Fourteenth Street, 24th Floor, Atlanta, GA 30309 and a business telephone number of (404) 920-9000. From 1999 to February 2001, Mr. Ogburn served as a Senior Managing Director at The Robinson Humphrey Company, an investment banking firm, which has a business address of 3333 Peachtree Road, NE Atlanta, GA 30326. Mr. Ogburn is a citizen of the United States of America. Mr. Ogburn also serves as an Executive Director of FIIB, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333.

Edward L. Underwood—Director

  Since 1997, Mr. Underwood has served as an Executive Director of Crescent, which has a business address of 75 Fourteenth Street, 24th Floor, Atlanta, GA 30309 and a business telephone number of (404) 920-9000. Mr. Underwood is a citizen of the United States of America.

Atif A. Abdulmalik—Director

  Since 1997, Mr. Abdulmalik has served as the Chief Executive Officer of FIIB, an international investment bank, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Mr. Abdulmalik is a citizen of Bahrain.

Henry A. Thompson—Director

  Since 1997, Mr. Thompson has served as Executive Director and General Counsel of FIIB, an international investment bank, which has a business address of P.O. Box 1406, Manama, Bahrain and a business telephone number of +973.17.218.333. Since February 2004, Mr. Thompson has also served as the General Manager and Director-General Counsel of Crescent Capital Investments (Europe) Limited, a private equity investment firm and a wholly owned subsidiary of FIIB, which has a business address of 53 Davies Street, London W1K 5JH and a business telephone number of +44.20.7152.6421. Mr. Thompson is a citizen of the United States of America.

        None of the executive officers or directors of Crescent has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and none of such persons has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

CERTAIN LITIGATION

        On April 27, 2004, a complaint was filed by Davidco Investments in the Court of Chancery of the State of Delaware in and for New Castle County against Loehmann's and its directors. The complaint purports to be brought as a class action on behalf of the Loehmann's stockholders. The complaint alleges, among other things, that the members of the board of directors breached their fiduciary duties to the Loehmann's stockholders by approving the terms of the proposed sale of Loehmann's to an affiliate of Crescent for $23.00 per share. The complaint seeks among other things injunctive relief (including enjoining the proposed sale or rescission if the proposed sale is consummated) and compensatory and/or rescissory damages. On April 29, 2004, a complaint was filed by Bernard Shatz in the Court of Chancery of the State of Delaware in and for New Castle County. The second complaint is substantially similar to the first complaint but also names Crescent as a defendant. The defendants have not yet filed answers to the complaints. Loehmann's, its directors and Crescent intend to vigorously defend the allegations set forth in the complaints.

        On June 10, 2004, plaintiffs in both cases filed a Proposed Order of Consolidation in the Delaware Court of Chancery. The Proposed Order of Consolidation was entered on July 29, 2004. The Order of Consolidation provides that (1) both actions shall be consolidated for all purposes; (2) plaintiffs will cause a consolidated amended complaint to be filed as soon as practicable; and (3) defendants need not respond to the complaints or discovery previously filed in the constituent actions.

OTHER MATTERS

        The board of directors does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the special meeting, the persons named in the enclosed proxy card intend to vote on such matters in accordance with their best judgment. Other than as required by applicable law, in connection with the merger, none of Loehmann's, DAHC, DAH Merger Corporation or Messrs. Friedman or Glass have made any provisions to grant unaffiliated security holders access to the corporate files of Loehmann's or to obtain counsel or appraisal services at the expense of Loehmann's, DAHC, DAH Merger Corporation or Messrs. Friedman or Glass.

STOCKHOLDER PROPOSALS

        If the merger is completed, Loehmann's shares will no longer be publicly traded and Loehmann's will not hold a 2004 annual meeting of stockholders. The 2004 annual meeting of Loehmann's stockholders will be held if the merger is not completed. Under the rules of the SEC, to be eligible for inclusion in Loehmann's proxy materials for the 2004 annual meeting of stockholders, stockholder proposals must comply with the SEC rules and must be received by Loehmann's a reasonable time before Loehmann's begins to print and mail its proxy materials. If a Loehmann's stockholder wishes to present a proposal directly at the 2004 annual meeting but does not wish to have the proposal considered for inclusion in the proxy statement, the Loehmann's bylaws require that stockholder must give timely notice, which must be delivered, or mailed, and received at the principal executive offices of Loehmann's no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed.

        The Loehmann's bylaws also require that notice of nominations of persons for election to the board of directors must be delivered, or mailed, and received at, the principal executive offices of Loehmann's not less than 30 days nor more than 60 days prior to the 2004 annual meeting. However, if less than 40 days notice or prior public disclosure of the date of the 2004 annual meeting is given or made, such notice of nominations must be received no later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed. The notice of nominations must present information concerning any nominees and any stockholders making the nominations as set forth in the Loehmann's bylaws.

WHERE YOU CAN FIND MORE INFORMATION

        Loehmann's files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

        Loehmann's, DAHC, DAH Merger Corporation, FIIB, Crescent, Robert N. Friedman and Robert Glass have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

        The SEC allows us to "incorporate by reference" information that we file with the SEC in other documents into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The information that we file with the SEC in the future and incorporate by reference in this proxy statement automatically updates and supersedes previously filed information. Such updated and superceded information will not, except as so modified or superceded, constitute part of this proxy statement.

        We incorporate by reference into this proxy statement each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. We also incorporate by reference into this proxy statement the following documents that we filed with the SEC (File No. 000-31787) under the Exchange Act:

  •
  Our annual report on Form 10-K for the fiscal year ended January 31, 2004;

  •
  Our amended annual report on Form 10-K/A for the fiscal year ended January 31, 2004 filed on June 1, 2004;

  •
  Our quarterly report on Form 10-Q for the quarter ended May 1, 2004;

  •
  Our current reports on Form 8-K filed on April 26, 2004, April 28, 2004, June 15, 2004, and July 13, 2004; and

  •
  Our proxy statement for the Annual Meeting of Stockholders filed on May 23, 2003.

        DAHC, DAH Merger Corporation FIIB and Crescent have supplied all information in this proxy statement related to DAHC, DAH Merger Corporation FIIB and Crescent. Loehmann's has not independently verified any of the information relating to DAHC and DAH Merger Corporation FIIB and Crescent. You should rely only on the information contained in this proxy statement, or to which Loehmann's has referred you, to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different. This proxy statement is dated                        , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such a proxy solicitation in such jurisdiction.

        Documents incorporated by reference in this proxy statement are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit in this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

Loehmann's Holdings Inc.
2500 Halsey Street
Bronx, New York 10461
Attention: Secretary
Telephone: (718) 409-2000

        If you would like to request documents from us, please do so by                        , 2004 in order to ensure timely receipt before the special meeting. You should be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Appendix A

AGREEMENT AND PLAN OF MERGER

AMONG

DESIGNER APPAREL HOLDING COMPANY,

DAH MERGER CORPORATION

AND

LOEHMANN'S HOLDINGS INC.

DATED AS OF APRIL 22, 2004

A-i

A-ii

List of Defined Terms

2001 Option Plan	A-5
Acquisition Agreement	A-27
Acquisition Proposal	A-30
Affected Employees	A-32
Agreement	A-3
Alternative Transaction	A-27
Appraisal Condition Trigger Date	A-34
Bankruptcy Code	A-33
Bankruptcy Court	A-19
Blue Sky Laws	A-10
Canceled Options	A-6
CERCLA	A-17
Certificate	A-5
Certificate of Merger	A-4
Chapter 11 Case	A-19
Claims	A-42
Closing	A-4
Closing Order	A-33
Code	A-7
Commitment Letters	A-23
Company	A-3
Company 2000 Options	A-5
Company 2000 Stock Option Plans	A-5
Company 2001 Options	A-5
Company Benefit Plans	A-14
Company Bylaws	A-8
Company Certificate of Incorporation	A-8
Company Common Stock	A-3
Company Disclosure Letter	A-8
Company Facility	A-21
Company Financial Statements	A-11
Company Leased Real Property	A-20
Company Leased Real Property Permits	A-21
Company Leases	A-20
Company Material Adverse Effect	A-40
Company Parties
Company Policies	A-29
Company Stockholders	A-3
Confidentiality Agreement	A-26
Crescent	A-26
Debt Commitment Letter	A-23
Debt Financing	A-23
DGCL	A-3
Dissenting Shares	A-5
Drop Dead Date	A-35
EDGAR	A-11
Effective Time	A-4
Environmental Laws	A-18
Equity Commitment Letter	A-23
ERISA	A-15
ERISA Affiliate	A-15
Exchange Act	A-7
Expense Payment	A-36

A-iii

FIIB	A-23
Financing Date	A-4
Fund	A-6
GAAP	A-11
Governmental Entity	A-10
Hazardous Materials	A-18
Indemnified Parties	A-29
Independent Advisor Engagement Letter	A-31
Independent Financial Advisor	A-3
Intellectual Property Rights	A-18
Law	A-10
Licensed Rights	A-18
Litigation	A-13
Major Supplier	A-20
Material Contract	A-14
Material Contracts	A-14
Merger	A-3
Merger Consideration	A-5
NLRB	A-16
Option Consideration	A_6
Orders or Awards	A-13
Parent	A-3
Paying Agent	A-6
Proxy Statement	A-14
Related Parties	A-42
Release	A-18
Released Parties	A-42
Representatives	A-25
Schedule 13E-3	A-32
SEC	A-8
SEC Reports	A-11
Section 8.14 Claims	A-42
Securities Act	A-9
Special Committee	A-3
Specified Stockholders	A-3
Stockholder's Meeting	A-14
Sub	A-3
Subsequent Determination	A-27
Subsidiaries	A-40
Subsidiary	A-40
Superior Proposal	A-28
Surviving Corporation	A-4
Tax	A-13
Tax Return	A-13
Taxes	A-13
Termination Date	A-39
Termination Fee	A-36
Voting Agreement	A-3
WARN	A-16

A-iv

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of April 22, 2004, by and among DESIGNER APPAREL HOLDING COMPANY, a Delaware corporation ("Parent"), DAH MERGER CORPORATION, a Delaware corporation ("Sub") and wholly owned subsidiary of Parent, and LOEHMANN'S HOLDINGS INC., a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent;

        WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub will merge with and into the Company (the "Merger") in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

        WHEREAS, as of the date hereof, Alpine Associates, A Limited Partnership, Alpine Partners, L.P., Palisades Partners, L.P. and Alpine Associates Offshore Fund Ltd. (the "Specified Stockholders") beneficially own or have the power to vote shares of the common stock, par value $.01 per share, of the Company (the "Company Common Stock"), representing approximately 32.69% of the outstanding Company Common Stock;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, the Specified Stockholders have entered into a voting agreement, dated as of the date hereof (the "Voting Agreement"), whereby each Specified Stockholder has agreed to vote its shares of Company Common Stock and shares of Company Common Stock acquired by such Specified Stockholder after the date hereof in favor of the Merger, this Agreement and the transactions contemplated hereby;

        WHEREAS, the Board of Directors of Parent and Sub have each approved this Agreement and the Merger, upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Board of Directors of the Company and the Special Committee of the Board of Directors of the Company (the "Special Committee") have unanimously approved this Agreement and the Merger, and the transactions contemplated hereby, which approval was based in part on the opinion of Peter J. Solomon Company (the "Independent Financial Advisor"), independent financial advisor to the Special Committee, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received in the Merger by the holders of Company Common Stock (the "Company Stockholders") for their shares of Company Common Stock is fair, from a financial point of view, to the Company Stockholders; and

        WHEREAS, the Board of Directors of the Company has unanimously resolved to recommend approval of the Merger to the Company Stockholders, has determined that the Merger is in the best interests of the Company Stockholders and has resolved to recommend that the Company Stockholders approve the Merger, this Agreement and the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation"). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

        Section 1.2.    Effective Time; Closing.    The closing (the "Closing") shall occur as promptly as practicable (and in any event within three business days) after the date on which the conditions set forth in Article VI hereof have been satisfied, or to the extent permitted hereunder waived, unless as of such date the Debt Financing (as hereinafter defined) on the terms set forth in the Debt Commitment Letter, or alternative debt financing on terms not materially less favorable to Parent than the terms set forth in the Debt Commitment Letter, shall not have been obtained (the date on which such debt financing is obtained, the "Financing Date"), in which case the Closing shall occur no later than 45 days (or such shorter period as may be then remaining prior to the Drop Dead Date (as hereinafter defined)) after the date on which the conditions set forth in Article VI hereof shall be satisfied; provided, that such extension of the Closing shall be permitted if and only if Parent and Sub shall have sent the Company a letter in which they irrevocably and without qualification waive the conditions set forth in Section 6.2 hereof, other than the condition set forth in Section 6.2(a)(ii) hereof. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, the Closing shall be held at 10:00 a.m., Eastern Standard Time, at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York or at such other time and location as the parties hereto shall otherwise agree.

        Section 1.3.    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        Section 1.4.    Conversion of Company Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

          (a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(b) and Dissenting Shares (as defined in Section 1.5), if any) shall, subject to Section 1.5, by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to $23.00 payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate ("Certificate") that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.7 (the "Merger Consideration");

          (b)   Each share of Company Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

          (c)   All shares of the Company Common Stock converted pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.4(a); and

          (d)   Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        Section 1.5.    Dissenting Shares.

          (a)   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn such demand for appraisal rights nor voted in favor of, or consented in writing to, the Merger (the "Dissenting Shares") shall not be converted as described in Section 1.4(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4(a), into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

          (b)   The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

        Section 1.6.    Stock Option Plans.

          (a)   The Company shall ensure that, pursuant to the Company's 2000 Director Option Plan and 2000 Equity Incentive Plan (together, the "Company 2000 Stock Option Plans"), all outstanding options to acquire Company Common Stock (the "Company 2000 Options") granted under the Company 2000 Stock Option Plans shall either (i) be exercised in full immediately prior to the consummation of the Merger or (ii) be exchanged for cash for the cancellation of the Company 2000 Options as set forth in Section 1.6(c).

          (b)   The Company shall ensure that, pursuant to the Amended and Restated 2001 Stock Option Plan (the "2001 Option Plan") and the outstanding options to acquire Company Common

  Stock issued thereunder (the "Company 2001 Options") (i) the Company 2001 Options set forth on Exhibit A hereto held by each option holder shall be canceled and exchanged for cash immediately prior to the consummation of the Merger as provided in Section 1.6(c), and (ii) the remaining Company 2001 Options held by each option holder shall be retained by such option holder, provided that, the Company shall take any actions necessary to make appropriate adjustments in the retained Company 2001 Options as provided in Section 12 of the 2001 Option Plan.

          (c)   Each holder of Company 2000 Options and Company 2001 Options which are canceled in exchange for cash pursuant to Section 1.6(a) or 1.6(b) shall receive, upon the consummation of the Merger, in exchange for the cancellation of such holder's Company 2000 Options or Company 2001 Options (the "Canceled Options"), an amount in cash determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Canceled Option by (B) the number of shares of Company Common Stock then subject to such Canceled Option (the "Option Consideration"), and each such Company 2000 Option or Company 2001 Option shall thereafter be canceled.

        Section 1.7.    Surrender of Shares of Company Common Stock; Stock Transfer Books.

          (a)   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the Company Stockholders to receive the funds necessary to make the payments to such holders pursuant to Section 1.4 upon surrender of their Certificates. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock (the "Fund"). To the extent necessary, Parent shall provide to the Company at Closing all funds necessary to pay the Option Consideration. The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Parent shall replace any monies lost through any investment made pursuant to this Section 1.7(a). The Paying Agent shall make the payments provided for in Section 1.4.

          (b)   Promptly after the Effective Time but in no event more than five business days thereafter, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a Company Stockholder entitled to receive the Merger Consideration pursuant to Section 1.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.4. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant shares of Company Common Stock for purposes of this Article I.

          (c)   At any time following the date that is nine months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to Company Stockholders (including all interest and other income received by the Paying Agent in respect of all amounts held in the Fund, and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws (as hereinafter defined)), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Sub or the Paying Agent shall be liable to any Company Stockholder for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

          (d)   At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the Company Stockholders immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to this Article I hereof upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate.

          (e)   Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and Company Options such amounts that Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and Company Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

          (f)    The Company shall take such steps as may be required to cause, to the extent possible, the disposition of Company equity securities (including derivative securities) held by Company directors or officers to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in accordance with the interpretative letter, dated

  January 12, 1999, issued by the Securities and Exchange Commission (the "SEC") to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE II

THE SURVIVING CORPORATION

        Section 2.1.    Certificate of Incorporation.    At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Sub, which certificate of incorporation shall include the provisions required by Section 5.7(a) hereof, as in effect immediately prior to the Effective Time, except that the name of Company, as the Surviving Corporation, shall continue to be "Loehmann's Holdings Inc.", and Section 1 of the certificate of incorporation shall read in its entirety as follows: "The name of the corporation is Loehmann's Holdings Inc."

        Section 2.2.    Bylaws.    At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Sub, which bylaws shall include the provisions required by Section 5.7(a) hereof, as in effect immediately prior to the Effective Time, until the same shall, subject to Section 5.7(a) hereof, thereafter be altered, amended or repealed in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws.

        Section 2.3.    Directors and Officers.    From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth under the section heading referring to a specific section of this Agreement in the disclosure letter delivered to Parent by the Company simultaneously with the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to each of the other parties hereto as follows:

        Section 3.1.    Organization and Standing.    Each of the Company and each Subsidiary (as hereinafter defined) (i) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). The Company has furnished or made available to Parent true and complete copies of its certificate of incorporation (the "Company Certificate of Incorporation") and its Bylaws (the "Company Bylaws") and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

        Section 3.2.    Capitalization.    The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. As of the date hereof, (i) 6,729,236 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights and have been issued in compliance with all applicable Laws in all material respects; (ii) 1,400,200 Company Options are outstanding, each such option entitling the holder thereof to purchase one share of Company Common Stock. The Company Disclosure Letter lists the outstanding Company Options with the exercise price of such Company Options. There are no other shares of capital stock of the Company authorized, issued or outstanding or any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and are not subject to any preemptive rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Neither the Company nor any Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended (the "Securities Act"). The Company Disclosure Letter sets forth a correct and complete list of each Subsidiary of the Company. The Company owns, directly or indirectly, beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

        Section 3.3.    Authority for Agreement.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action including, without limitation, the unanimous approval of the Board of Directors of the Company and, except for obtaining the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of the Company's Stockholders necessary to approve this Agreement and the Merger.

          (b)   At a meeting duly called and held on April 22, 2004, the Board of Directors of the Company, based in part on the recommendation of the Special Committee, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and the Company Stockholders and declared the advisability of the Merger, (ii) approved and authorized this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company Stockholders. The actions taken by the Board of Directors of the Company and the Special Committee constitute approval of the Merger, this Agreement and the Voting Agreement and the other transactions contemplated hereby and thereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL and the Company has taken all actions necessary such that Section 203 of the DGCL does not apply to this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby. Other than Section 203 of the DGCL, the Company has no knowledge of any state anti-takeover or similar statute that is applicable to Parent or Sub in connection with the Merger, this Agreement, or the Voting Agreement or any of the transactions contemplated hereby or thereby.

          (c)   The Independent Financial Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Stockholders in the Merger is fair to such holders from a financial point of view. The Company has previously furnished to Parent such opinion.

        Section 3.4.    No Conflict.    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Certificate of Incorporation or the Company Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) subject to Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, lease, license, permit, franchise, instrument or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound except, in the case of clauses (ii) and (iii), as could not, individually or in the aggregate, reasonably be expected to materially impair the business of the Company or prevent or impair in any material respect the ability of the Company to consummate the Merger.

        Section 3.5.    Required Filings and Consents.    The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) for filings contemplated by Sections 1.1, 1.2 and 5.11 hereof.

        Section 3.6.    Compliance.    Each of the Company and its Subsidiaries (i) is and has been operated at all times since October 10, 2000 in compliance in all material respects with all Laws applicable to the

Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound, and (ii) is not in default or violation in any material respect of any licenses or permits to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound.

        Section 3.7.    SEC Filings, Financial Statements.

          (a)   The Company has on a timely basis filed all forms, reports, schedules, statements and documents required to be filed with the SEC since October 10, 2000 (collectively, as supplemented and amended, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has made, or is required to make, any filings with any regulatory authority established by Law in a foreign jurisdiction. Except to the extent available in full without redaction on the SEC's website through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") five days prior to the date of this Agreement, the Company has delivered to Parent copies in the form filed with the SEC, of (i) the Company's Annual Reports on Form 10-K filed since October 10, 2000, (ii) the Company's Quarterly Reports on Form 10-Q filed since October 10, 2000, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since October 10, 2000, and all information relating to stockholder consents since October 10, 2000, (iv) all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC promulgated thereunder with respect to the Company's filings pursuant to the Exchange Act, or by the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (v) all other SEC Reports, and (vi) all comment letters received by the Company from the Staff of the SEC since October 10, 2000 and all responses to such comment letters by or on behalf of the Company. Except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report, none of the SEC Reports contained when filed any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC. The Company maintains disclosure controls and procedures required under the Exchange Act and the rules and regulations promulgated thereunder. To the knowledge of the Company, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder since October 10, 2000. As used in this Section 3.7, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

          (b)   All of the financial statements included in the SEC Reports, in each case, including any related notes thereto (the "Company Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company, and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q by the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments). Each balance sheet included in the Company Financial Statements (including the related notes and schedules) fairly presents the combined consolidated financial position of the Company and its Subsidiaries as of the date of such balance sheet, and each statement of income and cash flows included in the Company Financial Statements (including the related notes and schedules) fairly presents the combined consolidated results of operations and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein) consistently applied during the periods involved. Neither the Company nor any of its Subsidiaries are parties to any securitization transaction or "off-balance sheet arrangement" (as defined in Item 303 of Regulation S-K promulgated by the SEC). Each of the Company and its Subsidiaries is in material compliance with the Sarbanes-Oxley Act of 2002.

          (c)   There are no material liabilities of the Company and its Subsidiaries, taken as a whole, of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at February 1, 2004, including the notes thereto, (ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practices since February 1, 2004.

          (d)   The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

          (e)   Neither the Company nor any of its Subsidiaries nor any officers thereof has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company's filings, and the rules and regulations of the SEC promulgated thereunder with respect to the Company's filings pursuant to the Exchange Act, and none of such certifications have been modified or withdrawn.

        Section 3.8.    Absence of Certain Changes or Events.    Except as contemplated by this Agreement or as disclosed in the SEC Reports filed prior to the date hereof, since February 1, 2004, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practices and there has not been (i) any event or occurrence of any condition that has had or could reasonably be expected to have, a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (iii) any material change in accounting methods, principles or practices employed by the Company, or (iv) any action of the type described in Sections 5.1(b) or 5.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

        Section 3.9.    Taxes.

          (a)   The Company and each of its Subsidiaries have timely filed all Tax Returns (as hereinafter defined) required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any Subsidiary of the Company is currently the beneficiary of any extension of time within which to file any material Tax Return. All Taxes (as hereinafter defined) of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for Taxes being contested in good faith. The Company has not received written notice of any proposed material Tax claims or assessments. No federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its

  Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, which waiver remains in force, or agreed to any extension of time with respect to a Tax assessment or deficiency that remains unpaid. The Company and each Subsidiary have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid over in connection with payments to employees, independent contractors, creditors, Stockholders or other third parties. The reserve for current Taxes on the balance sheet in the most recent Company Financial Statements is adequate for the payment of all unpaid current Taxes through the date of such Company Financial Statements.

          (b)   For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (c)   The Company has made available to Parent correct and complete copies of (i) all federal and other material Tax Returns of the Company and its Subsidiaries relating to the taxable periods ending since December 31, 2000, which have been filed and (ii) any audit report within the last five years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

        Section 3.10.    Change of Control Agreements.    Except as set forth in Section 1.6 herein, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of Company Options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

        Section 3.11.    Litigation.    There are no claims, suits, actions, investigations, indictments, audits or information, or administrative, arbitration or other proceedings (whether absolute, accrued, asserted or unasserted, contingent or otherwise) ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, if adversely determined, could be reasonably likely to result in payments, penalties or fines payable by the Company individually or in the aggregate with respect to Litigation arising out of the same or similar facts or circumstances, in excess of $500,000, or in excess of $1,000,000 in the aggregate. As of the date hereof, there is no Litigation pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably be expected to materially impair the business of the Company or prevent or impair in any material respect the ability of the Company to consummate the Merger. There are no judgments, orders, injunctions, decrees, stipulations, settlement agreements or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) ("Orders or Awards") against or relating to the Company or any of its Subsidiaries, (i) which could reasonably be expected to materially impair the business of the Company or prevent or impair in any material respect the ability of the Company to consummate the Merger; or (ii) which have required since October 10, 2000, payments, penalties or fines payable by the Company individually or in the aggregate with respect to Orders or Awards arising out of the same or similar facts or circumstances in excess of $500,000 or in excess of $1,000,000 in the aggregate.

        Section 3.12.    Contracts and Commitments.    The Company Disclosure Letter sets forth a true, correct and complete list of the following contracts, instruments, commitments or other similar agreements, including oral contracts and agreements, to which the Company or a Subsidiary is a party as of the date hereof (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment and contracts or agreements which limit or restrict the Company, any Subsidiary or any employee from engaging in any business in any jurisdiction; (ii) agreements or arrangements for the purchase or sale of any assets in excess of $250,000, individually or in the aggregate, other than purchase orders for the purchase of inventory "on the spot" in the ordinary course of business; (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money; (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements; and (v) all other contracts, agreements, instruments or commitments involving payments made by or to the Company or a Subsidiary in excess of $250,000, individually or in the aggregate, other than purchase orders for the purchase of inventory "on the spot" in the ordinary course of business (individually, a "Material Contract" and collectively, "Material Contracts"). Except for the Material Contracts and the agreements, arrangements or commitments listed in Sections 3.14, 3.17 and 3.25 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any other agreement, arrangement or commitment as of the date hereof which is material to the business of the Company or any of its Subsidiaries. The Company has delivered or made available true, correct and complete copies of all Material Contracts to Parent. Neither the Company nor any of its Subsidiaries is in material default under any Material Contract.

        Section 3.13.    Information Supplied.    Neither the proxy statement to be mailed to the Company Stockholders in connection with the meeting (the "Stockholder's Meeting") to be called to consider the Merger (the "Proxy Statement") at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholder's Meeting, nor any other documents to be filed by the Company with the SEC in connection with the Merger or the transactions contemplated hereby will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the foregoing documents.

        Section 3.14.    Employee Benefit Plans.

          (a)   All employee benefit plans, programs, schemes, funds, compensation arrangements and other benefit arrangements covering employees of the Company or any of its Subsidiaries (the "Company Benefit Plans") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Company or any of its Subsidiaries are listed in the Company Disclosure Letter. True, correct and complete copies of the following documents with respect to each of the Company Benefit Plans have been provided by the Company to Parent: (i) any plans and related trust documents and amendments thereto, (ii) summary plan descriptions and material modifications thereto, (iii) material written communications made since February 1, 2004 to employee(s) relating to the Company Benefit

  Plans, and (iv) written descriptions of all non-written agreements relating to the Company Benefit Plans. To the extent applicable, each Company Benefit Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and has been operated in accordance with its terms. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a determination letter or is a model prototype plan and continues to satisfy the requirements for such qualification. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate of the Company maintains, contributes to or has maintained or contributed in the past six years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan or a benefit plan of an ERISA Affiliate is a "multi employer pension plan" as defined in Section 4001(a)(3) of ERISA, or subject to Section 302 of ERISA. Neither any Company Benefit Plan, nor the Company nor any Subsidiary has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or engaged in any transaction that is reasonably likely to result in any such material liability or penalty. Each of the Company and its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA). There is no pending or, to the knowledge of the Company, threatened or anticipated Litigation against or otherwise involving any of the Company Benefit Plans, and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan that would result in a material liability to, or a material penalty against, the Company, any of its Subsidiaries or a Company Benefit Plan. All contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for, and all premiums for each insurance policy issued to insure benefits provided by a Company Benefit Plan have been timely paid in full. Except as described in the SEC Reports, including exhibits thereto, or as required by Law, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

          (b)   Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee for such purposes. There are no agreements (whether written or oral) in effect between the Company or any Subsidiary and any individual retained by the Company or any Subsidiary to provide services as a consultant or other type of independent contractor (other than through a contract with an organization other than such individual).

          (c)   For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

        Section 3.15.    Labor and Employment Matters.

          (a)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings (collectively, "CBAs") with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"), and neither the Company nor any of its Subsidiaries has received written notice that any representation petition respecting the employees of the Company or any of its Subsidiaries has been filed with the NLRB. There is no existing, pending or, to the knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor arbitration proceeding or any other matter before the NLRB involving the Company or any of its Subsidiaries or (ii) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees. There are no CBAs which in any way limit or restrict the Company or any of its Subsidiaries from relocating or closing any of the operations of the Company or any of its Subsidiaries.

          (b)   The Company and its Subsidiaries are in compliance in all material respects with the Worker Adjustment and Retraining Notification ("WARN") Act or similar applicable Laws.

          (c)   Neither the Company nor any of its Subsidiaries has failed to pay when due any material amount of wages owed for services performed by any employee, officer, director, sales representative, contractor, consultant or other agent.

          (d)   The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, the Fair Labor Standards Act, the Immigration Control and Reform Act, 42 U.S.C. Sec. 1981, 42 U.S.C. Sec. 1985 and Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the whistleblower provisions of the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act, the Fair Credit Reporting Act, or any other similar Laws regulating employment practices.

          (e)   There is no Litigation pending against the Company or any of its Subsidiaries before the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity regarding employment practices including, without limitation, Litigation under the Fair Labor Standards Act, the Immigration Control and Reform Act of 1986, 42 U.S.C. Sec. 1981, 42 U.S.C. Sec. 1985 and Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the whistleblower provisions of the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act, the Fair Credit Reporting Act, or any other similar Laws regulating employment practices or Litigation involving claims of wrongful discharge, libel, slander, invasion of privacy, whistleblower violations, retaliation, discrimination on the basis or marital status, discrimination on the basis of sexual preference or comparable claims of tortious conduct, nor to the knowledge of the Company, is any such Litigation threatened, which, if adversely determined, could be reasonably likely to result in payments, penalties or fines payable by the Company individually or in the aggregate with respect to Litigation arising out of the same or similar facts or circumstances, in excess of $100,000, or in excess of $500,000 in the aggregate.

          (f)    Neither the Company nor any of its Subsidiaries is a Federal or State contractor as defined by the Office of Federal Contract Compliance Programs or any comparable Governmental Entity.

        Section 3.16.    Environmental Compliance and Disclosure.

          (a)   Each of the Company and its Subsidiaries possesses, and is in compliance in all material respects with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all Environmental Laws (as hereinafter defined) applicable to the Company or any Subsidiary, as applicable, and the Company and each of its Subsidiaries is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials (as hereinafter defined).

          (b)   Neither the Company nor any Subsidiary has received written notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for the assertion of any material claim against the Company or any Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

          (c)   None of the assets owned by the Company or any Subsidiary or any real property leased by the Company or any Subsidiary contain any friable asbestos, regulated PCBs or underground storage tanks. No amount of Hazardous Materials has ever been, is being, or is threatened to be Released under, in or upon any plant, facility, site, area or property currently, or, to the knowledge of the Company, previously, owned or leased by the Company or any Subsidiary or on which the Company or any Subsidiary is conducting or, to the knowledge of the Company has conducted its business or operations, in each case which could reasonably be expected to result in any material liability of the Company.

          (d)   Neither the Company nor any Subsidiary has entered into or agreed to, nor is it currently discussing with any Governmental Entity entering into, any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

          (e)   Neither the Company nor any Subsidiary has been subject to any administrative or judicial proceeding under any applicable Environmental Laws or regulations either now or any time during the past five years.

          (f)    Neither the Company nor any Subsidiary has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives or, to the knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary) or any other area on which the Company or any Subsidiary is conducting or has conducted its business or operations from which any Hazardous Materials were Released and, to the knowledge of the Company, no such notices are threatened in writing.

          (g)   The Company has heretofore provided Parent with true, correct and complete copies of all files of the Company and each Subsidiary relating to environmental matters (or an opportunity to review such files). Neither the Company nor any Subsidiary has paid any fines, penalties or assessments within the last five years with respect to environmental matters.

          (h)   As used in this Section 3.16, the term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, placing or otherwise causing to become located in any plant, facility, site, area or other property or the Environment, and the term "Environment" means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air). As used in this Section 3.16, the term "Environmental Laws" means any and all past and present Laws (including without limitation statutes and regulations) of the United States, including, without limitation, federal and state Laws and the Laws or any political subdivision thereof, and for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such Laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as well as any and all Laws that relate to pollution, contamination of the environment, protection of human health, or safety, and all regulations, rules, standards, requirements, orders and permits issued thereunder.

          (i)    As used in this Section 3.16, the term "Hazardous Materials" means any pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, petroleum or petroleum-derived substance or waste as defined or regulated under any Environmental Law.

        Section 3.17.    Intellectual Property.

          (a)   The Company Disclosure Letter sets forth a true and complete list of all of the following items which the Company or any of its Subsidiaries owns in whole or in part or has a valid claim for ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor): (i) all United States and foreign patents and applications therefor, (ii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iii) all United States and foreign copyright registrations and applications therefor, and (iv) all material copyrightable computer software programs that have not been the subject of a copyright registration or application therefor (items (i)-(iv) together with all other material patentable inventions, trademarks, trade names, service marks, collective marks and certification marks which the Company or any of its Subsidiaries owns in whole or in part or have a valid claim for ownership in whole or in part, the "Intellectual Property Rights"). The Company Disclosure Letter also sets forth a true and complete list of all material agreements pursuant to which the Company or any of its Subsidiaries licenses any intellectual property from third parties (the "Licensed Rights"). The Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person other than as employee, contractor or other third party compensation for services rendered. The Company owns or has a valid right to use all Intellectual Property Rights and Licensed Rights material to the business of the Company and its Subsidiaries as presently conducted. The validity of the Intellectual Property Rights and title thereto and the Company's use of the Licensed Rights (i) have not been questioned in any prior Litigation to which the Company or any Subsidiary was a party or by which the Company or any Subsidiary is subject or bound, (ii) are not being questioned in any pending Litigation to which the

  Company or any Subsidiary is a party or by which the Company or any Subsidiary is subject or bound, and (iii) to the knowledge of the Company, are not the subject(s) of any threatened or proposed Litigation involving the Company or any Subsidiary. To the knowledge of the Company, the business of each of the Company and its Subsidiaries, as presently conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company's or its Subsidiaries' right to use any of the Licensed Rights. To the knowledge of the Company, there are no third parties infringing any of the Intellectual Property Rights material to the business of the Company or its Subsidiaries as presently conducted.

          (b)   Each of the Company and its Subsidiaries owns, or possesses sufficient rights to, all computer software programs that are material to the conduct of the business of the Company and its Subsidiaries. There is no Litigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary.

          (c)   In connection with the use, collection and disclosure of personal information by the Company and its Subsidiaries, the Company and its Subsidiaries are, and have at all times been, in compliance with their posted privacy policies and all Laws and agreements by which the Company or any of its Subsidiaries is bound.

        Section 3.18.    Brokers.    Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has previously furnished to Parent a complete and correct copy of the Independent Advisor Engagement Letter.

        Section 3.19.    Insurance Policies.    The material insurance policies naming a Company Benefit Plan or the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums are in full force and effect and neither the Company nor any of its Subsidiaries has received written notice with respect to the cancellation of any such insurance policy.

        Section 3.20.    Bankruptcy.    All of the distributions and payments required to be made under the Second Amended Plan of Reorganization of Loehmann's, Inc. under Chapter 11 of the Bankruptcy Code, as Modified on July 28, 2000 and September 6, 2000, which was confirmed on or about September 6, 2000 by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in the Chapter 11 bankruptcy case of Loehmann's, Inc. (Chapter 11 case no. 99-1138) (the "Chapter 11 Case"), have been made, completed and paid in full.

        Section 3.21.    Transactions with Affiliates.    The SEC Reports disclose the contracts, arrangements, understandings with or similar agreements or other transactions relating to the business or operations of Company or any Subsidiary which are required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

        Section 3.22.    No Existing Discussions.    As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

        Section 3.23.    Stockholders' Rights Agreement.    As of the date hereof, neither the Company nor any Subsidiary has adopted, or intends to adopt, a stockholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries.

        Section 3.24.    Major Merchandise Vendors and Suppliers.    For purposes of this Section 3.24, a "Major Supplier" shall mean any merchandise vendor or other supplier of goods or services to the Company or its Subsidiaries to whom the Company or its Subsidiaries paid in the aggregate more than $2,500,000 during the 12-month period ended January 31, 2004. Neither the Company nor any Subsidiary is engaged in any material dispute with any Major Supplier. No Major Supplier has given the Company notice or has taken any action as a result of which the Company believes that such Major Supplier intends to terminate, limit or materially reduce its business relations with the Company or any Subsidiary or adversely change in any material respect the terms on which it supplies merchandise for the Company.

        Section 3.25.    Real Estate.

          (a)   The Company Disclosure Letter sets forth a true, correct and complete list of the common address of each parcel of real property leased or subleased by the Company or its applicable Subsidiary (collectively, the "Company Leased Real Property") pursuant to leases, subleases and other occupancy agreements, and all subordination, nondisturbance and attornment agreements, including, without limitation, all amendments, modifications, work letters, side agreements, consents, subordination agreements, guarantees and other similar arrangements or agreements with respect to any of the foregoing (the "Company Leases") under which the Company or any of its Subsidiaries is a tenant, subtenant or sublandlord and for each Company Lease indicates: (i) whether or not the consent of the landlord or any lender to the landlord will be required to be obtained in connection with the transactions contemplated by this Agreement, (ii) its term and any options to extend the term, (iii) the current minimum or base rent payable, and (iv) whether or not the Company or a Subsidiary has the option to purchase a fee interest in the property subject thereto or to lease additional space in such property. The Company (either directly or through a Subsidiary) holds a valid and existing leasehold or subleasehold interest or sublandlord interest, as applicable, in the Company Leased Real Property under each of the Company Leases. The Company has delivered or made available to Parent true, correct and complete copies of each of the Company Leases to which the Company or any of its Subsidiaries is a party (or that are otherwise in the possession of the Company or any of its Subsidiaries). With respect to each Company Lease: (i) each such Company Lease is, and upon the consummation of the Merger will be, (A) in full force and effect and (B) the legal, valid, and binding obligation of the Company or its applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms (provided, however, that the foregoing representation as to the validity and enforceability of each Company Lease upon the consummation of the Merger shall be inapplicable to any Company Lease for which the landlord's consent to a change in control of the Company is required as set forth in the Company Disclosure Letter), (ii) neither the Company nor any of its Subsidiaries is in default in any material respect under such Company Lease and, to the knowledge of the Company, no other party to a Company Lease is in default under such Company Lease and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time, would constitute a breach or default by the Company (or its applicable Subsidiary) or permit termination, modification or acceleration under such Company Lease by any party thereto, (iii) there are no material disputes, oral agreements or arrangements whereby any landlord under a Company Lease has agreed to forbear enforcement of any remedies applicable to a default by the Company or its Subsidiaries under a Company Lease in effect as to such Company Lease, (iv) the terms of such Company Lease have not been modified in any respect, except to the extent that such modifications are set forth in the documents previously delivered or made available to Parent and neither the Company nor any of its Subsidiaries is in negotiations with any landlord to cancel or terminate any Company Lease prior to the stated maturity date of such Company Lease, (v) the

  Company (or its applicable Subsidiary) has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in such Company Lease, and (vi) each guaranty by the Company (or its applicable Subsidiary), if any, with respect to a Company Lease is in full force and effect.

          (b)   The Company and its Subsidiaries have received no notice of, and have no knowledge of, any condition currently or previously existing on the Company Leased Real Property or any portion thereof that may give rise to any material violation by the Company or any of its Subsidiaries of any existing Law applicable to any store, distribution facility or warehouse facility operated by the Company or its applicable Subsidiaries pursuant to a Company Lease (a "Company Facility") if it were disclosed to the authorities having jurisdiction over such Company Facility, and the use and occupancy of the Company Facilities by the Company and its Subsidiaries complies in all material respects with all applicable Laws.

          (c)   The Company has not received written notice of any Litigation and, to the knowledge of the Company, there is no Litigation threatened, affecting the interest of the Company or any of its Subsidiaries in any portion of the Company Leased Real Property. The Company has not received written notice of the existence of any outstanding or pending Order or Award and, to the knowledge of the Company there are no Orders or Awards relating to the lease, use, occupancy or operation by the Company or any of its Subsidiaries of the Company Leased Real Property.

          (d)   To the knowledge of the Company, the current use of the Company Leased Real Property by the Company and its Subsidiaries does not violate any instrument of record or agreement affecting such Company Leased Real Property. Since February 1, 2004, no material damage or destruction has occurred with respect to any of the Company Leased Real Property which has not been repaired prior to the date hereof.

          (e)   All certificates of occupancy, permits, licenses, franchisees, approvals and authorizations of all Governmental Entities having jurisdiction over the Company Leased Real Property required to be obtained by the Company or its applicable Subsidiary (collectively, the "Company Leased Real Property Permits"), the absence of which would be reasonably likely to cause any Company Facility to cease its operations, have been issued to the Company or its applicable Subsidiary and are, as of the date hereof, in full force and effect. Neither the Company nor any of its Subsidiaries has received, or has been informed by a third party of the receipt by it of, any notice from a Governmental Entity having jurisdiction over the Company Leased Real Property threatening a suspension, revocation, modification or cancellation of any Company Leased Real Property Permit that would be reasonably likely to cause a Company Facility to cease its operations, and, to the knowledge of the Company and its Subsidiaries, there is no basis for the issuance of any such notice or the taking of any such action.

        Section 3.26.    Terminated Leases.    Neither the Company nor any of its Subsidiaries have any material liability of any kind related to the closing of any Company Facility with respect to which the Company or any of its Subsidiaries terminated its leasehold or subleasehold interest. Neither the Company nor any of its Subsidiaries has received any notice of any such material liability (whether actual, pending or threatened).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND SUB

        Each of Parent and Sub represents and warrants to the Company as follows:

        Section 4.1.    Organization and Standing.    Such person (i) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not, individually or in the aggregate, reasonably be expected to prevent or materially delay, or materially impair the ability of Parent or Sub to consummate, the transactions contemplated by this Agreement.

        Section 4.2.    Authority for Agreement.    Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such person enforceable against such person in accordance with its terms.

        Section 4.3.    No Conflict.    The execution and delivery of this Agreement by such person does not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of such person, (ii) subject to Section 4.4, conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound, except, in the case of clauses (ii) and (iii), as could not, individually or in the aggregate, reasonably be expected to prevent or impair, in any material respect, the ability of Parent or Sub to consummate the Merger.

        Section 4.4.    Required Filings and Consents.    The execution and delivery of this Agreement by such person does not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the DGCL and (ii) for filings contemplated by Sections 1.1, 1.2 and 5.11.

        Section 4.5.    Information Supplied.    None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents to be filed by the Company with the SEC in connection with the Merger or the transactions contemplated hereby will, at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the foregoing documents.

        Section 4.6.    Parent Net Worth.    As of the date hereof, Parent has, and through the later of (i) the Effective Time and (ii) the six month period following the Termination Date (as hereinafter defined), Parent will have, an aggregate net worth of at least $7,000,000 in the form of cash or cash equivalents, which amount the parties hereto agree is, and until FIIB has provided the equity financing to Parent pursuant to the Equity Commitment Letter (as hereinafter defined) or if later the Effective Time, shall be, an adequate capitalization for purposes of this Agreement, including, but not limited to, Section 8.14 hereof; provided, however, that if during such six month period Parent shall have been notified by the Company of a dispute concerning a breach of this Agreement by Parent or Sub and such dispute has not been finally resolved or disposed of at the end of such six month period, then such six month period shall be extended until such time as such dispute is finally resolved or disposed of in accordance with the terms hereof.

        Section 4.7.    Sufficient Funds.    Sub is a newly formed corporation which has conducted no business other than in connection with the transactions contemplated by this Agreement. Parent, The CIT Group/Business Credit, Inc., The CIT Group/Commercial Services, Inc. and Silver Point Finance, LLC have entered into a letter agreement, dated April 22, 2004 (the "Debt Commitment Letter") describing the sources of debt financing (the "Debt Financing") to consummate the Merger and the transactions contemplated by this Agreement. Parent and First Islamic Investment Bank ("FIIB") have entered into a letter agreement, dated April 22, 2004 (the "Equity Commitment Letter" and together with the Debt Commitment Letter, the "Commitment Letters") describing the sources of equity financing to consummate the Merger and the transactions contemplated by this Agreement. Pursuant to the Commitment Letters, Parent is entitled to obtain, subject to the terms and conditions therein, funds sufficient to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses. Neither Parent nor Sub is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or that would cause the commitment provided in the Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met; provided, however, that neither Parent nor Sub makes any representation or warranty hereunder with respect to assumptions and statements contained in the Debt Commitment Letter with respect to information relating to the Company, its Subsidiaries or their respective businesses. The Commitment Letters are in full force and effect and have not been amended or terminated. Parent has delivered true, correct and complete copies of the Commitment Letters to the Company.

        Section 4.8.    Brokers.    Other than Casas, Benjamin & White, LLC and Banc of America Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

        Section 4.9.    Arrangements with Certain Officers.    Parent has delivered true and complete copies of any agreements with key officers of the Company, including but not limited to Robert Friedman and Robert Glass, relating to such employees' equity investments and employment arrangements entered into in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS

        Section 5.1.    Conduct of the Business Pending the Merger.    Except as contemplated by this Agreement or as expressly permitted pursuant to Section 5.1 of the Company Disclosure Letter, without the prior written consent of Parent:

          (a)   The Company covenants and agrees that, between the date of this Agreement and the Effective Time, (i) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with material merchandise vendors and suppliers, landlords and other persons and entities with which the Company or its Subsidiaries has material business relations, and (iii) the Company and its Subsidiaries will comply with all applicable Laws in all material respects wherever their respective businesses are conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

          (b)   Between the date of this Agreement and the Effective Time the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than pursuant to any stockholders' rights agreement or similar plan or agreement entered into by the Company which by its terms provides that none of Parent, Sub or their respective affiliates shall be deemed to be an "Acquiring Person" by virtue of Parent and Sub entering into this Agreement and consummating the transactions contemplated hereby and which shall not limit or impair the ability of Parent or Sub to consummate the Merger as contemplated by this Agreement, (iii) directly or indirectly redeem, repurchase or otherwise acquire any capital stock or any right to acquire capital stock, (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement, (y) options and other equity awards granted in the ordinary course of business to any new employee hired after the date hereof but prior to the date of the Closing; provided, that the shares of Common Stock issuable upon exercise of such options and award grants do not exceed 20,000 in the aggregate for each new employee or 25,000 in the aggregate for all new employees, or (z) the issuance of the options and equity awards listed in the Company Disclosure Schedule, or (v) take any action that could reasonably be expected to result in any of the conditions set forth in Article VI hereof not being satisfied.

          (c)   Between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend the Company Certificate of Incorporation or the Company Bylaws or the other equivalent organizational documents of the Subsidiaries, (ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) of up to $7,000,000 in the aggregate, (B) borrowings pursuant to letters of credit of up to $12,000,000 in the aggregate, or (C) indebtedness owing to, or guaranties of indebtedness owing to, the Company, (iii) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Company or between the Company and any of its Subsidiaries, (iv) mortgage or pledge any of its assets or properties with an aggregate book value, individually or in the aggregate, in excess of $50,000, (v) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions which have an aggregate value of $50,000 or greater, other than sales of inventory in the ordinary course of business consistent with past practices, (vi) change its accounting policies except as required by GAAP, (vii) make any payments to, or change any employment terms for, any of its directors or officers other than the payment of compensation or directors' fees in the ordinary course of business; provided, that the Company shall be permitted to advance expenses to directors or officers as contemplated by the indemnification obligations set forth in the Company Certificate of Incorporation or Company Bylaws or pursuant to any employment agreement with the Company previously delivered to Parent; provided, further that the Company shall be permitted to reimburse officers and directors for reasonable expenses in the ordinary course of business consistent with past practices, (viii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or its Subsidiaries, other than increases in wages for hourly employees made in the ordinary course of business consistent with past practices, or enter into any new, or amend any existing, employment agreements, (ix) make any change to the Company Benefit Plans other than as required by Law, (x) amend or cancel or agree to the amendment or cancellation of any Material Contract or, without the prior written consent of Parent, execute any new contract or agreement or enter into any arrangement which would constitute a Material Contract hereunder, (xi) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of reasonable expenses in the ordinary course of business consistent with past practices or the advancement of expenses as contemplated by the indemnification obligations of the Company Certificate of Incorporation or Company Bylaws, or pursuant to any employment agreement with the Company previously delivered to Parent) any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors, (xii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof, (xiii) except as set forth in Section 5.6 hereof, or with respect to matters covered by insurance to the extent of such insurance proceeds, pay, discharge, settle or satisfy any Litigation (whether or not commenced prior to the date of this Agreement) involving amounts in excess of $100,000 in the aggregate, (xiv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, reorganization or similar transaction, (xv) adopt a stockholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Company Common Stock or any other equity or debt securities of the Company or any of its Subsidiaries, other than any stockholders' rights agreement or similar plan or agreement entered into by the Company which by its terms provides that none of Parent, Sub or their respective affiliates shall be deemed to be an "Acquiring Person" by virtue of Parent and Sub entering into this Agreement and consummating the transactions contemplated hereby and which shall not limit or impair the ability of Parent or Sub to consummate the Merger as contemplated by this Agreement, (xvi) make any capital expenditures in an amount greater than $500,000 which are inconsistent with, or not provided for by, the Company's 2004 budget contained in the Company Disclosure Letter, (xvii) make any change to their respective lines of business, (xviii) enter into a lease or sublease with respect to any new store or new facility of the Company or any existing Company Facility, (xix) renew any Company Lease or agree to a renewal rate for any Company Lease, (xx) open any new store or new facility of the Company, close any existing Company Facility or materially change the operations of any existing Company Facility, or (xxi) enter into any contract, agreement or other arrangement to do or engage in any of the foregoing.

        Section 5.2.    Access to Information; Confidentiality.

          (a)   From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") of the Company to, afford the Representatives of Parent and Sub reasonable access during normal business hours upon reasonable notice to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and shall furnish Parent and Sub with all financial, operating and other data and information as Parent or Sub, through its Representatives, may reasonably request. The Company shall furnish to Parent and Sub monthly financial and operating data and information within 15 days following the end of each calendar month. Parent will use all commercially reasonable efforts to minimize any unnecessary disruption to the business of the Company and its Subsidiaries which may result from the requests for access, data and information hereunder. All requests for access and information shall be coordinated through designated senior executives of each of the parties. Parent and Sub will hold any such information, including all such information disclosed in the Company Disclosure Letter confidential in accordance with the terms of the confidentiality agreement between the Company and Crescent Capital Investments, Inc. ("Crescent"), dated February 4, 2004 (the "Confidentiality Agreement").

          (b)   No investigation pursuant to this Section 5.2, or any similar investigation prior to the date hereof, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        Section 5.3.    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or which would result in any condition to the obligations of the parties hereunder not being satisfied, (ii) any change or event known to the Company which could reasonably be expected to have a Company Material Adverse Effect, (iii) any material failure by such party (or Sub, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iv) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (v) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (vi) any material Litigation commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall, for informational purposes only, promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement.

        Section 5.4.    Further Assurances.

          (a)   Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law to make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI hereof. Each of Parent and the Company shall, in connection with the efforts referenced in this Section 5.4(a) to obtain all required approvals, use all commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use all commercially reasonable efforts to take all such action.

          (b)   In connection with, and without limiting the foregoing, the Company and the Board of Directors of the Company shall use all commercially reasonable efforts to (i) take all actions necessary to ensure that no "fair price," "merger moratorium," "control share acquisition" or other form of anti-takeover statute or regulation is or becomes operative with respect to this Agreement, the Voting Agreement, the Merger or any other transactions contemplated by this Agreement or the Voting Agreement, and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Voting Agreement, the Merger or any other transaction contemplated by this Agreement or the Voting Agreement, take all actions necessary to ensure that this Agreement, the Voting Agreement, the Merger and any other transactions contemplated by this Agreement or the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

        Section 5.5.    Board Recommendations.

          (a)   In connection with the Merger and Stockholders' Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(c), recommend to the Company Stockholders to vote in favor of the Merger and use all commercially reasonable efforts to obtain the necessary approval by the Company Stockholders of this Agreement, and (ii) otherwise comply with legal requirements applicable to such meeting.

          (b)   Neither the Board of Directors of the Company nor the Special Committee shall, except as expressly permitted by Section 5.5(c):

              (i)  withdraw, qualify, or in a manner adverse to Parent, modify, or propose publicly to withdraw, qualify or in a manner adverse to Parent, modify, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement,

             (ii)  approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an "Alternative Transaction"), or

            (iii)  cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction.

          (c)   Notwithstanding Sections 5.5(a) and 5.5(b), prior to the approval of this Agreement by the Company Stockholders, the Board of Directors of the Company or the Special Committee may (subject to this Section 5.5(c)):

            (i)    inform Company Stockholders that it no longer believes that the Merger is advisable and no longer recommends approval of the Merger (a "Subsequent Determination"), but only if (A) the Board of Directors of the Company or the Special Committee receives a Superior Proposal (as hereinafter defined) which is not subsequently withdrawn, and (B) the Board of Directors of the Company or the Special Committee determines in good faith and after consultation with its outside legal counsel with respect to its fiduciary duties to Company Stockholders under applicable Delaware Law, that the failure to make a Subsequent Determination would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable Delaware Law; or

            (ii)   terminate this Agreement in accordance with Section 7.1(d)(ii) hereof if the Board of Directors of the Company or the Special Committee authorizes the Company to enter into any Acquisition Agreement with respect to any Superior Proposal, but only if: (A) the Board of Directors of the Company or the Special Committee receives a Superior Proposal which is not subsequently withdrawn, (B) at least three business days shall have elapsed since delivery by the Company to Parent of written notice (1) specifying the terms and conditions of such Superior Proposal, (2) identifying the person making such Superior Proposal, and (3) stating that the Board of Directors of the Company or the Special Committee intends to make a Subsequent Determination and enter into an Acquisition Agreement with respect to such Superior Proposal, all of which information will be kept confidential in accordance with the terms of the Confidentiality Agreement, (C) during the elapsed time period described in Section 5.5(c)(ii)(B) above, the Company shall have provided an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Stockholders without a Subsequent Determination, and (D) the Board of Directors of the Company or the Special Committee determines in good faith and after consultation with its outside legal counsel with respect to its fiduciary duties to Company Stockholders under applicable Delaware Law, that the failure to enter into the Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable Delaware Law.

          (d)   For purposes of this Agreement, a "Superior Proposal" means any unsolicited bona fide proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction and which the Board of Directors of the Company or the Special Committee determines in its good faith judgment (after consultation with its legal counsel and independent financial advisors) is more favorable to the Company Stockholders than the Merger from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction and the ability and timing for the satisfaction of the conditions to closing the Merger and such Alternative Transaction). Notwithstanding any other provision of this Agreement, unless and until this Agreement is terminated, the Company shall submit this Agreement to the Company Stockholders for a vote at the Stockholders' Meeting.

          (e)   Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and the rules and regulations promulgated thereunder or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Board of Directors of the Company or the Special Committee, after consultation with outside legal counsel, such disclosure is advisable under applicable Law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 5.5(c), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction.

        Section 5.6.    Stockholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement involving monetary payments in excess of $500,000 in the aggregate or involving non-monetary relief shall be agreed to without Parent's consent which consent will not be unreasonably withheld.

        Section 5.7.    Indemnification.

          (a)   It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and the Surviving Corporation shall (i) keep such indemnification provisions in full force and effect for a period of at least six years from the Effective Time and (ii) in a timely manner, perform its obligation with respect thereto. Any claims for indemnification hereunder as to which the Surviving Corporation has received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled; provided, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law, the Company Certificate of Incorporation or the Company Bylaws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent.

          (b)   The Surviving Corporation shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies (the "Company Policies"); provided, that if the Company Policies expire or are canceled during such period, the Surviving Corporation will use all commercially reasonable efforts to obtain insurance policies substantially similar to the Company Policies with respect to matters occurring prior to the Effective Time. The Surviving Corporation may substitute other policies for the Company Policies provided that such policies contain terms and conditions which are not materially less favorable to such present and former officers and directors than the Company Policies and that any such substitution shall not result in any material gaps or lapses in coverage with respect to facts, events, acts or omissions covered under the Company Policies occurring prior to the Effective Time. Notwithstanding the foregoing, in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to 225% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 225% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 225% of current annual premiums.

          (c)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

          (d)   It is expressly agreed that the Indemnified Parties to whom this Section 5.7 applies shall be third-party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to any other rights of indemnification or contribution set forth in written employment agreements with the Company previously delivered to Parent.

          (e)   Parent shall cause the Surviving Corporation or any successor or assign thereto to comply with its obligations under this Section 5.7.

        Section 5.8.    Public Announcements.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Voting Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party.

        Section 5.9.    Acquisition Proposals.

          (a)   The Company shall not, and shall not authorize any of its Subsidiaries or Representatives to, and will not permit any of its Subsidiaries or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate, the submission of any Acquisition Proposal or (ii) participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company or the Special Committee from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the approval of this Agreement by the Company Stockholders if, and only to the extent that, (A) the Board of Directors of the Company or the Special Committee, after consultation with its outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable Delaware Law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity (provided, that if the Company enters into such confidentiality agreement with respect to such Acquisition Proposal that contains provisions that are less protective in any material respect to the Company than the Confidentiality Agreement, the Company agrees to amend the Confidentiality Agreement so as to provide Crescent the benefit of such less protective provisions), and (C) the Board of Directors of the Company or the Special Committee concludes in good faith, based upon discussions with its independent financial advisor, that the Acquisition Proposal is reasonably expected to lead to a Superior Proposal. The Company shall provide prompt (but in no event less than two business days after receipt of any Acquisition Proposal or inquiry) oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal or any inquiry which may reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry, and (d) the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent reasonably informed of the status and details of any such Acquisition Proposal or inquiry. All information provided to Parent under this Section 5.9 shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement.

          (b)   For purposes of this Agreement, "Acquisition Proposal" means, other than the Merger, any proposal with respect to (i) a merger, consolidation, reorganization, recapitalization, reclassification, share exchange, tender offer, spin-off, split-off, joint venture or other business combination, liquidation, dissolution or similar transaction involving the Company, any of its Subsidiaries or any of their assets, (ii) any purchase or other acquisition of 10% or more of the consolidated assets of the Company and its Subsidiaries or assets representing 10% or more of the net revenues of the Company or 10% or more of the net income of the Company, or (iii) any purchase or other acquisition (by tender offer, exchange offer or otherwise) of 15% or more of the outstanding voting or equity securities of the Company. For purposes of clarification, any interests held by the Company or any of its Subsidiaries in another corporation, association, subsidiary, partnership, limited liability company or other entity shall be considered assets of the Company.

        Section 5.10.    Company Stockholders' Meeting.

          (a)   The Company shall cause the Stockholders' Meeting to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders' Meeting.

          (b)   The Company shall solicit from Company Stockholders entitled to vote at the Stockholders' Meeting proxies in favor of such approval and, subject to Section 5.5 hereof, shall take all other action reasonably necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

        Section 5.11.    Proxy Statement; Schedule 13E-3.

          (a)   The Company will as promptly as practicable following the execution of this Agreement prepare and file the Proxy Statement with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger, the Voting Agreement or this Agreement. Each of the Company, Parent and Sub agrees to use all commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. If (i) at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent, and (ii) if at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Sub or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company will, upon learning of such event, promptly prepare and file and, if required, mail such amendment or supplement to the Company Stockholders; provided, that prior to such filing or mailing, the Company shall consult with Parent with respect to such amendment or supplement and Parent shall have a reasonable opportunity to comment thereon. Parent shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Common Stock directly or indirectly beneficially owned by it.

          (b)   The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company and the Special Committee described in Section 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Financial Advisor has, subject to the terms of its engagement letter with the Company (the "Independent Advisor Engagement Letter"), consented to the inclusion of references to its opinion in the Proxy Statement.

          (c)   Concurrently with the filing of the Proxy Statement, the parties and their respective affiliates (to the extent required by Law) shall prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3") with respect to the transactions contemplated by this Agreement. Each party shall promptly furnish to the other parties all information concerning such party as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The parties shall promptly supplement, update and correct any information provided by them for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, Parent and the Company shall take all steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Each party and its counsel shall be given an opportunity to review and comment with respect thereto prior to its being filed with or delivered to the SEC. Each party agrees to provide the other parties and their counsel with any comments that the Company or its counsel may receive from the staff of the SEC promptly after receipt thereof.

        Section 5.12.    Undertakings of Parent.    Parent shall perform, or cause to be performed, when due all obligations of Sub under this Agreement to be performed at or prior to the Merger.

        Section 5.13.    Director Resignations.    The Company shall cause to be delivered to Parent resignations of all of the directors of the Company's Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

        Section 5.14.    Tax Matters.    (a) Except as permitted pursuant to Section 5.14 of the Company Disclosure Letter, as otherwise required by applicable Law or with the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement with a taxing authority or settle or compromise any Tax claim, audit or assessment if any such action or omission, considered in the aggregate, would have the effect of materially increasing the Tax liability or reducing any material Tax asset of the Company or any of its Subsidiaries.

          (b)   The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

        Section 5.15.    Employees.

          (a)   Following the Effective Time and for at least one year thereafter, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time who remain employed with the Surviving Corporation or any Subsidiary of the Parent (the "Affected Employees"), for so long as such Affected Employees remain so employed during such one year period, employee benefits (other than incentive and equity compensation) which in the aggregate are comparable to the employee benefits provided by the Company and its Subsidiaries for Affected Employees immediately prior to the Effective Time.

          (b)   Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of

  Parent for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit, and the Surviving Corporation shall not be required to credit such service for purposes of any defined benefit pension plan benefit accrual.

          (c)   Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements for such year under any welfare plans that Affected Employees are eligible to participate in after the Effective Time.

        Section 5.16.    Delisting.    Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq National Market and terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

        Section 5.17.    Closing of Chapter 11 Case.    The Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary, desirable or appropriate in connection with seeking and obtaining the entry of an order (the "Closing Order") of the Bankruptcy Court in the Chapter 11 Case closing the Chapter 11 Case pursuant to section 350(a) of title 11 of the United States Code (11 U.S.C. §101 et seq.) (the "Bankruptcy Code"), and the Company shall otherwise use all commercially reasonable efforts to cause the entry of the Closing Order.

ARTICLE VI

CONDITIONS

        Section 6.1.    Conditions to the Obligation of Each Party.    The respective obligations of Parent, Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions:

          (a)   This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders, if and to the extent required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws.

          (b)   No temporary restraining order, preliminary or permanent injunction or other order restraining, prohibiting or preventing consummation of the Merger issued by any court of competent jurisdiction shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated.

        Section 6.2.    Conditions to Obligations of Parent and Sub to Effect the Merger.    The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)   (i) Except for the representations and warranties contained in Sections 3.1, 3.2 and 3.3 which shall be true and correct in all material respects, the representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, except where the failure to be true and correct would not, individually or in the aggregate with all other such failures, reasonably be expected to have a Company Material Adverse Effect; provided, that any actions taken by the Company or its Subsidiaries after the date hereof set forth in Section 5.1 of the Company Disclosure Letter shall not cause the condition set forth in clause (i) of this Section 6.2(a) not to be satisfied, and (ii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement. The Company shall have delivered to Parent and Sub a certificate the effect that each condition specified in this Section 6.2(a) is satisfied in all respects.

          (b)   There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

          (c)   The aggregate number of Dissenting Shares shall not exceed 10% of the total number of shares of Company Common Stock outstanding on the Closing Date; provided, that in the event this condition is not satisfied as of the first date on which all of the other conditions to Parent's and Sub's obligations to effect the Merger pursuant to this Article VI have been satisfied or waived (such date, the "Appraisal Condition Trigger Date", Parent and Sub shall be deemed to have automatically and irrevocably waived the condition set forth in this Section 6.2(c) unless, within 15 business days following the Appraisal Condition Trigger Date, Parent gives written notice to the Company of its intention to continue to invoke the condition set forth in this Section 6.2(c).

          (d)   There shall not have occurred after the date hereof any event, individually or in the aggregate with other events, which has had, or could reasonably be expected to have, a Company Material Adverse Effect.

        Section 6.3.    Conditions to Obligations of the Company to Effect the Merger.    The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following condition:

          (a)   (i) Except for the representations and warranties contained in Sections 4.1, 4.2 and 4.3 which shall be true and correct in all material respects, the representations and warranties of Parent and Sub in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, except where the failure to be true and correct would not, individually or in the aggregate with all other such failures, reasonably be expected to prevent or materially delay, or materially impair the ability of Parent or Sub to consummate, the transactions contemplated by this Agreement, and (ii) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement. Parent and Sub shall each have delivered to the Company a certificate to the effect that each condition specified in this Section 6.3(a) is satisfied in all respects.

ARTICLE VII

TERMINATION AND WAIVER

        Section 7.1.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Stockholders:

          (a)   By mutual written consent of duly authorized representatives of Parent and the Company;

          (b)   By any of Parent, Sub or the Company:

              (i)  If any Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 7.1(b)(i) shall have used all commercially reasonable efforts to have such order, decree, ruling or action vacated;

             (ii)  If the Merger shall not have been consummated on or before November 1, 2004 (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date; or

            (iii)  If this Agreement and the Merger shall fail to be approved by the Company Stockholders at the Stockholders' Meeting;

          (c)   By Parent or Sub:

              (i)  If the Board of Directors of the Company or the Special Committee shall have (A) made or proposed publicly to make a Subsequent Determination, (B) approved or recommended, or proposed publicly to approve or recommend, any Alternative Transaction, (C) caused the Company to enter into any Acquisition Agreement related to any Alternative Transaction, or (D) resolved to do any of the foregoing;

             (ii)  If (A) a tender or exchange offer has been commenced by any person (other than Parent or Sub) and (B) in connection with such tender or exchange offer Company Common Stock representing at least 20% of the shares of Company Common Stock outstanding on a fully-diluted basis immediately prior to the commencement of such tender or exchange offer shall have been tendered and accepted for payment; or

            (iii)  If (A) any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Sub, or (B) there has been any inaccuracy in or breach of any of the Company's representations and warranties, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, in each case such that the conditions set forth in Section 6.2(a) could not then be satisfied and such failure or breach with respect to any such representations, warranties or obligations shall not be cured for a period of 30 days after the Company has received written notice from Parent of the occurrence of such failure or breach; or

          (d)   By the Company:

              (i)  If (A) any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment and shall not have been waived by the Company, or (B) there has been any inaccuracy in or breach of any of the representations and warranties of Parent or Sub, or Parent or Sub shall have breached or failed to perform any of their covenants or other agreements contained in this Agreement, in each case such that the condition set forth in Section 6.3(a) could not then be satisfied and such failure or breach with respect to any such representations, warranties or obligations shall not be cured for a period of 30 days after the Parent has received written notice from the Company of the occurrence of such failure or breach; or

             (ii)  Prior to approval of this Agreement by the Company Stockholders if:

              (A)  the Board of Directors of the Company or the Special Committee receives a Superior Proposal which is not subsequently withdrawn;

              (B)  at least three business days shall have elapsed since delivery by the Company to Parent of written notice (1) specifying the terms and conditions of such Superior Proposal, (2) identifying the person making such Superior Proposal, and (3) stating that the Board of Directors of the Company or the Special Committee intends to make a Subsequent Determination and that, immediately upon termination of this Agreement, the Company shall enter into an Acquisition Agreement with respect to such Superior Proposal, all of which information will be kept confidential in accordance with the terms of the Confidentiality Agreement;

              (C)  during the elapsed time period described in Section 7.1(d)(ii)(B), the Company shall have provided an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Stockholders without a Subsequent Determination; and

              (D)  the Board of Directors of the Company or the Special Committee determines in good faith and after consultation with its outside legal counsel with respect to its fiduciary duties to Company Stockholders under applicable Delaware Law, that the failure to enter into the Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable Delaware Law.

        Section 7.2.    Effect of Termination.

          (a)   In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 7.2 and in Section 8.10, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

          (b)   If Parent or Sub exercises its right to terminate this Agreement under Section 7.1(c)(i) or Section 7.1(c)(ii), then the Company shall pay to Parent (i) upon demand $4,000,000 (the "Termination Fee"), payable in same-day funds, and (ii) upon receipt of reasonable supporting documentation, all actual and reasonably documented out-of-pocket expenses incurred or payable by or on behalf of Parent or Sub in connection with or in anticipation of the Merger, this Agreement and the consummation of the transactions contemplated hereby (including all attorneys' fees, accountants' fees, consultant fees, commitment fees and filing fees), in an amount not to exceed $2,000,000 (the expenses so payable by the Company, the "Expense Payment").

          (c)   If (i) the Company, Parent or Sub exercises its right to terminate this Agreement under Section 7.1(b)(ii), and (ii) after the date of this Agreement and on or before the date of termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made to the Company or the Company Stockholders generally or any person shall have publicly announced an Acquisition Proposal or an intention to make an Acquisition Proposal and as of at least five days prior to the Drop Dead Date, either (A) such Acquisition Proposal has not been publicly rejected by the Board of Directors and the Special Committee and publicly withdrawn and abandoned or (B) the Stockholders' Meeting has not been held, then unless the failure of Parent or Sub to fulfill any obligation under this Agreement shall have been the primary cause of, or resulted in, the failure to consummate the Merger on or before the Drop Dead Date, the Company shall pay to Parent the Expense Payment upon receipt of reasonable supporting documentation with respect to such Expense Payment.

          (d)   If (i) the Company, Parent or Sub exercises its right to terminate this Agreement under Section 7.1(b)(iii), and (ii) after the date of this Agreement and on or before the date of termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made to the Company or the Company Stockholders generally or any person shall have publicly announced an Acquisition Proposal or an intention to make an Acquisition Proposal, then unless, as of the fifth day prior to the Stockholders Meeting, such Acquisition Proposal has been publicly rejected by the Board of Directors and the Special Committee and publicly withdrawn and abandoned, the Company shall pay to Parent the Expense Payment upon receipt of reasonable supporting documentation with respect to such Expense Payment.

          (e)   If the Company is required to pay to Parent the Expense Payment pursuant to Section 7.2(c) or Section 7.2(d) above and an Acquisition Proposal shall have been consummated within one year of the Termination Date or the Company shall have entered into an Acquisition Agreement with respect to an Acquisition Proposal within one year of the Termination Date, then in addition to the payment required to be made pursuant to Section 7.2(c) or Section 7.2(d) hereof, as applicable, the Company shall pay to Parent the Termination Fee within three business days after the consummation of such Acquisition Proposal.

          (f)    If the Company exercises its right to terminate this Agreement under Section 7.1(d)(ii), the Company shall pay to Parent, within one business day after such termination, the Termination Fee and that portion of the Expense Payment for which reasonable supporting documentation has been provided to the Company prior to the date on which the Termination Fee is to be paid; provided, that the Company shall be obligated to pay the remaining portion of the Expense Payment upon receipt of reasonable supporting documentation with respect to such remaining portion of the Expense Payment.

          (g)   The parties agree that the liquidated damages amount set forth in Sections 7.2(b) through 7.2(f) hereof (i) shall be the sole and exclusive remedy of Parent and Sub for any claim, loss, cost, expense, damage or liability or obligation relating to this Agreement and the transactions contemplated hereby in the event such amount is payable to and paid in full to Parent and (ii) is reasonable in proportion to the probable damages likely to be sustained by Parent if the transactions contemplated hereby are not consummated under the circumstances upon which such amount becomes payable to Parent. The parties agree and acknowledge that the amount of actual damages to be sustained by Sub or Parent in the event of the nonconsummation of the transaction under the circumstances referred to above is uncertain and difficult to predict at this time and incapable of precise estimation.

          (h)   Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2 within five business days of the date of such demand for payment of the Termination Fee or the Expense Payment, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

        Section 7.3.    Waiver.    To the extent legally permissible, at any time prior to the Effective Time, whether before or after the Stockholders' Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto, or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Except as expressly set forth in Section 6.2(c), any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. Except as expressly set forth in Section 6.2(c), the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

        Section 8.1.    No Third Party Beneficiaries.    Other than as provided in Section 5.7 and Section 8.14 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

        Section 8.2.    Entire Agreement; Amendment.    This Agreement and the Confidentiality Agreement constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. The parties hereby agree that for purposes of this Agreement (including, but not limited to conditions to Closing) neither party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement or the Company Disclosure Letter. No amendment, modification or alteration of the terms or provisions of this Agreement or the Company Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto; provided, however, that after approval of the Merger by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof.

        Section 8.3.    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Sub may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Sub of any of its obligations hereunder.

        Section 8.4.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

        Section 8.5.    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.6.    Governing Law; Jurisdiction.    All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Parent and Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the courts of the State of Delaware and agrees not to plead or claim in any court of the State of Delaware that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto hereby irrevocably waives the right to a trial by jury. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint CT Corporation, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as such agent.

        Section 8.7.    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        Section 8.8.    Specific Performance.    Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at or in equity. Accordingly, each of the parties hereto acknowledges and agrees that the other parties hereto shall be entitled to seek, subject to Section 8.6, an injunction to prevent a breach of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

        Section 8.9.    Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 8.10.    Non-Survival of Representations and Warranties and Agreements.    The representations, warranties and agreements in this Agreement shall terminate at the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), except that (i) the agreements set forth in Articles I and VIII hereof and Sections 5.4, 5.6 and 5.7 hereof shall survive the Effective Time indefinitely, and (ii) the representations and agreements set forth in Article VIII hereof, Sections 4.6 and 7.2 hereof and the confidentiality provisions of Sections 5.2, 5.5 and 5.9 hereof shall survive the termination of this Agreement indefinitely.

        Section 8.11.    Certain Definitions.

          (a)   For purposes of this Agreement, the terms "associate" and "affiliate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

          (b)   For purposes of this Agreement, the phrase "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred, is or, if adversely determined, would reasonably be expected to (i) be materially adverse to the business, operations, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole, or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, except to the extent that such adverse effect (A) results from changes in (1) general economic conditions which do not disproportionately adversely affect the Company or its Subsidiaries, (2) conditions generally affecting the industry in which the Company operates or which it serves which do not disproportionately adversely affect the Company or its Subsidiaries, (3) Law or applicable regulations or the official interpretations thereof, (4) GAAP, or (B) specifically relates to the announcement or expectation of the consummation of the transactions contemplated hereby.

          (c)   For purposes of this Agreement, the term "Subsidiary" or "Subsidiaries" shall mean, when used with respect to any party to this Agreement, any corporation, association, subsidiary, partnership, limited liability company or other entity of which such party to this Agreement or any of its Subsidiaries controls, directly or indirectly, 50% or more of the outstanding equity interests.

          (d)   For purposes of this Agreement, the term "knowledge" shall mean the actual knowledge of the persons set forth in Section 8.11 of the Company Disclosure Letter.

        Section 8.12.    Fees and Expenses.    Whether or not the Merger is consummated, except as provided in Section 7.2, all fees, costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses. The total amount of all fees, costs and expenses of the Company with respect to the transactions contemplated hereby, including, without limitation, fees, costs or expenses from services rendered by or on behalf of any of its brokers, accountants, investment bankers, attorneys or other representatives retained or used by the Company and its Subsidiaries in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be reasonable and customary for a transaction of this type giving consideration to the facts and circumstances of the transaction contemplated by this Agreement, as such facts and circumstances existed as of and prior to the date of this Agreement and evolve after the date of this Agreement.

        Section 8.13.    Notices.    All notices, communications and deliveries required or permitted hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which the same is given or being made, and shall be delivered personally or sent by telecopy transmission by registered mail, or by any internationally recognized overnight delivery service (with postage and other fees prepaid, in each case) as follows:

To Parent or Sub:	Designer Apparel Holding Company
c/o Crescent Capital Investments, Inc.
Attn.: David P. Crosland
75 Fourteenth Street
24th Floor
Atlanta, Georgia 30309
Telephone No.: (404) 920-9002
Facsimile No.: (404) 920-9001

with a required, simultaneous copy transmitted in like manner to:	King & Spalding LLP Attn.: W. Donald Knight, Jr. Kathryn M. Furman 191 Peachtree Street Atlanta, Georgia 30303-1763 Telephone No.: (404) 572-4764 Facsimile No.: (404) 572-5146
To the Company:	Loehmann's Holdings, Inc. Attn.: Robert Glass 2500 Halsey Street Bronx, NY 10461 Telephone No.: (718) 518-2777 Facsimile No.: (718) 430-5367
and
Arcade Marketing Attn.: William J. Fox 1700 Broadway Suite 2200 New York, NY 10019 Telephone No.: (212) 644-0666 Facsimile No.: (973) 696-8789
with a required, simultaneous copy transmitted in like manner to:	Skadden, Arps, Slate, Meagher & Flom LLP Attn.: Alan C. Myers and Richard J. Grossman 4 Times Square New York, NY 10036 Telephone No.: (212) 735-3000 Facsimile No.: (212) 735-2000
with a required, simultaneous copy transmitted in like manner to:	Jenkens & Gilchrist Parker Chapin LLP Attn.: Michael J. Shef The Chrysler Building 405 Lexington Avenue New York, NY 10174 Telephone No.: (212) 704-6000 Facsimile No.: (212) 704-6288

or to such other representative or at such other address of a party of which a party hereto may hereafter give notice to the other parties in writing. Notices shall be effective upon the date of delivery or refusal of delivery, if given by personal delivery, registered mail or courier delivery, or upon transmission by facsimile transmission, if (a) the addressee confirms by telephone or electronic means that the facsimile transmission in question was received in legible form or (b) responds to the communication in the facsimile transmission in question without indicating that it was not received in legible form.

        Section 8.14.    Waiver of Claims.    Any and all claims, actions, causes of action, demands, rights, costs, loss of services, expenses, obligations, liabilities, compensation, damages, punitive damages, recoveries and deficiencies, or actions of any kind (whether legal or equitable and whether in contract or tort or for statutory violation) including, without limitation, interest, fines, penalties, court costs, costs and expenses incurred in enforcing such claims and reasonable attorneys' fees and all other indirect or consequential damages, whether known or unknown, whether fixed or contingent (collectively, the "Claims"), that the Company or any of its Subsidiaries may have had, may now have or which may arise in the future against Parent, Sub, FIIB or Crescent or any of their respective Related Parties, including, but not limited to, any Claims arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby or any other transaction or proposed transaction with respect to the sale of the capital stock or the assets of the Company or any of its Subsidiaries, shall be brought solely against Parent and Sub (all such Claims, the "Section 8.14 Claims"). Subject to the last two sentences of this Section 8.14, the Company and its Subsidiaries hereby agree to waive, release, acquit and forever discharge the Released Parties from any and all Section 8.14 Claims, or any rights that they may have had, may now have or which may arise in the future with respect to any Section 8.14 Claim. The parties hereto expressly intend the Released Parties to be third party beneficiaries with respect to the provisions set forth in this Section 8.14. For purposes of this Section 8.14, "Released Parties" shall mean FIIB and Crescent and their respective Related Parties, excluding Parent and Sub, and "Related Parties" shall include with respect to any entity, (i) its direct and indirect equity holders, debt holders, partners, investors, parent companies, subsidiaries, and its affiliated companies, and (ii) all predecessors, successors, assigns, officers, directors, employees, agents, representatives and attorneys of the persons described in clause (i) of this sentence. Notwithstanding anything in this Section 8.14 to the contrary, in no event shall this Section 8.14 limit (i) the obligations of FIIB pursuant to the Equity Commitment Letter, (ii) any Claim arising out of an intentional misrepresentation in connection with the execution and delivery of this Agreement or (iii) any Claim arising out of a breach by Parent of Section 4.6 of this Agreement. If the Company or any Subsidiary asserts a Claim as described in clause (ii) of the preceding sentence, the prevailing party shall be reimbursed for all attorneys fees and expenses incurred by it in connection with such Claim. Notwithstanding anything in this Section 8.14 to the contrary, nothing shall prevent the Company or any of its Subsidiaries from pursuing any Claims that the Company or any of its Subsidiaries may have against FIIB arising out of, relating to or resulting from the Equity Commitment Letter and the covenants of FIIB contained therein.

[SIGNATURES ON FOLLOWING PAGE]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

        IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LOEHMANN'S HOLDINGS INC.
By:	/s/ WILLIAM J. FOX Name: William J. Fox Title: Co-Chairman
DESIGNER APPAREL HOLDING COMPANY
By:	/s/ DAVID CROSLAND Name: David Crosland Title: Executive Director
DAH MERGER CORPORATION
By:	/s/ DAVID CROSLAND Name: David Crosland Title: Executive Director

EXHIBIT A

        Pursuant to Section 1.6(b), the following Company 2001 Options shall be canceled and cashed out:

Robert Friedman

  •
  165,000 options granted on March 25, 2002

  •
  68,033 options granted on May 10, 2002

Robert Glass

  •
  165,000 options granted on March 25, 2002

  •
  68,033 options granted on May 10, 2002

FIRST AMENDMENT TO MERGER AGREEMENT

        THIS FIRST AMENDMENT TO MERGER AGREEMENT (this "Amendment") is made and entered into as of the 12th day of July, 2004, by and among DESIGNER APPAREL HOLDING COMPANY, a Delaware corporation ("Parent"), DAH MERGER CORPORATION, a Delaware corporation ("Sub") and wholly owned subsidiary of Parent, and LOEHMANN'S HOLDINGS INC., a Delaware corporation (the "Company").

BACKGROUND

        WHEREAS, the Company, Parent and Sub are parties to that certain Agreement and Plan of Merger, dated as of April 22, 2004 (the "Merger Agreement"); and

        WHEREAS, the Company, Parent and Sub desire to amend the Merger Agreement as provided herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          Section 1.1    Definitions.    Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

          Section 1.2    Amendments to Merger Agreement.

            (a)   Section 1.6 of the Merger Agreement is hereby amended and restated in its entirety as follows:

        "1.6    Stock Option Plans.

          (a)   Company Director Plan.    The Company shall ensure that, pursuant to the Company's 2000 Director Option Plan (the "Company Director Plan"), all outstanding options to acquire Company Common Stock issued thereunder (the "Company Director Options") shall either be (i) exercised in full immediately prior to the consummation of the Merger or (ii) exchanged for cash for the cancellation of the Company Director Options as set forth in Section 1.6(d).

          (b)   2001 Option Plan.    The Company shall ensure that, pursuant to the Amended and Restated 2001 Stock Option Plan (the "2001 Option Plan") and the outstanding options to acquire Company Common Stock issued thereunder (the "Company 2001 Options"), (i) the Company 2001 Options set forth on Exhibit A hereto held by each option holder shall be canceled and exchanged for cash as provided in Section 1.6(d), and (ii) the remaining Company 2001 Options held by each option holder shall be retained by such option holder, and such Company 2001 Options to be retained by such option holder shall not be canceled and exchanged for cash pursuant to Section 1.6(d); provided that, the Company shall take any action necessary to make appropriate adjustments in the retained Company 2001 Options as provided in Section 12 of the 2001 Option Plan.

          (c)   2000 Option Plan.    The Company shall ensure that, pursuant to the 2000 Equity Incentive Plan (the "2000 Option Plan"), the outstanding options to acquire Company Common Stock granted thereunder (the "Company 2000 Options") shall either be (i) exercised in full immediately prior to the consummation of the Merger or (ii) exchanged for cash for the cancellation of the Company 2000 Options as set forth in Section 1.6(d); provided, however, that, at the election of Parent after written notice to the Company prior to the consummation of the Merger, the Company shall take all action necessary to permit one or more of the officers of the Company set forth on Exhibit B hereto as shall be designated by Parent in such written notice to retain up to that number of options with an aggregate "Option Value" equal to 10% of the Option Consideration which such officer would receive pursuant to Section 1.6(d) if such officer did not retain any Company 2000 Options pursuant to this Section 1.6(c) (the "Option Roll-Over") and such Company 2000 Options shall not be canceled and exchanged for cash pursuant to Section 1.6(d). The "Option Value" shall be based on the relative exercise prices of the Company 2000 Options to be retained by such officer and shall assume a per share value equal to $23.00 per share with respect to such Company 2000 Options.

          (d)   Option Consideration.    Each holder of Company Director Options, Company 2000 Options and Company 2001 Options which are canceled in exchange for cash pursuant to Section 1.6(a), 1.6(b) or 1.6(c) shall receive, upon the consummation of the Merger, in exchange for the cancellation of such holder's Company Director Options, Company 2000 Options or Company 2001 Options (the "Canceled Options"), an amount in cash determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Canceled Option by (B) the number of shares of Company Common Stock then subject to such Canceled Option (the "Option Consideration"), and each such Company Director Option, Company 2000 Option or Company 2001 Option shall thereafter be canceled.

          (e)   Option Roll-Over.

            (i)    Parent covenants and agrees that it will not elect to permit any officer of the Company set forth on Exhibit B hereto to participate in the Option Roll-Over unless Parent reasonably believes that, based on the representations and warranties made by such officer to the Company in an agreement to be executed by such officer in connection with the Option Roll-Over (each, an "Election Agreement"), such officer is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

            (ii)   Parent covenants and agrees that, as a condition to the Option Roll-Over, all consents and approvals, filings, registrations or qualifications of or with any Governmental Entity (as hereinafter defined) required to be made or obtained in connection with the Option Roll-Over under the Securities Act (as hereinafter defined) and the rules and regulations promulgated thereunder and any applicable Blue Sky Laws (as hereinafter defined), except for those consents and approvals, filings, registrations or qualifications which could not reasonably be expected to prevent or impair in any material respect the Option Roll-Over or effect the validity or enforceability of the options of the Surviving Corporation (the "Surviving Corporation Options") in any material respect, shall be made or obtained prior to the Closing Date to the extent required to be so made or obtained prior to the Closing Date (and copies thereof shall be delivered to the Company); provided, that for purposes of determining whether any such consents and approvals, filings, registrations or qualifications of or with any Governmental Entity shall be required in connection with the Option Roll-Over, Parent shall be entitled to rely upon the representations and warranties made by such officers in the Election Agreements and upon representations and warranties contained in subscription agreements for any offering of securities of the Company to be purchased at Closing and to assume that there has not been a breach of any of the Election Agreements or any such subscription agreements.

            (iii)  If Parent elects to permit one or more of the officers of the Company set forth on Exhibit B hereto to participate in the Option Roll-Over, Parent, with the assistance of the Company, will prepare an information memorandum (the "Information Memorandum") relating to the Surviving Corporation Options which may be delivered to such officers. Parent will provide the Company a reasonable opportunity to review and comment upon the Information Memorandum.

            (iv)  Parent covenants and agrees that if it elects to permit one or more of the officers of the Company set forth on Exhibit B hereto to participate in the Option Roll-Over, the Option

    Roll-Over will comply in all material respects with all applicable federal and state securities laws with respect to the Option Roll-Over."

          (b)   Exhibit B.    The Merger Agreement shall be amended to add Exhibit B thereto as follows:

EXHIBIT B

Tony D'Annibale, Senior Vice President, Merchandise
John Mains, Senior Vice President, Merchandise
Beth Wonski, Senior Vice President, Stores/Database
Frank Lamolino, Senior Vice President, Information Technology
Fred Forcellati, Vice President, Creative Director
Peter Levy, Vice President, Loss Prevention
Richard Morretta, Vice President, Finance
Nancy Straface, Vice President, Human Resources
Bill Thayer, Vice President, Distribution Center
Tom Zambrotta, Vice President, Planning & Allocation

          Section 1.3    Continuation; Effect of Amendment.    The Merger Agreement, as amended by this Amendment, shall continue in full force and effect in accordance with its terms. All references in the Merger Agreement to "the Merger Agreement" or "this Agreement" shall be deemed to refer to the Merger Agreement, as amended by this Amendment.

          Section 1.4    Counterparts.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          Section 1.5    Governing Law.    All disputes, claims or controversies arising out of or relating to this Amendment, or the negotiation, validity or performance of this Amendment, or the transactions contemplated by this Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. The jurisdiction for any litigation arising out of or relating to this Amendment, or the negotiation, validity or performance of this Amendment, or the transactions contemplated by this Amendment shall be determined in accordance with the Merger Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

LOEHMANN'S HOLDINGS INC.
By:	/s/ WILLIAM J. FOX
Name:	William J. Fox
Title:	Co-Chairman
DESIGNER APPAREL HOLDING COMPANY
By:	/s/ DAVID CROSLAND
Name:	David Crosland
Title:	Executive Director
DAH MERGER CORPORATION
By:	/s/ DAVID CROSLAND
Name:	David Crosland
Title:	Executive Director

Appendix B

PETER J. SOLOMON COMPANY, L.P.	520 Madison Avenue NEW YORK, NEW YORK 10022

April 22, 2004

Board of Directors and Special Committee of the Board of Directors
Loehmann's Holdings Inc.
2500 Halsey Street
Bronx, NY 10461

Ladies and Gentlemen:

        We understand that Loehmann's Holdings Inc. ("Loehmann's" or the "Company"), Designer Apparel Holding Company ("Parent"), and DAH Merger Corporation, a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger, draft dated as of April 22, 2004 (the "Agreement"), which provides for, among other things and subject to the terms and conditions thereof, for the merger of Sub with and into the Company (the "Merger"). As a result of the Merger, Sub shall cease to exist and the Company shall continue as the surviving corporation. Pursuant to the Merger, each share of the Company's common stock, par value of $0.01 per share ("Company Common Stock"), shall be converted into the right to receive an amount in cash equal to $23.00 per share. We further understand that Alpine Associates, L.P. (the "Significant Stockholder"), which beneficially owns or has the power to vote approximately 32.69% of the outstanding Company Common Stock, proposes to enter into a voting agreement, draft dated as of April 22, 2004 (the "Voting Agreement"), whereby the Specified Stockholder will vote its shares of Company Common Stock in favor of the Merger, the Agreement and the transactions completed thereby. We also understand that Parent and Sub intend to retain Mr. Robert N. Friedman as President and Chief Executive Officer and Mr. Robert Glass as Chief Operating Officer and Chief Financial Officer in their same positions pursuant to new employment agreements.

        You have asked us to advise you with respect to the fairness to the holders of Company Common Stock from a financial point of view of the consideration to be received by the holders of Company Common Stock in connection with the Merger.

        For purposes of the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available financial statements and other information of the Company;

  (ii)
  reviewed certain internal financial statements, and projections relating to earnings and cash flow (the "Projections") and other financial and operating data concerning the Company prepared by the management of the Company;

  (iii)
  discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

  (iv)
  reviewed the reported prices and trading activity of the Company Common Stock;

  (v)
  compared the financial performance and condition of the Company and the reported prices and trading activity of Company Common Stock with that of certain other comparable publicly traded companies and their securities;

  (vi)
  reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

  (vii)
  participated in certain discussions among representatives of each of the Company and Parent;

  (viii)
  reviewed the Agreement dated April 22, 2004, the Voting Agreement dated April 22, 2004 and certain related agreements; and

B-1

  (ix)
  performed such other analyses and took into account such other matters as we have deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion, and we have not assumed any responsibility for independent verification of such information. We have further relied on the assurances of management of the Company that they are not aware of any facts that would make any such information inaccurate or misleading. With respect to the Projections and other information provided to us, we have assumed that such Projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further assumed that the final forms of the Agreement and Voting Agreement will be substantially the same as the draft Agreement and draft Voting Agreement, respectively, described above. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of April 22, 2004.

        For purposes of rendering this opinion we have assumed, in all aspects material to our analysis, that the representations and warranties of each party to the Agreement and all related documents are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party thereunder and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

        In connection with the preparation of this opinion, other than a limited number of contacts specifically authorized by the Company, we were not authorized by the Company to solicit, nor have we solicited, interest from any party with respect to a merger or other business combination transaction involving the Company or its assets. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.

        We have acted as financial advisor to the Special Committee of the Board of Directors (the "Special Committee") of the Company in connection with this transaction and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion.

        This letter is provided for the information and assistance of the Special Committee and the Board of Directors of the Company in connection with their consideration of the Merger. This letter does not constitute a recommendation to any holder of Company Common Stock as to how any such holder should vote on the Merger or the Agreement.

        We are not expressing any opinion herein as to the prices at which the Company Common Stock will trade following the announcement of the Merger. In addition, the opinion does not address the Company's underlying business decision to proceed with the Merger.

        Based upon, and subject to, the foregoing, we are of the opinion that on the date hereof, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of Company Common Stock.

Very truly yours,
/s/ PETER J. SOLOMON COMPANY, L.P. PETER J. SOLOMON COMPANY, L.P.

        TEL: 212-508-1600                FAX: 212-508-1622                E-MAIL:info@pjsc.com        www.pjsc.com

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Appendix C

DELAWARE CODE
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SECTION 262 APPRAISAL RIGHTS.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved and adopted pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

VOTING AGREEMENT

        THIS VOTING AGREEMENT (the "Agreement"), dated as of April 22, 2004, is entered into between DESIGNER APPAREL HOLDING COMPANY ("Parent") and the stockholders named on the signature pages hereto (each a "Stockholder" and collectively, the "Stockholders"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

W I T N E S S E T H:

        WHEREAS, Loehmanns Holdings Inc., a Delaware corporation (the "Company"), Parent and DAH Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the "Merger");

        WHEREAS, each Stockholder is the sole beneficial owner (including sole beneficial voting power) of the shares of Company Common Stock set forth opposite such Stockholder's name on the applicable signature page hereto (such Stockholder's "Existing Shares" and, together with any shares of Company Common Stock or other voting capital stock of the Company acquired by such Stockholder after the date hereof, such Stockholder's "Shares"); and

        WHEREAS, concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent's willingness to enter into the Merger Agreement, each Stockholder has agreed to vote all of its Shares pursuant to the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and intending to be legally bound, the parties agree as follows:

        1.    Voting of Shares.    Until the termination of this Agreement in accordance with the terms hereof, each Stockholder hereby agrees that, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, and in connection with any action of the stockholders of the Company taken by written consent, such Stockholder will:

          (a)   appear in person or by proxy at each such meeting or otherwise cause the Shares beneficially owned by such Stockholder to be counted as present at such meeting for purposes of calculating a quorum; and

          (b)   (i) unless Parent votes such Shares directly pursuant to the proxy granted in Section 2 hereof, vote (or cause to be voted) such Shares, in person or by proxy, or deliver a written consent with respect to such Shares, in favor of adoption of the Merger Agreement, approval of the Merger and any other action of the Company Stockholders requested in furtherance thereof; (ii) unless Parent votes such Shares directly pursuant to the proxy granted in Section 2 hereof, vote (or cause to be voted) such Shares, in person or by proxy, against, and not deliver any written consent with respect to such Shares in favor of (x) any action or agreement submitted for approval of the Company Stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement; and (y) any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the Company Stockholders that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company Certificate of Incorporation or Company Bylaws; or (F) any other material change in the Company's corporate structure or business, unless, with respect to any of (A) through (F) above, Parent shall instruct such Stockholder in writing to vote in favor of, or deliver a consent with respect to, such actions.

        2.    Proxy.

          2.1   Each Stockholder by this Agreement does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, during and for the Proxy Term (as hereinafter defined), as such Stockholder's true and lawful attorney and irrevocable proxy, for and in such Stockholder's name, place and stead, to vote each of such Shares as such Stockholder's proxy, at every meeting of the Company Stockholders or any adjournment thereof or in connection with any written consent of the Company Stockholders, or, as applicable, to instruct and direct DTC, Bear Stearns, Credit Suisse First Boston or any other holder of record of the Shares to vote its Shares or execute its proxy with respect to such Shares at every meeting of the Company Stockholders or any adjournment thereof or in connection with any written consent of the Company Stockholders, (i) in favor of adoption of the Merger Agreement, approval of the Merger and any other action of the Company Stockholders requested in furtherance thereof; (ii) against any action or agreement submitted for approval of the Company Stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the Company Stockholders that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company Certificate of Incorporation or Company Bylaws; or (F) any other material change in the Company's corporate structure or business, unless, with respect to any of (A) through (F) above, Parent shall determine to vote or consent in favor of such actions. Each Stockholder intends this proxy to be irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Shares.

          2.2   For purposes of this Agreement, "Proxy Term" shall mean the period from the execution of this Agreement until the earlier of (i) the date on which the Merger Agreement is terminated in accordance with its terms or (ii) the Effective Time.

        3.    Acknowledgment of Reliance.    Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

        4.    No Inconsistent Agreements.    Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered, and such Stockholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares beneficially owned by such Stockholder and (b) has not granted, and such Stockholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares beneficially owned by such Stockholder, other than the proxy granted pursuant to Section 2 hereof.

        5.    Representations and Warranties of the Stockholders.    Each Stockholder hereby represents and warrants to Parent as follows:

          5.1    Authorization; Validity of Agreement; Necessary Action.    Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Stockholder, and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of Stockholder, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles.

          5.2    Ownership.    The Existing Shares are, and such Existing Shares and any additional Shares will be, beneficially owned by Stockholder. As of the date hereof, the number of shares of Company Common Stock owned by Stockholder is listed opposite Stockholder's name on the signature page hereto. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock owned by or for which voting power or disposition power is held or shared by Stockholder or any of its affiliates (except for shares owned beneficially and of record by any affiliates of Stockholder that are parties to a Voting and Support Agreement with Parent in the form of this Agreement). For purposes of this Agreement, (i) "affiliates" shall mean persons controlled by, under the control of or under common control with Stockholder and, (ii) "control" of a person or entity shall mean the possession, directly or indirectly, of the power to direct the management and policies of such person or entity, whether through the ownership of voting securities, contract or otherwise. Stockholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1, 2, 4 and 6 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Stockholder has good and marketable title to the Existing Shares, free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and encumbrances of any nature whatsoever ("Liens"), and Stockholder will have good and marketable title to such Existing Shares and any additional Shares, free and clear of any Liens.

          5.3    No Violation.    The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to

  Stockholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, prevent or materially delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          5.4    Consents and Approvals.    The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations under this Agreement will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on the law, ordinance or regulation of any applicable Governmental Entity, except for the filing of an amendment to Stockholder's Schedule 13D and for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, prevent or materially delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          5.5    Absence of Litigation.    As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder before or by any Governmental Entity that could impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          5.6    Absence of Agreements with the Company.    There are no existing Agreements or arrangements between Stockholder or any of its affiliates, on one hand, or the Company or any of its Subsidiaries, on the other hand, relating to the Shares beneficially owned by Stockholder or any other securities of or investment in the Company.

        6.    Covenants of the Stockholders.    Each Stockholder hereby covenants and agrees as follows:

          6.1   While this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a "Transfer") or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or entity or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares beneficially owned by Stockholder, any Shares acquired by Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into Company Common Stock, any other capital stock of the Company or any interest in any of the foregoing with any person or entity.

          6.2   In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

          6.3   During the term of this Agreement it shall not, and shall not authorize any of its representatives to, and shall not permit any of its representatives to, directly or indirectly, (a) solicit, initiate or encourage, or take any other action to facilitate, the submission of any

  Acquisition Proposal or any proposal with respect to any matter described in Section 6.1 hereof or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person or entity any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that beginning on the date as of which the Company has delivered to Parent written notice as described in Section 5.5(c)(ii)(B) of the Merger Agreement (the "Superior Proposal Notice") and ending when the Company no longer has the right to terminate the Merger Agreement pursuant to Section 7.1(d)(ii) of the Merger Agreement, upon prior written notice to Parent, Stockholder may furnish information and enter into discussions with the person making the Superior Proposal (as defined in the Merger Agreement) giving rise to the delivery of the Superior Proposal Notice. Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal or any matter described in Section 6.1, and Stockholder will take all necessary steps to inform its respective representatives of the obligations undertaken by Stockholder pursuant to this Section 6.3.

          6.4   While this Agreement is in effect, it shall notify Parent promptly (and in any event within one business day) in writing of (i) the number of any additional Shares acquired by Stockholder, if any, after the date hereof and (ii) any such inquiries or proposals that are received by, any such information which is requested from, or any such negotiations or discussions that are sought to be initiated or continued with, Stockholder with respect to any matter described in Section 6.1 or 6.3.

          6.5   Stockholder will not take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

        7.    Miscellaneous.

          7.1    Termination.    Sections 1, 2, 4 and 6 of this Agreement, and any proxy granted pursuant to Section 2, shall terminate upon the earlier of (i) the date on which the Merger Agreement is terminated in accordance with its terms or (ii) the Effective Time. Nothing in this Section 7 shall relieve or otherwise limit any party of liability for breach of this Agreement.

          7.2    Stop Transfer Order.    In furtherance of this Agreement, each Stockholder shall and hereby does authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Existing Shares beneficially owned by such Stockholder and all Shares acquired by such Stockholder after the date hereof.

          7.3    Further Assurances.    From time to time, at the other party's request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement and the Merger Agreement.

          7.4    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Stockholder's Shares. All rights, ownership and economic benefits of and relating to each Stockholder's Shares shall remain vested in and belong to such Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of its Shares, except as otherwise provided herein.

          7.5    Expenses.    All costs and expenses (including legal fees) incurred in connection with this Agreement shall be paid by the party incurring such expenses.

          7.6    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent to:

          Designer Apparel Holding Company
          c/o Crescent Capital Investments, Inc.
          Attn.: David P. Crosland
          75 Fourteenth Street
          24th Floor
          Atlanta, Georgia 30309
          Telephone No.: (404) 920-9002
          Facsimile No.: (404) 920-9001

        with a copy to:

          King & Spalding LLP
          191 Peachtree Street
          Atlanta, GA 30303
          Attention: Kathryn M. Furman
          Facscimile: (404) 572-5146

            (b)   if to a Stockholder, to the address listed next to such Stockholder's name on the applicable signature page hereto.

          7.7    Interpretation.    The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Parent, any Stockholder or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable Law. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

          7.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          7.9    Entire Agreement.    This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          7.10    Governing Law; Jurisdiction.    All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Parent and each Stockholder hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the courts of the State of Delaware and agrees not to plead or claim in any court of the State of

  Delaware that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto hereby irrevocably waives the right to a trial by jury.

          7.11    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.12    Specific Performance.    Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at or in equity.

          7.13    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          7.14    Assignment; Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

[SIGNATURE PAGE TO VOTING AGREEMENT]

        IN WITNESS WHEREOF, the parties have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first above written.

DESIGNER APPAREL HOLDING COMPANY
By:	/s/ DAVID P. CROSLAND Name: David P. Crosland Title: President

VOTING AGREEMENT

Counterpart Signature Page

        IN WITNESS WHEREOF, the undersigned Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

Number of Shares beneficially owned: 1,845,100	ALPINE ASSOCIATES, L.P.
	By:	Eckert Corporation
	Its:	General Partner
	By:	/s/ TODD MASON Name: Todd Mason Title: Vice President
Address for notices:	Alpine Associates, L.P. Attn: Todd Mason 100 Union Ave. Cresskill, New Jersey 07626

VOTING AGREEMENT

Counterpart Signature Page

        IN WITNESS WHEREOF, the undersigned Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

Number of Shares beneficially owned: 246,080	ALPINE PARTNERS, L.P.
	By:	Eckert Corporation
	Its:	General Partner
	By:	/s/ TODD MASON Name: Todd Mason Title: Vice President
Address for notices:	Alpine Partners, L.P. Attn: Todd Mason 100 Union Ave. Cresskill, New Jersey 07626

VOTING AGREEMENT

Counterpart Signature Page

        IN WITNESS WHEREOF, the undersigned Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

Number of Shares beneficially owned: 20,390	ALPINE ASSOCIATES OFFSHORE FUND LTD.
	By:	/s/ TODD MASON Name: Todd Mason Title: Vice President
Address for notices:	Alpine Associates Offshore Fund Ltd. Attn: Todd Mason 100 Union Ave. Cresskill, New Jersey 07626

VOTING AGREEMENT

Counterpart Signature Page

        IN WITNESS WHEREOF, the undersigned Stockholder has signed or has caused this Agreement to be signed by its respective officers or other authorized persons thereunto duly authorized as of the date first written above.

Number of Shares beneficially owned: 88,548	PALISADES PARTNERS, L.P.
	By:	/s/ GORDON A. UEHLING Name: Gordon A. Uehling Title: General Partner
Address for notices:	Palisades Partners, L.P. Attn: Todd Mason 100 Union Ave. Cresskill, New Jersey 07626

VOTE BY TELEPHONE
c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230		Have your proxy card available and call Toll-Free 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your control number, which is listed below and acts as your electronic signature. Follow the simple telephone prompts presented to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the Website www.votefast.com. You will be prompted to enter your control number, which is listed below and acts as your electronic signature. Follow the simple screen prompts presented to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Loehmann's Holdings Inc., c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the Website and cast your vote: www.votefast.com	Vote by Mail Sign and return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on [Day], [Month, Date], 2004 to be counted in the final tabulation.

Your Control Number Is:
\/ Please fold and detach card at perforation before mailing. \/
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [MONTH, DATE], 2004.

In their discretion, named proxies, Robert N. Friedman and Robert Glass, are authorized to vote upon such other matters as may properly come before the Special Meeting and any adjournment or postponement thereof. If you do not complete, sign and return a proxy card, or attend the Special Meeting and vote in person, your shares will count as a vote AGAINST the proposal on the merger agreement and the related merger and will have no effect on the proposal to adjourn or postpone the special meeting. If no instructions are given but the proxy card is signed and returned, this proxy will be voted FOR both proposals.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSALS SET FORTH BELOW

		FOR	AGAINST	ABSTAIN
1.	MERGER AGREEMENT. To approve and adopt the Agreement and Plan of Merger, dated as of April 22, 2004, by and among Loehmann's, Designer Apparel Holding Company and DAH Merger Corporation, as amended by Amendment No. 1 thereto, and the related merger.	☐	☐	☐
2.
	ADJOURNMENT OR POSTPONEMENT. To adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the merger agreement proposal.	☐	☐	☐
SIGNATURE(S):	DATE:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VOTE YOUR SHARES VIA THE INTERNET OR VIA TELEPHONE

Dear Stockholder:

Your vote is important and Loehmann's Holdings Inc. encourages you to submit your proxy electronically via the Internet or via telephone, both of which are available 24 hours a day, seven days a week.

  •
  To submit your proxy electronically via the Internet, go to the Website: http://www.votefast.com and follow the prompts. You must use the control number printed in the box on the reverse side of this card.

  •
  To submit your proxy via telephone, use a touch-tone telephone and call 1-800-542-1160. You must use the control number printed in the box on the reverse side of this card.

Also, if you have any questions or need assistance in voting, please call D. F. King & Co., Inc., toll-free at 1-800-859-8508. Stockholders calling from outside the U.S. and Canada may call collect at 1-212-269-5550. Office hours are weekdays from 8:00 a.m. to 9:00 p.m., and Saturday from 11:00 a.m. to 6:00 p.m., Eastern Daylight Time.

Your vote is important. Thank you for voting.

\/ Please fold and detach card at perforation before mailing. \/

THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LOEHMANN'S HOLDINGS INC.

        The undersigned hereby appoints Robert N. Friedman and Robert Glass, each with full power of substitution and resubstitution, attorneys and proxies of the undersigned to vote all of the outstanding shares of common stock, par value $0.01 per share, of Loehmann's Holdings Inc. ("Loehmann's") that the undersigned is entitled to vote, and with all the power that the undersigned would possess, if personally present, at the Special Meeting of Loehmann's stockholders to be held on                        , 2004 (the "Special Meeting"), or at any adjournment or postponement of the Special Meeting, on the proposals set forth on the reverse side of this proxy.

        All previous proxies given by the undersigned to vote at the Special Meeting or at any adjournment or postponement thereof are hereby revoked, and receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Proxy Statement is hereby acknowledged.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

QuickLinks

SUMMARY TERM SHEET
OWNERSHIP STRUCTURE OF DAH MERGER CORPORATION AT CLOSING
OWNERSHIP STRUCTURE OF THE SURVIVING CORPORATION AFTER THE COMPLETION OF THE MERGER
QUESTIONS AND ANSWERS ABOUT THE MERGER TRANSACTION
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE SPECIAL MEETING
THE COMPANIES
SPECIAL FACTORS
THE MERGER AGREEMENT
THE VOTING AGREEMENTS
MARKET PRICE AND DIVIDEND INFORMATION
SELECTED HISTORICAL FINANCIAL INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN LITIGATION
OTHER MATTERS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER AMONG DESIGNER APPAREL HOLDING COMPANY, DAH MERGER CORPORATION AND LOEHMANN'S HOLDINGS INC. DATED AS OF APRIL 22, 2004

List of Defined Terms
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II THE SURVIVING CORPORATION
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS
ARTICLE VII TERMINATION AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]
EXHIBIT A
FIRST AMENDMENT TO MERGER AGREEMENT
BACKGROUND
EXHIBIT B
[SIGNATURES APPEAR ON FOLLOWING PAGE]
  Appendix B
DELAWARE CODE TITLE 8. CORPORATIONS CHAPTER 1. GENERAL CORPORATION LAW SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION SECTION 262 APPRAISAL RIGHTS.
VOTING AGREEMENT
[SIGNATURE PAGE TO VOTING AGREEMENT]
VOTING AGREEMENT Counterpart Signature Page
VOTING AGREEMENT Counterpart Signature Page
VOTING AGREEMENT Counterpart Signature Page
VOTING AGREEMENT Counterpart Signature Page